Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE

IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT

ARE INDICATED BY [***].

Execution Version

25 November 2024

ANGLO AMERICAN NETHERLANDS B.V.

(as Seller)

and

ANGLO AMERICAN SERVICES (UK) LTD.

(as Seller Guarantor)

and

PEABODY SMC PTY LTD

(as Buyer)

and

PEABODY ENERGY CORPORATION

(as Buyer Guarantor)

AGREEMENT

related to SHARE PURCHASE for

ANGLO AMERICAN AUSTRALIA LIMITED

i

36.	POST-COMPLETION EFFECT OF AGREEMENT	78

37.	WAIVER AND VARIATION	79

38.	INVALIDITY	79

39.	ASSIGNMENT	79

40.	PAYMENTS, SET-OFF AND DEFAULT INTEREST	80

41.	TRANSACTION COMMUNICATIONS	80

42.	NOTICES	81

43.	COSTS	83

44.	RIGHTS OF THIRD PARTIES	83

45.	COUNTERPARTS	84

46.	GOVERNING LAW AND JURISDICTION	84

47.	PROCESS AGENT	84

SCHEDULE 1

	PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES

SCHEDULE 2

	CONSIDERATION ALLOCATION

SCHEDULE 3

	ROYALTY ALLOCATION

SCHEDULE 4

	PRE-COMPLETION OBLIGATIONS

SCHEDULE 5

	COMPLETION OBLIGATIONS

SCHEDULE 6

	SELLER’S WARRANTIES

SCHEDULE 7

	LIMITATIONS ON SELLER LIABILITY

SCHEDULE 8

	TAX COVENANT

SCHEDULE 9

	COMPLETION ACCOUNTS

SCHEDULE 10

	FORMAT OF COMPLETION ACCOUNTS

SCHEDULE 11

	ROYALTY

SCHEDULE 12

	MINING TENEMENTS

SCHEDULE 13

	PROPERTY

ii

SCHEDULE 14

INTELLECTUAL PROPERTY

SCHEDULE 15

SELLER GUARANTEES

SCHEDULE 16

SPECIFIC CONTRACTS

SCHEDULE 17

TERMINATING CONTRACTS

SCHEDULE 18

SEPARATION PRINCIPLES

EXHIBIT 1

EXERCISE NOTICES

EXHIBIT 2

ROYALTY WORKED EXAMPLE

EXHIBIT 3

TRANSITIONAL SERVICES AGREEMENT

iii

THIS DEED is made on 25 November 2024.

BETWEEN

(1)	ANGLO AMERICAN NETHERLANDS B.V., a company incorporated in The Netherlands with registered number 33139747 and having its registered office at 17 Charterhouse Street, London EC1N 6RA (the “Seller”);

(2)

ANGLO AMERICAN SERVICES (UK) LTD., a company incorporated in the United Kingdom with registered number 02295324 and having its registered office at 17 Charterhouse Street, London EC1N 6RA (the “Seller Guarantor”);

(3)

PEABODY SMC PTY LTD, a company incorporated in Queensland, Australia with company number ACN 682 277 587 and having its registered office at Level 14, 31 Duncan Street, Fortitude Valley QLD 4006 (the “Buyer”); and

(4)

PEABODY ENERGY CORPORATION, a company incorporated in the State of Delaware, United States of America with registered number 2864939 and having its registered office at 701 Market Street, St. Louis, Missouri, United States of America (the “Buyer Guarantor”).

RECITALS

(A)	On the exercise of the Put Option or Call Option subject to the terms of this Deed, the Seller wishes to sell and the Buyer wishes to acquire the Company’s entire issued share capital.

(B)	The Seller Guarantor has become a party to this Deed for the purpose of entering into the guarantee and indemnity set out in Clause 22.

(C)	The Buyer Guarantor has become a party to this Deed for the purpose of entering into the guarantee and indemnity set out in Clause 24.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, unless the context otherwise requires or amended by Clause 10.4:

“1936 Tax Act” means the Income Tax Assessment Act 1936 (Cth);

“1997 Tax Act” means the Income Tax Assessment Act 1997 (Cth);

“AASC” means Anglo American Steelmaking Coal Pty Ltd (ACN 076 059 679), further details of which are set out in Schedule 1;

“AASCH” means Anglo American Steelmaking Coal Holdings Limited (ACN 079 017 940), further details of which are set out in Schedule 1;

“Accounting Standards” means:

(a)	the Corporations Act’s requirements for the preparation and contents of financial reports; and

(b)	the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board;

“Accounts” means, in respect of the Company, the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss statements and statement of cash flows for the year ending on the Accounts Date, together with the notes to and the reports of the directors in respect of those accounts, as included at document 02.02.05.03 of the Data Room;

“Accounts Date” means 31 December 2023;

“Affiliate” means, in respect of a legal entity, any other legal entity which controls, is controlled by, or is under common control with that legal entity. An entity is deemed to “control” another if it:

(a)	owns directly or indirectly more than 50% of the shares entitled to vote at a general election of directors of such other entity;

(b)	has the right to appoint the majority of the board of directors (or equivalent body) of a legal entity; or

(c)	has the majority voting interest in such other entity if such entity does not have either shares or directors,

and in all cases unless stated otherwise excluding each Group Company and the Moranbah North Entities; but, if the Buyer (or an Affiliate of the Buyer) is the ‘Buyer’ under the Moranbah North SAPA, on and from completion of the transactions contemplated by the Moranbah North SAPA, the term “Affiliates” in respect of the Buyer will include the Moranbah North Entities;

“Agreed Form” means, in relation to a document, the form of that document agreed in writing by or on behalf of the Buyer and Seller as being in agreed form;

“Alternative Financing” has the meaning given in Clause 24.4(g);

“Alternative Recovery Claim” has the meaning given in paragraph 9.2 of Schedule 7;

“Anglo Dawson” means Anglo Coal (Dawson) Limited, further details of which are set out in Schedule 1;

“Anglo Dawson South” means Anglo Coal (Dawson South) Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Eastern Australia” means Anglo American Steelmaking Coal Assets Eastern Australia Limited, further details of which are set out in Schedule 1;

“Anglo German Creek” means Anglo Coal (German Creek) Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Grosvenor” means Anglo Coal (Grosvenor) Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Month End Date” means 1 December 2024, 31 December 2024, 2 February 2025, 2 March 2025, 30 March 2025, 27 April 2025, 1 June 2025, 29 June 2025, 3 August 2025, 31 August 2025, 28 September 2025, 2 November 2025, 30 November 2025, 31 December 2025, 1 February 2026 and 1 March 2026 or such other accounting month end date (including for these purposes any four or five week period end date or equivalent) as notified by the Seller to the Buyer;

“Anglo Roper Creek” means Anglo Coal (Roper Creek) Pty Ltd, further details of which are set out in Schedule 1;

“Anglo Theodore South” means Anglo Coal (Theodore South) Pty Ltd, further details of which are set out in Schedule 1;

“Anticorruption Laws” means all laws, regulations, or orders relating to bribery, or corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, the Criminal Code 1995 (Cth), the Criminal Code 1899 (Qld), the National Anti-Corruption Commission Act 2022 (Cth), the Crimes Legislation Amendment (Combatting Foreign Bribery) Act 2024 (Cth), and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries;

“Anti-trust Authority” means any Authority that has jurisdiction over Anti-trust Laws;

“Anti-trust Laws” means all Laws governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“ASIC” means the Australian Securities and Investment Commission;

“Assumed Liabilities” means all of the Seller’s Liabilities and obligations in connection with the Shares and whether incurred, accrued, arising or connected to the period before, on or after Completion, including all Joint Venture Liabilities and all Environmental Obligations (excluding any Liabilities arising from the Seller’s breach of any Transaction Document or Liabilities described in Clause 17, Tax Covenant Claims for which the Seller is liable);

“Assumed Liability Insurance Amount” has the meaning given in Clause 25.1(d);

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Bank Guarantee Beneficiary” means each beneficiary of a Bank Guarantee (including each beneficiary specified in the table in Part 1 of Schedule 15);

“Bank Guarantees” means any (including replacement or new) guarantees, bonds, credit support arrangements, indemnities and letters of comfort given by or on behalf of the Seller or given by a financial institution on behalf of any Group Company in each case in relation to any Group Company, including those specified in Part 1 of Schedule 15;

“Business Day” means any day other than a Saturday, Sunday or public holiday in the City of London, England or Brisbane, Queensland, Australia; provided, that, for purposes of the Marketing Period, “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close;

“Business Warranties” means the Warranties other than the Fundamental Warranties and the Tax Warranties;

“Business Warranty Claim” means a Claim by the Buyer in respect of a Business Warranty;

“Buyer Deal Team Members” means [***], [***], [***], [***], [***] and [***];

“Buyer Financing Agreements” has the meaning given in Clause 23.1(g);

“Buyer Group” means the Buyer and each of its Affiliates, in each case from time to time and including the Group Companies from Completion and, if applicable, the Moranbah North Entities subject to completion of the transactions contemplated by the Moranbah North SAPA;

“Buyer Refund Amount” has the meaning given in Clause 20.1;

“Buyer Revolver Amendment” has the meaning given in Clause 24.4(f);

“Buyer Revolver Payoff Documentation” has the meaning given in Clause 24.4(f)(ii)(B)(II);

“Buyer Revolving Credit Agreement” has the meaning given in Clause 24.4(f);

“Buyer’s Bank Account” means:

(a)	Bank: [***];

(b)	Bank Address: [***];

(c)	Account Name: [***];

(d)	Account Number: [***];

(e)	Wire ABA: [***];

(f)	ACH ABA: [***]; and

(g)	Swift: [***];

“Call Option” has the meaning given in Clause 2.2;

“Call Option Exercise Period” means the period commencing on the Call Option Exercise Period Commencement Date and ending on the date that is five Business Days after the Call Option Exercise Period Commencement Date;

“Call Option Exercise Period Commencement Date” means the Business Day immediately after the end of the Put Option Exercise Period;

“Capcoal Joint Venture” means the joint venture constituted by the Capcoal JVA;

“Capcoal JVA” means [***];

“Capcoal Manager” means Anglo Coal (Capcoal Management) Pty Limited, further details of which are set out in Schedule 1;

“Capcoal Participating Interest” means the 70% undivided legal and beneficial right, title, and interest held by Anglo German Creek and Jena in the Capcoal Joint Venture;

“Carve-out Accounts” means the audited financial statements in respect of the Carve-out Assets for the financial years ending 31 December 2022 and 31 December 2023, and any subsequent financial year ending at least 90 days prior to the Scheduled Completion Date, and the related statements of comprehensive income (loss), changes in stockholders equity, and changes in cash flows for the financial years then ended;

“Carve-out Assets” means:

(a)	the Group Companies;

(b)	the Moranbah North Assets; and

(c)	the Moranbah North Entities;

“Carve-out Required Information” means:

(a)	the Carve-out Accounts;

(b)

the unaudited balance sheet in respect of the Carve-out Assets as of the last date of each subsequent quarter, other than the fourth quarter in any financial year, ending after 31 December 2023, and at least 45 days prior to the Scheduled Completion Date, and the related statements of comprehensive income (loss), changes in stockholders equity, and changes in cash flows for the financial year then ended for the three months then ending and for the portion of the year to date reviewed by the Seller’s independent auditor;

(c)

historical information reasonably requested by the Buyer in the Buyer’s preparation of the pro forma financial statements required to be included in any Offering Documents for the Financing (including such financial information as the Buyer may reasonably request in order to permit the Buyer to complete any required reconciliation from International Financial Reporting Standards (“IFRS”) to generally accepted accounting principles in the United States and any required reclassifications to conform to the Buyer Group’s financial statement presentation) (it being agreed that the Seller need only assist in the preparation thereof but shall not be required to (x) prepare independently any pro forma financial statements or (y) provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Completion Date or pro forma cost savings, synergies, capitalisation or ownership desired to be incorporated into any information used in connection with such financing or (C) any financial information related to the Buyer Group); and

(d)

all other financial data and other information regarding the Carve-out Assets that is reasonably requested by the Buyer and required for the Buyer to produce customary Offering Documents for private placements of non-convertible bonds pursuant to Rule 144A under the US Securities Act (but for the avoidance of doubt, excluding the Excluded Information); provided that, notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Seller to provide (or be deemed to require the Seller to prepare) any (1) description of all or any portion of the Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of Offering Documents for private placements of non-convertible bonds pursuant to Rule 144A under the US Securities Act, (2) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) segment reporting or consolidating and other financial statements or data required by Rules 3-03(e), 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the US Securities Act, (4) compensation discussion and analysis and other information required by Item 402, 404 or 601 of Regulation S-K under the US Securities Act, (5) any information regarding executive compensation and related pension disclosure rules related to US Securities and Exchange Commission Release Nos. 33-8732A, 34-54302A and IC-27444A, (6) any financial information (other than the historical financial statements detailed in paragraphs (b) and (c) above) that the Seller or the Group, as the case may be, does not maintain in the ordinary course of business, (7) any other information not reasonably available to the Seller under the Seller’s current reporting systems, (8) projections or (9) any other information customarily excluded from Offering Documents for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act (collectively, the “Excluded Information”).

The Carve-out Required Information required to be provided by the Seller pursuant to this Deed shall be subject to the additional limitations set out in Clause 11.13.

For the avoidance of doubt, the financial statements referred to in the foregoing paragraphs (a) and (b) will be prepared in accordance with IFRS and the unaudited financial statements referred to in paragraph (b) will be reviewed by the independent accountants of the Seller as provided in the procedures specified by Public Company Accounting Oversight Board Accounting Standard 4015;

“Carve-outs” means:

(a)	the Jellinbah Carve-out;

(b)	the Moranbah Carve-out; and

(c)	any Pre-emption Carve-out notified in accordance with Clause 10.5;

“Cash” means, in respect of the Group Companies, without duplication:

(a)	cash in hand;

(b)	cash standing to the credit of any account with a bank or other financial institution;

(c)	the Inter-Group Funding Receivables;

(d)	cash equivalents, including liquid or realisable stocks, shares, bonds, treasury bills and other such securities; and

(e)	any cash held as security arising from any pay out of a Bank Guarantee,

and all accrued interest, in each case, as at the Effective Time together with any item required to be included in Cash in accordance with paragraphs 5 or 6 of Schedule 9 and as set out in the Completion Accounts prepared in accordance with Schedule 9;

“Changed Holder Review Application” means in respect of each FPS Environmental Authority, an application to the Scheme Manager under section 33 of the Financial Provisioning Act to make a ‘changed holder review allocation’ (as defined in the Financial Provisioning Act) in respect of the proposed ‘changed holder event’ (as defined in the Financial Provisioning Act) contemplated by the sale of the Shares to the Buyer;

“Changed Holder Review Decision” means, in respect of each FPS Environmental Authority, a ‘changed holder review decision’ (as defined in the Financial Provisioning Act) made by the Scheme Manager in response to the Changed Holder Review Application in respect of the FPS Environmental Authority;

“Claim” means any claim, demand, legal process or cause of action by a party to this Deed whether in contract, tort, at common law or in equity, under statute, or otherwise, including any Tax Covenant Claim;

“Clear Exit Payment” means any payments to be made by the Company or a Subsidiary to permit that Company or Subsidiary to leave the Seller Consolidated Group on Completion clear of any Group Liability in accordance with section 721-35 of the 1997 Tax Act calculated or estimated in accordance with the principles set out in the Seller Tax Sharing Agreement;

“Commissioner” means the Australian Commissioner of Taxation;

“Commitment Letter” means the commitment letter between the Buyer Guarantor, Jefferies Finance LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., KKR Corporate Lending LLC and KKR Capital Markets LLC, dated on or about the date of this Deed, as amended, supplemented or replaced in compliance with this Deed, pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing in part the transactions contemplated by the Transaction Documents;

“Company” means Anglo American Australia Limited, a company incorporated in Victoria, Australia with company number ACN 004 892 371 and having its registered office at Level 11, 201 Charlotte St, Brisbane, Queensland 4000, Australia;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 14;

“Completion Accounts” means the Group’s aggregate balance sheet as at the Effective Time and as prepared, agreed or determined, as the case may be, in accordance with Schedule 9;

“Completion Date” means the date on which Completion takes place;

“Completion Payment” means:

(a)	the Up-front Consideration; minus

(b)	the Deposit (including accrued interest in accordance with Clause 4.3(c)(iii)); plus

(c)	the Estimated Cash; minus

(d)	the Estimated Debt; plus

(e)	the Estimated Working Capital Adjustment;

“Completion Schedule” has the meaning given in Clause 11.5;

“Conditions” means the conditions set out in Clause 9.1;

“Confidential Information” has the meaning given in Clause 30.1;

“Connected Persons” means, in respect of a person, its directors, officers and employees;

“Consideration” has the meaning given in Clause 5.1;

“Consolidated Group” means a multiple entry consolidated group formed in accordance with Part 3-90, as modified by Division 719, of the 1997 Tax Act;

“Consolidated Subsidiaries” means each Subsidiary except for (1) Dawson Sales Pty Ltd; (2) Dawson South Sales Pty Ltd; and (3) German Creek Coal Pty. Limited, in each case, further details of which are set out in Schedule 1;

“Corporations Act” means the Corporations Act 2001 (Cth) as amended from time to time;

“D&O Insurance” has the meaning given in Clause 16.4;

“Data Room” means the electronic data room hosted by Ansarada with the name “Project Oryx” as at 5:00pm AEST on 22 November 2024, an index of which is in Agreed Form;

“Data Room USB Stick” means the USB memory stick containing the contents of the Data Room;

“Dawson Joint Venture” means the joint venture constituted by the Dawson JVA;

“Dawson JVA” means [***];

“Dawson Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Dawson in the Dawson Joint Venture;

“Dawson South Exploration Joint Venture” means the joint venture constituted by the Dawson South Exploration JVA;

“Dawson South Exploration JVA” means [***];

“Dawson South Exploration Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Dawson South in the Dawson South Exploration Joint Venture;

“Dawson South Joint Venture” means the joint venture constituted by the Dawson South JVA;

“Dawson South JVA” means [***];

“Dawson South Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Dawson South in the Dawson South Joint Venture;

“DBCTCo” means Dalrymple Bay Coal Terminal Pty. Ltd., a company incorporated in Queensland, Australia with company number ACN 010 268 167 and having its registered office at Martin Armstrong Drive, Haypoint via Mackay, Queensland 4741;

“Debt” means in respect of the Group Companies the aggregate amount (expressed as a positive number) of the following, without duplication:

(a)

any borrowings from any bank or other financial institution, including in the form of letters of credits (to the extent drawn) but excluding in all cases (i) any rehabilitation guarantees, bonds, assurances or similar provided by the Seller or a Group Company, including in respect of its Mining Tenements, and (ii) any Seller Guarantees. For the avoidance of doubt, this paragraph (a) includes any cash standing to the debit of any account with a bank or other financial institution;

(b)	any indebtedness evidenced by any bond, note, loan stock, debenture or similar instrument;

(c)

any obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading and other than factoring or discounting without recourse);

(d)

any asset or liability in respect of interest rate, currency or commodity swap, forward contract, cap, collar or other hedging agreement or arrangement (valued as if terminated at Completion and any such assets will be included in Debt as a negative figure);

(e)	any corporation or profit based tax liabilities or assets (and any such assets will be included in Debt as a negative figure);

(f)	any sell-side transaction-related costs to the extent payable by a Group Company after the Effective Time, excluding any GST other than Irrecoverable GST;

(g)	any Transaction Bonuses;

(h)	the Inter-Group Funding Payables;

(i)

any guarantees in respect of any obligation under limbs (a) to (h) above (but excluding any rehabilitation guarantees, bonds, assurances or similar provided, including in respect of the Mining Tenements), but only to the extent drawn or called as of the Effective Time;

(j)

any break fees or prepayment penalties or premiums, incurred in relation to the repayment or termination of any of the matters referred to in limbs (a) to (i) above, but solely to the extent such repayment or termination is a necessary consequence of Completion or results from actions taken before the Effective Time; and

(k)	any accrued but unpaid interest on any of the matters referred to in limbs (a) to (j) above up to the Effective Time,

in each case as at the Effective Time together with any item required to be included in Debt in accordance with paragraphs 5 and 6 of Schedule 9, and as set out in the Completion Accounts prepared in accordance with Schedule 9;

“Deferred Fixed Consideration” means the First Deferred Payment, the Second Deferred Payment, the Third Deferred Payment and the Fourth Deferred Payment;

“Deposit” has the meaning given in Clause 4.1;

“Disclosed” means disclosed with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed;

“Disclosure Letter” means the disclosure letter dated on or about the date of this Deed, delivered by or on behalf of the Seller to the Buyer immediately before signing this Deed;

“Disclosure Material” means the following information and documents provided by the Seller Group or its Representatives to the Buyer Group (excluding the Moranbah North Entities) or its Representatives before the date of this Deed:

(a)	the information and documents contained in the Data Room (including the Vendor Reports);

(b)	the written responses (including any attachments to those responses) given to any written questions submitted by the Buyer Group or its Representatives included in the Data Room;

(c)	all written information and documents provided during any site visit to the Mining Tenements or the Properties;

(d)

any management presentations and information memoranda in relation to the transaction completed by this Deed or the Moranbah North SAPA (including the ‘Information Memorandum’ at document 01.03.01 in the Data Room and the management presentations in folder 01.05 in the Data Room) and all written and verbal information provided during the question and answer process of any management presentations; and

(e)	all information (including in any attachments) in the Disclosure Letter or in any disclosure letter provided to the Buyer (or its Affiliate) pursuant to the Moranbah North SAPA;

“Dispute” has the meaning given in Clause 46.3;

“Draft Completion Accounts” has the meaning given in paragraph 1 of Schedule 9;

“Duty” means any stamp, transaction, transfer, landholder or registration duty or similar charge imposed by a Tax Authority and any interest and penalties payable in connection with such duty or similar charge;

“Effective Time” means immediately before Completion;

“Employee” means any employee of a Group Company;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention, voting agreement or any other security agreement or arrangement, but excluding any Permitted Encumbrance;

“End of Month Date” means the next Business Day after the first Anglo Month End Date to occur after the completion of the Moranbah North SAPA;

“Environment” means any or all of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); and soil and land (including buildings) and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man);

“Environmental Authorisation” means any authorisation, approval, permit, licence, consent, registration or authority required by any Environmental Law;

“Environmental Law” means a Law, regulating or otherwise relating to the Environment, including land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, protected flora and fauna, Hazardous Substances, or any other aspect of protection of the Environment or associated administration, notices, investigations or prosecutions;

“Environmental Obligation” means an obligation of an Indemnified Party arising out of, relating to, associated with, or in respect of:

(a)	the abandonment, reclamation, remediation, decommissioning, rehabilitation, restoration or contamination of or in relation to;

(b)

clean-up, remediation, removal, response or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any claim, demand, legal proceeding or cause of action based on Environmental Law in relation to; or

(c)	any notice, order, direction or requirement given under an Environmental Law (including in relation to the provision of security, financial assurance or other financial support) in relation to,

in each case, the Mining Tenements or the Properties, which has arisen or accrued before or on Completion and remains unsatisfied as at Completion or arises or accrues after Completion;

“Escalation Event” has the meaning given in Clause 12.4;

“Estimated Cash” means the Seller’s good faith estimate of the Cash notified by the Seller to the Buyer pursuant to Clause 11.5(a);

“Estimated Debt” means the Seller’s good faith estimate of the Debt notified by the Seller to the Buyer pursuant to Clause 11.5(b);

“Estimated Inter-Group Funding Payables” means the Seller’s good faith estimate of the Inter-Group Funding Payables notified by the Seller to the Buyer pursuant to Clause 11.5(b);

“Estimated Inter-Group Funding Receivables” means the Seller’s good faith estimate of the Inter-Group Funding Receivables notified by the Seller to the Buyer pursuant to Clause 11.5(a);

“Estimated Working Capital” means the Seller’s good faith estimate of the Working Capital notified by the Seller to the Buyer pursuant to Clause 11.5(c);

“Estimated Working Capital Adjustment” means the amount (which may be a positive or negative number) equal to the Estimated Working Capital minus the Working Capital Target;

“Exchange Rate” means with respect to a particular currency for a particular day:

(a)	to convert into US dollars, the mid-point spot rate of exchange for that currency into US dollars at the rate quoted by Bloomberg as at 4:00pm (London time) two Business Days before the relevant day;

(b)

to convert into AU dollars, the mid-point spot rate of exchange for that currency into AU dollars at the rate quoted by Bloomberg as at 4:00pm (London time) two Business Days before the relevant day; or

(c)

to convert into any currency other than AU dollars or US dollars, the mid-point spot rate of exchange for that currency into the relevant currency at the rate quoted by Bloomberg as at 4:00pm (London time) two Business Days before the relevant day;

“Excluded Claim” means a Claim in respect of Clauses 17.4, 18.4, 19.3 or 26;

“Exercise Notice” means:

(a)	in respect of the Seller, a notice to exercise the Put Option (substantially in the form set out in Part 2 in Exhibit 1); or

(b)	in respect of the Buyer, a notice to exercise the Call Option (substantially in the form set out in Part 1 in Exhibit 1);

“Exempted Amount” means any sums transferred or distributed from the Seller to, or for the benefit of, the Seller Guarantor after the date of this Deed that is owing to the Seller Guarantor from the Seller or to which the Seller Guarantor is entitled by way of dividend declared by the Seller;

“Existing Insurance Policies” has the meaning given in Clause 27.1;

“Exxaro” means Exxaro Australia Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 063 427 369 and having its registered office at ‘PricewaterhouseCoopers’ Level 15, 125 St Georges Terrace, Perth, Western Australia 6000;

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Cth);

“Federal Treasurer” means the Treasurer of the Commonwealth of Australia;

“Fee Letter” has the meaning given in Clause 23.1(g);

“Financial Provisioning” means any security (including any bank guarantee), financial assurance, contribution and / or surety required by the State, the Scheme Manager and / or any other Authority in respect of either or both a Mining Tenement and / or an Environmental Authorisation (including in connection with the sale of the Shares to the Buyer under this Deed or a change in control in respect of the Mining Tenements as contemplated by this Deed) under the Environmental Protection Act 1994 (Qld) and the Resources Acts;

“Financial Provisioning Act” means the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld);

“Financing” means the financing incurred or intended to be incurred pursuant to the Commitment Letter and the permanent financing described in the Commitment Letter;

“Financing Conditions” means the conditions precedent to obtaining the Financing set forth in the Commitment Letter;

“Financing Sources” means the entities that have committed to provide any portion of the Financing or have otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing (other than a Buyer Group member), including the agents, arrangers and lenders that are parties to the Commitment Letter (including the agents, arrangers and lenders party to any joinder agreements, or any similar agreement pursuant to which the Commitment Letter is modified, supplemented, extended or replaced to add agents, arrangers, lenders or similar entities as parties thereto who had not executed the Commitment Letter as the date of this Deed, entered into in connection therewith), together with their respective Representatives, trustees, shareholders, members and controlling persons and the respective successors and assigns of any of the foregoing;

“First Deferred Payment” means $71,170,000;

“First Longstop Date Extension Period” has the meaning given in Clause 9.8;

“Fourth Deferred Payment” means $101,170,000;

“FPS Environmental Authorities” means each Environmental Authorisation in respect of which Financial Provisioning has been provided under the Financial Provisioning Act;

“Fundamental Warranties” means the Warranties in paragraphs 2, 3, 5 and 13.3 of Schedule 6;

“Fundamental Warranty Claim” means a Claim by the Buyer in respect of a Fundamental Warranty;

“Grosvenor Contingent Consideration” means the ‘Deferred Fixed Consideration’ and the ‘Grosvenor Contingent Consideration’ each as defined in the Moranbah North SAPA;

“[***]” has the meaning given in the Moranbah North SAPA:

“Grosvenor Manager” means Anglo Coal (Grosvenor Management) Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 153 794 122 and having its registered office at Level 11, 201 Charlotte Street, Brisbane, Queensland 4000;

“Grosvenor Royalty” means the ‘Royalty’ as defined in the Moranbah North SAPA;

“Group” means the Company and each Subsidiary, excluding the Moranbah North Entities and any Subsidiary transferred in accordance with the Carve-outs;

“Group Assets” has the meaning given in the definition of Separation;

“Group Company” means any Group member;

“Group Information Schedule” means Schedule 1;

“Group Liability” has the meaning given to that term in section 721-10 of the 1997 Tax Act, having regard to the table set out in subsection 721-10(2) of the 1997 Tax Act;

“GST” has the meaning given in the GST Act or any other goods and services tax, value added tax or similar tax, whether chargeable in Australia or elsewhere;

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“GST Amount” has the meaning given in Clause 32.3(a);

“GST exclusive consideration” has the meaning given in Clause 32.3(a);

“GST Group” has the meaning given in the GST Act;

“Guaranteed Obligations” means all the Buyer’s obligations under or in respect of this Deed;

“Hazardous Substance” means any substance which is, or may be, hazardous, toxic, dangerous or polluting or which is regulated by any Law relating to the Environment;

“Head Company” has the meaning given to that term in section 995-1 of the 1997 Tax Act by reference to section 719-75 of the 1997 Tax Act;

“HTM” means Half-Tide Marine Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 084 470 959 and having its registered office at DBCT M S F283, Martin Armstrong Drive, Hay Point, Queensland 4740;

“Indemnified Party” means the Seller and all of its Affiliates and Representatives and each officer, employee and agent of such persons;

“[***]” has the meaning given in Clause 17.1;

“[***]” has the meaning given in Clause 17.2;

“Initial Longstop Date” means 5.00 p.m. on the date which is nine months from the date of this Deed;

“Inter-Group Funding Payables” means the amounts (expressed as a positive number), together with interest accrued on all such amounts, owing from a Group Company to the Seller or any Seller’s Affiliate, but excluding Inter-Group Trading Amounts and amounts in respect of the Terminating Contracts, as set out in the Completion Accounts prepared in accordance with Schedule 9;

“Inter-Group Funding Receivables” means the amounts, together with interest accrued on all such amounts, owing from the Seller or any Seller’s Affiliate to a Group Company, but excluding Inter-Group Trading Amounts and amounts in respect of the Terminating Contracts, as set out in the Completion Accounts prepared in accordance with Schedule 9;

“Inter-Group Trading Amounts” means any amount of an ordinary trading nature between a Group Company and the Seller or any Seller’s Affiliate;

“Irrecoverable GST” means any amount in respect of GST a person has incurred which neither that person nor (where applicable) any other member of the same GST Group as such person is entitled to recover (by way of credit, repayment, refund or otherwise) from any relevant Tax Authority pursuant to and determined in accordance with any relevant law;

“Jellinbah” means Jellinbah Group Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 010 754 793 and having its registered office at Level 20, 66 Eagle Street, Brisbane, Queensland 4000;

“Jellinbah Carve-out” means the transfer of the Jellinbah Seller from the Group to Anglo American Australia Holdings Pty Limited or any other member of the Seller Group and such transfer having been approved and recorded in the share register of the Jellinbah Seller;

“Jellinbah Seller” means Anglo Coal (Jellinbah) Holdings Pty Ltd, a company incorporated in Queensland, Australia, with company number ACN 099 344 993 and having its registered office at Level 11, 201 Charlotte Street, Brisbane, Queensland 4000;

“Jellinbah SPA” means [***];

“Jena” means Jena Pty. Limited, a company incorporated in Australian Capital Territory, Australia with company number ACN 008 571 079 and having its registered office at Level 11, 201 Charlotte Street, Brisbane, Queensland 4000, as trustee for the Jena Unit Trust having Australian Business Number 50 008 791 131;

“Joint Venture Agreements” means (as applicable) the:

(a)	Capcoal JVA;

(b)	Dawson JVA;

(c)	Dawson South JVA;

(d)	Dawson South Exploration JVA;

(e)	Theodore South JVA;

(f)	Moranbah South EJVA; and

(g)	Roper Creek JVA;

“Joint Venture Liabilities” means all of any Group Company’s Liabilities and obligations in relation to the Joint Ventures or the Joint Venture Agreements (whether arising before, on or after Completion), including any obligation to pay a cash call or other called sum (however described) pursuant to each Joint Venture Agreement;

“Joint Venture Participants” means each party (other than a Group Company) to the Joint Venture Agreements;

“Joint Ventures” means (as applicable) the Capcoal Joint Venture, Dawson Joint Venture, Dawson South Joint Venture, Dawson South Exploration Joint Venture, Theodore South Joint Venture, Moranbah South Joint Venture and the Roper Creek Joint Venture;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Leads” has the meaning given in Clause 12.6;

“Liabilities” includes all liabilities (whether actual, contingent or prospective), losses, damages, penalties, claims, demands, proceedings, costs and expenses of whatever description provided that, for the avoidance of doubt, the definition of ‘Liabilities’ will not apply to the definitions of ‘Cash’, ‘Debt’, ‘Working Capital’, ‘Inter-Group Funding Payables’, ‘Inter-Group Funding Receivables’, or ‘Inter-Group Trading Amounts’, any estimates of such defined terms or the accounting policies in Schedule 9;

“Longstop Date” means the Initial Longstop Date, as extended in accordance with Clauses 9.8 to 9.10, or such other time and date as may be agreed in writing between the Seller and the Buyer;

“MAC Cure Date” means the earlier of:

(a)	90 days after the date of the notice from the Seller under Clause 13.2; and

(b)	10 Business Days before the Scheduled Completion Date;

“Management Accounts” means the unaudited management accounts for:

(a)

the ‘Steelmaking Coal’ operating segment (as referred to in the Anglo American plc annual report), consisting of the balance sheet as at 27 October 2024 and the profit and loss for the period from the Accounts Date to 27 October 2024; and

(b)

‘Corporate Australia’ (comprising the Company, Anglo American Australia Holdings Pty Limited, Anglo American Exploration (Australia) Pty Limited and Anglo American Australia Finance Limited), consisting of the balance sheet as at 31 October 2024 and the profit and loss for the period from the Accounts Date to 31 October 2024, as contained in documents 02.02.11.01 and 02.02.11.02 of the Data Room;

“Marketing Period” means, prior to the date which is five Business Days prior to the date which is the Anglo Month End Date prior to the Anglo Month End Date immediately prior to the earliest Pre-emption Expiry (it being agreed, by way of example, that if the Pre-emption Expiry is September 2, 2025, then the Marketing Period shall not apply after July 28, 2025), the first period of twenty-five (25) consecutive Business Days beginning after the Buyer receives the Carve-out Required Information, provided that:

(a)

if the annual or quarterly financial statements constituting Carve-out Required Information would be required to be updated pursuant to such definition during such twenty-five (25) consecutive Business Day period (and have not been updated prior to such period), then the Marketing Period will not be deemed to commence until (and will not be deemed to restart any earlier than) the earliest date on which the Seller furnishes the Buyer with the applicable updated financial statements (giving effect to the notwithstanding paragraph below);

(b)

if any of the financial statements included in the Carve-out Required Information are restated, the Seller announces an intent to restate any such financial statements or that any such restatement is under consideration or may be a possibility, or the board of directors of Seller determines that a restatement of any such financial statements is required, then the Marketing Period will be deemed not to resume unless and until (and will not be deemed to restart any earlier than) such restatement has been completed or the Seller has determined that no restatement is required in accordance with IFRS consistently applied (giving effect to the notwithstanding paragraph below);

(c)

if the Carve-out Required Information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Carve-out Required Information, in the light of the circumstances under which they were made, not misleading, then the Marketing Period will not be deemed to resume unless and until such Carve-out Required Information has been updated or amended so that there is no longer any such untrue statement or omission (giving effect to the notwithstanding paragraph below);

(d)

if the financial statements included in the Carve-out Required Information are not sufficient at any time during such twenty-five (25) consecutive Business Day period (giving effect to the notwithstanding paragraph below) to permit the Seller’s independent auditor to issue a customary “comfort” letter to the relevant Financing Sources, including as to customary “negative assurance” and change period comfort, in order to consummate the Financing, then the Marketing Period will not be deemed to resume unless and until such financial statements are sufficient to permit the Seller’s independent auditor to issue such customary comfort letter in order to consummate the Financing; and

(e)

(x) if such twenty-five (25) consecutive Business Day period has not ended on or prior to (i) December 20, 2024, then such period will commence no earlier than January 2, 2025, (ii) August 15, 2025, then such period will not commence until September 2, 2025, and (iii) December 19, 2025, then such period will not commence until January 5, 2026, and (y) November 27, 2024 through November 29, 2024, January 20, 2025, February 17, 2025, May 26, 2025, June 19, 2025, July 4, 2025, November 26, 2025 through November 28, 2025 will not be Business Days for purposes of calculating the twenty-five (25) consecutive Business Day period and such twenty-five (25) consecutive Business Day period will toll during such times (but will not be required to re-start following such tolling).

Notwithstanding anything included herein to the contrary (other than with respect to paragraph (e) above), the Seller may provide updates to the Carve-out Required Information during such Marketing Period with more recent information regarding the Carve-out Assets, including financial statements, related financial data and information related to the financial position, results of operations, cash flows and prospects in respect of the Carve-out Assets, and in such event the twenty-five (25) consecutive Business Day period will not be deemed to have been tolled or recommenced. If at any time the Seller will reasonably and in good faith believe that it has provided the Carve-out Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Carve-out Required Information will be deemed to have been satisfied as of the date of such notice, unless the Buyer in good faith reasonably believes the Seller has not completed the delivery of the Carve-out Required Information on such date and, within two (2) Business Days after the date of delivery of such notice, delivers a written notice to the Seller to that effect (stating with specificity which Carve-out Required Information the Seller has not delivered) and, following delivery of such Carve-out Required Information specified in such notice, the Marketing Period will commence; provided, that such written notice from the Buyer to the Seller will not prejudice the Seller’s right to assert that the Carve-out Required Information was, in fact, delivered. Notwithstanding anything in this definition to the contrary, the Marketing Period will be deemed to have been completed on any date on which the Financing has been consummated, including if the proceeds of the Financing are placed into escrow upon consummation.

“Material Adverse Change” means any change, matter, event or circumstance which happens or is announced (or otherwise becomes known to the Buyer or the Seller) after the date of this Deed and before Completion which (individually or when aggregated with all such changes, matters, events or circumstances of a like kind) has had, or is reasonably likely to have, a long-term material adverse effect on the business, assets, operations or financial condition of the Moranbah North Entities, Group Companies, and the Moranbah North Assets taken as a whole, but does not include any change, matter, event, circumstance, or adverse effect (whether alone or in combination):

(a)

that has been Disclosed in the Disclosure Material, this Deed, any other Transaction Document or the Moranbah North SAPA (which the parties agree does not include disclosure of the risk of the mere fact that a change, matter, event or circumstance may occur);

(b)	in relation to compliance with the terms of this Deed, the Moranbah North SAPA and / or any other Transaction Document;

(c)

in relation to the announcement or execution of the transactions contemplated by this Deed, the Moranbah North SAPA and / or any other Transaction Document (including any adverse effect that may arise from threatened or actual loss of, or disruption in, any customer, supplier, vendor, lender, contractor, employee, landlord, lessee, community or government relationships, or by reason of the identity of the Buyer or any communication by the Buyer regarding its plans or intentions with respect to the Group Companies);

(d)	in relation to the satisfaction or waiver of a Condition;

(e)	in relation to the exercise of any Pre-emption Rights;

(f)	agreed to, requested by, or consented to, in writing by the Buyer or the Buyer Guarantor or otherwise arises as a result of any action of the Buyer or its Affiliates;

(g)

of which the Buyer is actually aware as at the date of this Deed (which the parties agree does not include awareness of the risk of the mere fact that a change, matter, event or circumstance may occur);

(h)	in relation to changes in commodity prices (including in connection with coal prices and / or demand for coal), exchange rates or interest rates;

(i)	in relation to general economic, political, business, market, regulatory or financial conditions, or changes in such conditions, applying in the coal mining industry;

(j)

in relation to changes or major disruptions to, or fluctuations in, currency exchange rates, financial, securities or other market conditions in the local, domestic or international financial markets (including prevailing interest rates) generally;

(k)

in relation to activism, acts of terrorism, riot, war (whether or not declared), civil war, armed hostilities, sabotage (including cyberattack), international or national emergency or similar, or the continuation, escalation or worsening thereof, including those that affect the Group Companies and their competitors in any market for the production and supply of coal in a similar manner;

(l)	in relation to any natural disaster, including the worsening of such event;

(m)	in relation to any epidemic, pandemic, disease, outbreak of illness (including COVID-19), including the worsening of such event, other health crisis or public health event;

(n)	in relation to any industrial action, strike, lockout or other labour difficulty (in each case, which has an industry wide impact);

(o)

in relation to any change in any Law (including Tax Laws and Tax rates, state royalties or state royalty rates) (whether such change has taken effect) or the judicial or administrative interpretation of any Law, including its application or non-application, in each case excluding any Law that solely relates to the Group Companies or the assets of the Group Companies;

(p)	in relation to any change in financial reporting standards, accounting policies, accounting standards or generally accepted accounting principles, including their application or non-application; or

(q)	in relation to the non-cash depreciation or amortisation of assets of the Group in the ordinary course.

A failure (or projected failure) by the Group Companies or the Joint Ventures to meet internal projections, budgets, estimates, forecasts or revenue or earning predictions for any period will not, on its own, constitute a Material Adverse Change;

“Material Contract” means:

(a)	the Specific Contracts; and

(b)	any current contract to which a Group Company is a party which had an annual revenue or annual expenditure of AUD 50,000,000 or more in the financial year immediately preceding the date of this Deed;

“Mining Tenements” means the mining tenements as described in Schedule 12;

“Mitsui” means Mitsui Moura Investment Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 088 091 356 and having its registered office at Level 24, 480 Queen Street, Brisbane, Queensland 4000;

“[***]” means [***];

“Moranbah Carve-out” means the transfer of Moranbah North Coal Seller and Moranbah North Coal (No2) Pty Ltd ACN 009 871 425 from the Group to Anglo American Australia Holdings Pty Limited or any other member of the Seller Group and such transfers having been approved and recorded in the share registers of Moranbah North Coal Seller and Moranbah North Coal (No2) Pty Ltd ACN 009 871 425 (as applicable), in each case after completion of the Moranbah North SAPA;

“Moranbah Claim Payment” has the meaning given in Clause 19.3;

“Moranbah Manager” means Anglo Coal (Moranbah North Management) Pty Limited, a company incorporated in Victoria, Australia, with company number ACN 069 603 587 and having its registered office at Level 11, 201 Charlotte Street, Brisbane, Queensland 4000;

“Moranbah North Assets” means MNC Assets as that term is defined in the Moranbah North SAPA;

“Moranbah North Buyer” means Peabody MNG Pty Ltd, a company incorporated in Queensland, Australia with company number ACN 682 278 904 and having its registered office at Level 14, 31 Duncan Street, Fortitude Valley QLD 4006;

“Moranbah North Claim” means any claim by the Moranbah North Buyer against the Moranbah North Sellers (other than, for the avoidance of doubt, the Moranbah North Coal Seller) pursuant to the Moranbah North SAPA, whether in contract, tort or otherwise, including any ‘Tax Covenant Claim’ (as defined in the Moranbah North SAPA) (but excluding any claim in relation to an amount which would constitute a Buyer Refund Amount or Seller Refund Amount);

“Moranbah North Coal Seller” means Moranbah North Coal Pty Ltd, a company incorporated in Victoria, Australia with company number ACN 007 083 249 and having its registered office at Level 11, 201 Charlotte Street, Brisbane, Queensland 4000;

“Moranbah North Entities” means the Moranbah Manager, the Grosvenor Manager and Moranbah Sales;

“Moranbah North Interest” means the MNC Interest as that term is defined in the Moranbah North SAPA;

“Moranbah North JVA” means [***];

“Moranbah North Pre-emption Acceptance Notice” means a notice from one or more of the Japanese Parties under clause 9.4(b) or 9.4(e) of the Moranbah North JVA requiring that the Moranbah North Interest be assigned to one or more of the Japanese Parties;

“Moranbah North SAPA” means the share and asset sale and purchase agreement in respect of the Moranbah North Entities and the Moranbah North Assets, between (1) the Seller; (2) the Seller Guarantor; (3) the Moranbah North Sellers; (4) the Moranbah North Buyer; and (5) the Buyer Guarantor, dated on or around the date of this Deed;

“Moranbah North Sellers” means the Moranbah North Coal Seller, Anglo Eastern Australia and AASCH;

“Moranbah Sales” means Moranbah North Coal (Sales) Pty Ltd, a company incorporated in Victoria, Australia, with company number ACN 069 603 649 and having its registered office at Level 11, 201 Charlotte Street, Brisbane, Queensland 4000, further details of which are set out in Schedule 1;

“Moranbah South EJVA” means [***];

“Moranbah South Joint Venture” means the joint venture constituted by the Moranbah South EJVA;

“Moranbah South Participating Interest” means the 50% undivided legal and beneficial right, title, and interest held by Anglo Grosvenor in the Moranbah South Joint Venture;

“Notice of Decision” means, in respect of each FPS Environmental Authority, a notice given by the Scheme Manager under section 36 of the Financial Provisioning Act in respect of the Changed Holder Review Decision in respect of the FPS Environmental Authority;

“Objection Notice” has the meaning given in paragraph 1.3 of Schedule 9;

“Offering Documents” means offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials (including information memoranda, lender and investor presentations and other marketing documents) to the extent the same are customary and required in connection with the Financing;

“Participating Interest” means (as applicable) each of the:

(a)	Capcoal Participating Interest;

(b)	Dawson Participating Interest;

(c)	Dawson South Participating Interest;

(d)	Dawson South Exploration Participating Interest;

(e)	Theodore South Participating Interest;

(f)	Moranbah South Participating Interest; and

(g)	Roper Creek Participating Interest,

excluding, from the date of completion of any transaction pursuant to a Pre-emption Acceptance Notice, such Participating Interest which is the subject of a Pre-emption Acceptance Notice;

“Permitted Encumbrance” means any of the following:

(a)	a PPS Register security interest registered in the ordinary course of business in connection with an equipment financing, hire purchase, retention of title or similar arrangement;

(b)	any Encumbrance arising under or in connection with a Joint Venture Agreement;

(c)	any mortgage or registration against the Mining Tenements or the Properties that is Disclosed or would have shown on a public enquiry report two Business Days before the date of this Deed;

(d)	any Encumbrance that is Disclosed;

(e)	in respect of the Mining Tenements and the Properties, any reservation or covenant arising under law or arising in respect of the grant of the Mining Tenement;

(f)

a retention of title arrangement under which title is retained by a supplier over goods supplied to any Group Company until payment for such goods is made if such arrangement has been entered into in the ordinary course of business;

(g)	a security interest contemplated by section 12(3)(b) of the PPSA if such commercial consignment has been entered into in the ordinary course of business; and

(h)

a security interest contemplated by section 12(3)(c) of the PPSA if such PPS lease has been entered into in the ordinary course of business and is not a security interest within the meaning of section 12(1) of the PPSA;

“PNC” has the meaning given in Clause 24.4(f);

“PPS Register” means the personal properties securities register established under the PPSA;

“PPSA” means the Personal Property Securities Act 2009 (Cth);

“Pre-emption Acceptance Notice” means:

(a)

in respect of the Capcoal Joint Venture, a notice from Mitsui under clause 7.3(a) of the Capcoal JVA requiring that the relevant Capcoal Participating Interest (being the interest held by one or both of Jena and Anglo German Creek) be transferred to Mitsui;

(b)	in respect of the Dawson South Joint Venture, a notice from Mitsui under clause 7.3 of the Dawson South JVA requiring that the Dawson South Participating Interest be transferred to Mitsui;

(c)

in respect of the Dawson South Exploration Joint Venture, a notice from Mitsui under clause 20.3(a) of the Dawson South Exploration JVA requiring that the Dawson South Exploration Participating Interest be transferred to Mitsui;

(d)

in respect of the Theodore South Joint Venture, a notice from Mitsui under clause 20.3(a) of the Theodore South JVA requiring that the Theodore South Participating Interest be transferred to Mitsui; and

(e)	in respect of the Moranbah South Joint Venture, a notice from Exxaro under clause 18.3 of the Moranbah South EJVA requiring that the Moranbah South Participating Interest be transferred to Exxaro;

“Pre-emption Carve-out” has the meaning given in Clause 10.5;

“Pre-Completion Date Claim” has the meaning given in Clause 27.5(a);

“Pre-emption Exercise Period” means the prescribed period under each Pre-emption Joint Venture Agreement in which the Joint Venture Participant has to give a Pre-emption Acceptance Notice;

“Pre-emption Expiry” has the meaning given in Clause 14.9;

“Pre-emption Joint Venture” means (as applicable) each of the:

(a)	Capcoal Joint Venture;

(b)	Dawson South Joint Venture;

(c)	Dawson South Exploration Joint Venture;

(d)	Theodore South Joint Venture; and

(e)	Moranbah South Joint Venture;

“Pre-emption Joint Venture Agreements” means the:

(a)	Capcoal JVA;

(b)	Dawson South JVA;

(c)	Dawson South Exploration JVA;

(d)	Theodore South JVA; and

(e)	Moranbah South EJVA;

“Pre-emption Offer Notice” means:

(a)

in respect of the Capcoal Joint Venture, a notice from each of Anglo German Creek and Jena under clause 8.3 of the Capcoal JVA in respect of the change of control that would result from completion of this Deed;

(b)

in respect of the Dawson South Joint Venture, a notice from Anglo Dawson South under clause 8.3 of the Dawson South JVA in respect of the change of control that would result from completion of this Deed;

(c)

in respect of the Dawson South Exploration Joint Venture, a notice from Anglo Dawson South under clause 21.3 of the Dawson South Exploration JVA in respect of the change of control that would result from completion of this Deed;

(d)

in respect of the Theodore South Joint Venture, a notice from Anglo Theodore South under clause 21.3 of the Theodore South JVA in respect of the change of control that would result from completion of this Deed; and

(e)

in respect of the Moranbah South Joint Venture, a notice from Anglo Grosvenor under clause 19.3 of the Moranbah South EJVA in respect of the change of control that would result from completion of this Deed;

“Pre-emption Rights” means the preferential rights held by the relevant Joint Venture Participant in and under each Pre-emption Joint Venture Agreement;

“Pre-emption SPA” means:

(a)

in respect of the Capcoal Joint Venture, any agreement to sell the Capcoal Participating Interest held by one or both of Jena and Anglo German Creek to Mitsui in accordance with a Pre-emption Acceptance Notice;

(b)	in respect of the Dawson South Joint Venture, any agreement to sell the Dawson South Participating Interest to Mitsui in accordance with a Pre-emption Acceptance Notice;

(c)	in respect of the Dawson South Exploration Joint Venture, any agreement to sell the Dawson South Exploration Participating Interest to Mitsui in accordance with a Pre-emption Acceptance Notice;

(d)	in respect of the Theodore South Joint Venture, any agreement to sell the Theodore South Exploration Participating Interest to Mitsui in accordance with a Pre-emption Acceptance Notice; and

(e)	in respect of the Moranbah South Joint Venture, any agreement to sell the Moranbah South Participating Interest to Exxaro in accordance with a Pre-emption Acceptance Notice;

“Premium Refund” has the meaning given in Clause 27.3(c);

“Pro forma Financial Information” means, with respect to each Pro forma Financial Information Period, the pro forma profit and loss account and pro forma balance sheet as set out in document 02.02.05.43 in the Data Room;

“Pro forma Financial Information Period” means the year ended on the Accounts Date or the six months ended 30 June 2024, as the context permits;

“Properties” means the real property (whether leasehold or freehold) listed in Schedule 13;

“Purchaser Payment Notification Form” has the meaning given in Clause 8.6;

“Put Option” has the meaning given in Clause 2.1;

“Put Option Exercise Period” means the period commencing on the Put Option Exercise Period Commencement Date and ending on the date that is 15 Business Days after the Put Option Exercise Period Commencement Date;

“Put Option Exercise Period Commencement Date” means the date as determined pursuant to Clause 9.1;

“Recipient” has the meaning given in Clause 32.3(a);

“Refunded Financial Provisioning” means, to the extent the Seller Financial Provisioning is in the form of a cash contribution to the Scheme Manager (or other Authority) in respect of an FPS Environmental Authority and is paid by or on behalf of a Group Company, an amount calculated as follows:

where:

“Cash Contribution” means the amount of the relevant cash contribution paid by or on behalf of the Group Company to the Scheme Manager (or other Authority) in respect of the FPS Environmental Authority; and

“Remaining Period” means the number of days between Completion and the end of the 12-month period in respect of which the Cash Contribution was paid for the FPS Environmental Authority;

“Regulatory Conditions” has the meaning given in Clause 9.2(a)(i);

“Related Transaction Agreements” has the meaning given in Clause 46.4;

“Relief” means:

(a)	any loss, relief, allowance or credit, in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax; or

(b)	any right to a refund or repayment of Tax,

and any reference to the use or set-off of a Relief will be construed accordingly;

“Replacement Bank Guarantee” means in respect of a Bank Guarantee, one or more bank guarantees or other security in favour of the relevant Bank Guarantee Beneficiary, in a form, and on terms, and for an amount, and if applicable, from such institution, as the relevant Bank Guarantee Beneficiary may require, (as notified by the Seller or the Bank Guarantee Beneficiary to the Buyer) as replacement security for the Bank Guarantee;

“Replacement Financial Provisioning” means in respect of any Seller Financial Provisioning, Financial Provisioning in favour of the State (including Financial Provisioning to be paid into the scheme fund in accordance with the Financial Provisioning Act) in a form, and on terms, and for an amount, and, if applicable, from such institution, as the State or Scheme Manager may require (as notified by the Seller, the State or the Scheme Manager to the Buyer) as replacement Financial Provisioning for the Seller Financial Provisioning (including, for the avoidance of doubt, any Financial Provisioning in excess of the Seller Financial Provisioning for any FPS Environmental Authority as at the date of this Deed);

“Reporting Accountants” has the meaning given in paragraph 2.1 of Schedule 9;

“Representatives” means:

(a)	in relation to the Buyer, any Buyer Group member and their respective directors, officers, employees, agents, consultants, advisers, auditors, accountants and Financing Sources; and

(b)	in relation to any other person, its Affiliates and its and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants;

“Resources Acts” means the Mineral Resources Act 1989 (Qld), the Mineral and Energy Resources (Common Provisions) Act 2014 (Qld), the Financial Provisioning Act and the Petroleum and Gas (Production and Safety) Act 2004 (Qld) (as applicable);

“Roper Creek Joint Venture” means the joint venture constituted by the Roper Creek JVA;

“Roper Creek JVA” means [***];

“Roper Creek Participating Interest” means the 86.36% undivided legal and beneficial right, title, and interest held by Anglo German Creek and Anglo Roper Creek in the Roper Creek Joint Venture;

“Royalty” has the meaning given in paragraph 2.3 of Schedule 11;

“Royalty Amount” has the meaning given in paragraph 2.3 of Schedule 11;

“Royalty Amount Dispute” has the meaning given in Schedule 11;

“Rules” has the meaning given in Clause 46.2;

“Sanctioned Person” means a person or entity:

(a)

designated on the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government;

(b)

designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List maintained by the Department of Foreign Affairs and Trade maintained by the Australian Government; the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any equivalent list maintained by the competent sanctions authority of any member state of the EU;

(c)	that is, or is part of, a government of a Sanctioned Territory;

(d)	that is located, organised or residing in any Sanctioned Territory; or

(e)	50% or more directly or indirectly owned or controlled by any of the foregoing;

“Sanctioned Territory” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic;

“Sanctions Laws” means any applicable export control and economic sanctions Laws and regulations of the Commonwealth of Australia, the U.S., the United Nations Security Council, the EU, any member state of the EU and the UK;

“Separation Committee” has the meaning given in Clause 12.5;

“Scheduled Completion Date” means:

(a)

if the Seller has given a notice under clause 15.2 of the Moranbah North SAPA, except where Clause 14.8 applies, subject to paragraph (c), the End of Month Date following the last of the Conditions being satisfied or waived and an Exercise Notice being given;

(b)

if the Seller has not given a notice under clause 15.2 of the Moranbah North SAPA, except where Clause 14.8 applies, subject to paragraph (c), the End of Month Date following the last of the Conditions being satisfied or waived and an Exercise Notice being given (but if the satisfaction or waiver of the last Condition (aside from the conditions in Clauses 9.1(b) and 9.1(c)) is less than five Business Days before that End of Month Date, the following End of Month Date);

(c)	if:

(i)	the Marketing Period has not yet been completed as of the close of business on the day which is at least three Business Days prior to the date determined under paragraph (a) or (b);

(ii)	Pre-emption Expiry would not occur on or prior to the date determined under paragraph (a) or (b); and

(iii)

Pre-emption Expiry would not occur on or prior to a revised Scheduled Completion Date that would apply following a Scheduled Completion Date determined under paragraph (a) or (b) in circumstances where the Buyer does not comply with its obligations under Clause 14.2 on the Scheduled Completion Date and the Seller could give a notice under Clause 14.8 to defer Completion to the next End of Month Date, then the next End of Month Date determined under paragraph (a) or (b) after the Marketing Period has completed;

(d)	where Clause 14.8 applies, the date determined in accordance with Clause 14.8; or

(e)	any other date agreed in writing by the Seller and the Buyer;

“Scheme Manager” has the meaning given to that term in the Financial Provisioning Act;

“Second Deferred Payment” means $144,830,000;

“Second Longstop Date Extension Period” has the meaning given in Clause 9.10;

“Seller Consolidated Group” means the Consolidated Group of which the Consolidated Subsidiaries (and the Company, as applicable) are each a member from time to time before Completion;

“Seller Financial Provisioning” means all (including any replacement or new) Financial Provisioning given by the Seller or on its behalf or given by a financial institution on behalf of any Group Company in relation to the Mining Tenements or Environmental Authorisations (which as at the date of this Deed are specified in the table in Part 2 of Schedule 15);

“Seller Group” means:

(a)	the Seller and each of its Affiliates, in each case from time to time;

(b)	before Completion, the Group Companies; and

(c)	the Moranbah North Entities before completion of the transactions contemplated by the Moranbah North SAPA;

“Seller GST Group” means the GST Group of which AASC is the representative member and one or more Group Companies is a member;

“Seller Guaranteed Obligations” means all the obligations of the Seller under or in respect of this Deed;

“Seller Guarantees” means:

(a)

except to the extent the Seller Financial Provisioning is in the form of a cash contribution to the Scheme Manager (or other Authority) in respect of the FPS Environmental Authorities, the Seller Financial Provisioning; and

(b)	the Bank Guarantees;

“Seller Head Company” means the Head Company of the Seller Consolidated Group;

“Seller Refund Amount” has the meaning given in Clause 20.2;

“Seller Tax Sharing Agreement” means the Tax Sharing Agreement in respect of the Seller Consolidated Group;

“Seller’s Bank Account” means:

(a)	Bank: [***];

(b)	Bank Address: [***];

(c)	Account Name: [***];

(d)	Account Number: [***];

(e)	IBAN: [***];

(f)	Swift Code: [***];

“Seller’s Solicitors” means Latham & Watkins (London) LLP of 99 Bishopsgate, London, United Kingdom EC2M 3XF;

“Senior Executives” has the meaning given in Clause 12.4;

“Separation Plan” means a written plan agreed between the Seller and the Buyer in accordance with Clause 12.1 (or as otherwise agreed between the parties) addressing migration of the Buyer off the Services (including timeframes for that migration) and other issues relating to separation of certain people, processes, contracts, marketing services, technology and data, assets, intellectual property and ongoing projects, including the creation of a separate, standalone SAP instance for the Group (together with the Services, the “Group Assets”) in the period through to the end of the term of the TSA;

“Separation Principles” means the principles set out in Schedule 18;

“Services” has the meaning given in the TSA;

“Shares” means the entire issued share capital of the Company, comprising, as at the date of this Deed, 24,301,707,175 fully paid ordinary shares in the Company;

“SOFR” means the ‘Secured Overnight Financing Rate’ (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Specific Contracts” means those contracts listed in Schedule 16;

“State” means the state of Queensland, Australia;

“Stock Exchange” means the London Stock Exchange and the Johannesburg Stock Exchange;

“Subsidiary” means the companies whose details are set out in the section of the Group Information Schedule entitled “Subsidiaries” and any other subsidiary undertaking of the Company from time to time but, from the date of completion of a transaction pursuant to a Pre-emption Acceptance Notice, such subsidiary undertaking which is the subject of such Pre-emption Acceptance Notice and, in relation to which any Group Company ceases to hold shares, will cease to be a “Subsidiary” and will be deemed deleted from the Group Information Schedule;

“Supplier” has the meaning given in Clause 32.3;

“Surviving Provisions” means Clauses 1, 24.10, 30, 31.2, 32, 34 and 37 to 46.1;

“TAA” means the Taxation Administration Act 1953 (Cth);

“Tax” means all forms of taxes, Duty, imposts, charges, withholdings, rates, levies, royalties or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition and all forms of claims, obligations, offsets, payments or liabilities under a tax sharing agreement or tax funding agreement (and “Taxes” and “Taxation” will be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside Australia) competent to impose a liability for or to collect Tax or make any decision or ruling on any matter relating to Tax;

“Tax Claim” means a Tax Warranty Claim or a Tax Covenant Claim;

“Tax Covenant” means the covenant relating to Taxation set out at paragraph 2 of Schedule 8;

“Tax Covenant Claim” means a Claim in respect of the Tax Covenant;

“Tax Funding Agreement” means any agreement where a member of a Consolidated Group may be required to pay an amount or be entitled to receive an amount calculated by reference to a Group Liability, but excluding a Tax Sharing Agreement;

“Tax Law” means any law relating to Tax, including the 1997 Tax Act, the 1936 Tax Act, the TAA and the GST Act;

“Tax Return” means any return, declaration, report, notice, claim for refund, information or statement relating to Tax, including any applicable schedule, supplement, attachment and amendment;

“Tax Sharing Agreement” means an agreement that is a valid tax sharing agreement under section 721-25 of the 1997 Tax Act;

“Tax Warranties” means the Warranties in paragraph 21 of Schedule 6;

“Tax Warranty Claim” means a Claim in respect of a Tax Warranty;

“Terminating Contracts” means the contracts listed in Schedule 17;

“Theodore South Joint Venture” means the joint venture constituted by the Theodore South JVA;

“Theodore South JVA” means [***];

“Theodore South Participating Interest” means the 51% undivided legal and beneficial right, title, and interest held by Anglo Theodore South in the Theodore South Joint Venture;

“Third Deferred Payment” means $144,830,000;

“Third-Party Claim” has the meaning given in paragraph 14 of Schedule 7;

“Third-Party Consent” has the meaning given in Clause 12.10;

“Third-Party Guarantees” means any guarantees, bonds, credit support arrangements, indemnities and letters of comfort of any nature given:

(a)

to a third party by any Group Company in respect of the Seller’s or Seller’s Affiliate’s obligation (excluding any guarantees, bonds, credit support arrangements, indemnities and letters of comfort given in respect of the assets and liabilities that are the subject of the transactions contemplated by the Moranbah North SAPA); or

(b)	to a third party by the Seller or a Seller’s Affiliate in respect of any obligation of any Group Company;

“Trade Marks and Get-up” means trade marks, service marks, logos, get-up, trade names, designs, or any similar rights, in all cases whether registered or unregistered, that bear the words “Anglo” or “Anglo American”;

“Transaction” means the transactions contemplated by this Deed and / or the other Transaction Documents or any part of this Deed and / or the other Transaction Documents;

“Transaction Bonuses” means the amount of any bonuses to be paid to any director, officer or Employee solely as a result of the Transaction, together with the superannuation contributions related to such bonuses, but in each case only to the extent such amounts are payable by a Group Company after the Effective Time;

“Transaction Communications” has the meaning given in Clause 41;

“Transaction Documents” means this Deed and any other documents in Agreed Form or required to be entered into pursuant to this Deed, including the Disclosure Letter, the TSA, the Moranbah North SAPA and the ‘Disclosure Letter’ as defined in the Moranbah North SAPA;

“TSA” means the transitional services agreement between the Seller Guarantor and AASC to be entered into on Completion in the form set out in Exhibit 3 and as amended in accordance with its terms;

“Up-front Consideration” means $652,000,000;

“US Securities Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto;

“Vendor Reports” means the [***];

“Warranties” means the warranties set out in Clause 21 and Schedule 6;

“Working Capital” means, in respect of the Group Companies, the aggregate of trade and other receivables (including GST but excluding long service leave assets), inventory (including raw materials, work in progress, finished goods, stocks, spares and rotables), prepayments (excluding in respect of the Refunded Financial Provisioning) and accrued income, less the aggregate of creditors and accruals for GST (and other non-corporation/non-profit based taxes) and for goods and services received but not paid for, other current payables, employee liabilities/ employee provisions (excluding long service leave liabilities) and deferred income; in each case as at the Effective Time, together with any item required to be included in Working Capital in accordance with paragraphs 5 and 6 of Schedule 9, and as set out in the Completion Accounts prepared in accordance with Schedule 9, and provided that Working Capital will exclude any amount or item taken account of in Cash or Debt;

“Working Capital Adjustment” means the amount (which may be a positive or negative number) equal to the Working Capital minus the Working Capital Target;

“Working Capital Target” means AUD 48,568,738 translated into US dollars at the Exchange Rate applicable on the Completion Date as adjusted by Clause 6.3 (if applicable);

“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day; and

“[***]” means [***].

1.2	In this Deed, unless the context otherwise requires:

(a)

“undertaking” and “group undertaking” will be construed in accordance with section 1161 of the Companies Act 2006, “subsidiary” and “holding company” will be construed in accordance with section 1159 of the Companies Act 2006 and “subsidiary undertaking” and “parent undertaking” will be construed in accordance with section 1162 of the Companies Act 2006;

(b)

every reference to a particular Law will be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion but, as between the parties, no such amendment after the date of this Deed will apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

references to Clauses and Schedules are references to clauses of and schedules to this Deed; references to paragraphs and sub-paragraphs are references to paragraphs and sub-paragraphs of the Schedule in which the reference appears, and references to this Deed includes the Schedules;

(d)	the singular includes the plural and vice versa, and a gender includes any other gender;

(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)	references to the phrase “to the extent that” are a matter of degree and are not synonymous with “if”;

(i)	references to “AU dollars” or “AUD” are references to the lawful currency from time to time of Australia;

(j)	references to “US dollars”, “dollars”, “USD” or “$” are references to the lawful currency from time to time of the United States of America;

(k)

for the purposes of applying a reference to a monetary sum expressed in AU dollars or US dollars, an amount in a different currency must be deemed to be an amount in AU dollars or US dollars, as required by this Deed, translated at the applicable Exchange Rate for the relevant date (which for a Claim will be the date of payment in respect of such Claim and for the Completion Accounts will be the date expressed in the Completion Accounts), except as expressly set out in this Deed;

(l)	references to times of the day are to London, United Kingdom time unless otherwise stated;

(m)	references to writing includes any modes of reproducing words in a legible and non-transitory form, including by e-mail;

(n)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing is, in respect of any jurisdiction other than England, deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(o)	words introduced by the word “other” are not to be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(p)

general words are not to be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words, and the words “includes” and “including” will be construed without limitation;

(q)

where this Deed requires any party to reimburse or indemnify another party for any cost, expense or liability, references to such “costs”, “expenses” and / or “liabilities” (or similar phrases or expressions) incurred by a person must not include any amount in respect of GST other than Irrecoverable GST;

(r)	if the day on which the Buyer must pay the Deposit is not a Business Day, the Buyer must pay the Deposit on the next Business Day; and

(s)

a procuring obligation where used in the context of the Seller in respect of a Group Company means that the Seller undertakes to exercise its voting rights and use reasonable endeavours to use such powers as are vested in the Seller from time to time as a shareholder of any Group Company (and which is not inconsistent with the Seller’s fiduciary duties, if any) to ensure compliance with that obligation.

1.3	The title of and headings and sub-headings in this Deed are inserted for convenience only and do not affect the construction or interpretation of this Deed.

1.4	Each schedule to this Deed forms part of this Deed.

1.5	References to a document (including this Deed) include such document as amended or varied in accordance with its terms.

2.	GRANT OF CALL OPTION AND PUT OPTION

2.1

In consideration of the Seller paying to the Buyer $10.00 (the sufficiency and receipt of which is acknowledged) and the undertakings in this Deed, the Buyer irrevocably offers to purchase the Shares from the Seller at the price and on the terms of this Deed (“Put Option”) during the Put Option Exercise Period.

2.2

In consideration of the Buyer paying to the Seller $10.00 (the sufficiency and receipt of which is acknowledged) and the undertakings in this Deed, the Seller irrevocably offers to sell the Shares to the Buyer at the price and on the terms of this Deed (“Call Option”) during the Call Option Exercise Period.

2.3

To accept an offer and exercise the Put Option or the Call Option, the Buyer or Seller (as applicable) must deliver an Exercise Notice (which is irrevocable) to the other party at any time during the Put Option Exercise Period or Call Option Exercise Period (as applicable).

2.4	If the Buyer exercises the Call Option, or the Seller exercises the Put Option, then:

(a)	from the date of the Exercise Notice, the Seller must sell, and the Buyer must purchase, the Shares on and subject to the terms of this Deed; and

(b)

this Deed and the Exercise Notice constitute evidence of the contract arising on exercise of the Call Option or Put Option (as applicable) as a result of the provisions referred to in Clause 2.6 becoming binding on the parties.

2.5

If either the Put Option or the Call Option has not been validly exercised during the Put Option Exercise Period or the Call Option Exercise Period (or this Deed is terminated in accordance with Clause 9.12):

(a)	the Buyer will have no further interest in the Shares; and

(b)	both the Call Option and the Put Option will automatically lapse and Clause 31 will apply.

2.6

Clauses 3, 5.1, 5.2, 6, 7, 11.5, 11.6, 14, 15, 16, 17, 19, 20, 25, 26, 27.3, 27.4, 27.5, 28, 29, Schedule 5, Schedule 6, Schedule 8, Schedule 9, Schedule 10 and Schedule 11 are not binding and have no force or effect until exercise of the Put Option or the Call Option.

3.	SALE OF THE SHARES

3.1

On the terms set out in this Deed, and on the exercise of the Put Option or the Call Option, the Seller shall sell and the Buyer shall purchase the Shares with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to the Shares as at Completion (including all dividends and distributions declared, declared and paid or declared and made in respect of the Shares after the Completion Date).

3.2	Title to and risk in the Shares remains solely with the Seller until Completion, and subject to the terms of this Deed, passes to the Buyer on Completion.

3.3

The Seller irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Shares conferred on it under any agreement or otherwise in connection with the sale of the Shares pursuant to this Deed.

4.	DEPOSIT

4.1	On the date of this Deed, the Buyer shall pay to the Seller’s Bank Account a deposit in the amount of $29,000,000 (the “Deposit”) to secure the Buyer’s performance of its obligations under this Deed.

4.2	The Seller may terminate this Deed by notice in writing to the Buyer with immediate effect if the Buyer fails to pay such Deposit on the date of this Deed.

4.3	The Deposit:

(a)	will accrue interest;

(b)	may be commingled with the Seller’s other funds; and

(c)	will be:

(i)	retained, together with all accrued interest, by the Seller if:

(A)	the Buyer is in breach of Clauses 5.2(b), 9.2 and / or 9.3 and in each case, this Deed is terminated by the Seller in accordance with Clause 31; or

(B)	this Deed is terminated in accordance with Clause 31.1(b) as a result of termination of the Moranbah North SAPA for breach by the buyer entity under the Moranbah North SAPA;

(ii)

refunded, together with all accrued interest, to the Buyer as soon as reasonably practicable (and in any event within 10 Business Days) if this Deed is terminated other than as set out in Clause 4.3(c)(i); or

(iii)	credited, together with all accrued interest, to the Consideration at Completion in accordance with the terms of this Deed.

4.4	A party’s entitlement to the Deposit as provided in Clause 4.3 does not limit or prejudice any other rights or remedies any party may have against any other party.

5.	CONSIDERATION

5.1	The purchase price for the sale of the Shares under this Deed (the “Consideration”) is the amount in US dollars equal to:

(a)	the Up-front Consideration; plus

(b)	the Cash; minus

(c)	the Debt; plus

(d)	the Working Capital Adjustment; plus

(e)	the Deferred Fixed Consideration.

5.2	The Consideration will be satisfied as follows:

(a)	the payment of the Deposit by the Buyer in accordance with Clause 4.1;

(b)	the payment at Completion by the Buyer to the Seller of the Completion Payment;

(c)	the payment of the Deferred Fixed Consideration by the Buyer to the Seller in accordance with Clause 5.3; and

(d)	further payment (if any) as required in accordance with Clause 15 in connection with the Completion Accounts.

5.3	The Buyer must pay the Deferred Fixed Consideration to the Seller by paying or procuring the payment to the Seller of:

(a)	an amount equal to the First Deferred Payment on or before the first anniversary of the Completion Date;

(b)	an amount equal to the Second Deferred Payment on or before the second anniversary of the Completion Date;

(c)	an amount equal to the Third Deferred Payment on or before the third anniversary of the Completion Date; and

(d)	an amount equal to the Fourth Deferred Payment on or before the fourth anniversary of the Completion Date.

5.4	The Consideration will, subject to any further adjustment pursuant to this Deed and to the extent lawful, be adopted for all Tax reporting purposes.

5.5

With effect from the date of this Deed, all Inter-Group Trading Amounts will be settled in the ordinary course of business in accordance with the terms on which such Inter-Group Trading Amounts were incurred.

5.6

Where any payment is made by the Seller in satisfaction of a liability arising under this Deed, it shall to the extent lawful be treated by the Buyer and the Seller as an adjustment to the Consideration paid to the Seller in respect of the Shares.

6.	ALLOCATION AND ADJUSTMENT OF THE CONSIDERATION

6.1	The parties agree that the Consideration will be allocated:

(a)	in respect of the Deposit, the Up-front Consideration less the Deposit, and the Deferred Fixed Consideration, as set out in Schedule 2; and

(b)

in respect of any adjustment to the Consideration to be paid in accordance with this Deed, as any such adjustment is attributable to each Group Company or asset held by a Group Company (as applicable).

6.2

The Buyer and the Seller acknowledge that the Buyer has determined, and the Seller has agreed to, the allocation of value in respect of each Participating Interest and the other assets of the Group in Clause 6.1 having regard to the genuine inherent value of each such Participating Interest and the other assets.

6.3

If any Joint Venture Participant gives a Pre-emption Acceptance Notice in connection with the Transaction, the Consideration will be reduced by the value that would have otherwise been allocated to the Participating Interest of the relevant Pre-emption Joint Venture pursuant to Clause 6.1, and, in calculating the required adjustment to the Consideration, the Working Capital Target shall be revised so as to exclude the portion of the Working Capital Target that relates to the pre-empted Participating Interest of the relevant Pre-emption Joint Venture (the “Pre-Empt Working Capital Target”), and for the avoidance of doubt such exclusion may result in a revised Working Capital Target that is the same as, greater than or less than (including by virtue of being a negative figure) the original Working Capital Target.

The Pre-Empt Working Capital Target shall be agreed by the parties in good faith at the relevant time on condition that it shall be calculated using the same methodology as was actually used in practice in the calculation of the Working Capital Target set out in the ‘SMC Working Capital Analysis 2 October 2024’ (set out in document 01.06.11 in the Data Room) including, for the avoidance of doubt, being a last 24 month average to June 2024.

7.	ROYALTY

7.1	The Buyer must pay the Royalty (if any) to the Seller in accordance with Schedule 11.

7.2	The parties agree that the Royalty will be allocated as set out in Schedule 3.

7.3

If any Joint Venture Participant gives a Pre-emption Acceptance Notice in connection with the Transaction, the Royalty and the Nominated Total Royalty Amount will be reduced by the value that would have otherwise been allocated to the Participating Interest of the relevant Pre-emption Joint Venture the subject of the Pre-emption Acceptance Notice pursuant to Clause 7.2.

8.	FOREIGN RESIDENT CAPITAL GAINS WITHHOLDING

8.1

If the Seller provides a declaration to the Buyer under subsection 14-225(2) of Schedule 1 to the TAA on or before Completion (but not earlier than 6 months before Completion) and the Buyer does not know that declaration to be false, the Buyer must not withhold any amount from the Completion Payment.

8.2

If the Seller determines that it is at any point likely to make a declaration under Clause 8.1, the Seller will inform the Buyer as soon as reasonably possible and provide evidence to support the likelihood of the declaration being made.

8.3

If the Seller does not provide a declaration referred to in Clause 8.1 and the Buyer is required to pay an amount to the Commissioner under section 14-200 of Schedule 1 to the TAA, the Buyer is entitled to withhold the amount determined in accordance with subsection 14-200(3) of Schedule 1 to the TAA from the Completion Payment and must remit that amount to the Commissioner within the time required by subsection 14-200(2) of Schedule 1 to the TAA. Remission of that amount to the Commissioner discharges the Buyer’s obligation to pay the Completion Payment under this Deed to the extent of that amount as if it had been paid directly to the Seller.

8.4

Where the Seller gives the Buyer a variation notice under section 14-235 of Schedule 1 to the TAA at least 10 Business Days prior to Completion, the Buyer’s entitlement to withhold an amount from the Completion Payment under Clause 8.3 is limited to an amount calculated in accordance with the variation notice.

8.5

If the Buyer intends to withhold an amount from the Completion Payment under Clause 8.3, the Buyer must, at least 10 Business Days before the Completion Date, give the Seller written notice of the Buyer’s intention to do so. The Buyer’s notice must include an estimate of the amount which the Buyer intends to withhold from the Completion Payment.

8.6

At least three Business Days before lodging any ‘Foreign Resident Capital Gains Withholding Purchaser Payment Notification Form’ or any other similar form of notification with the Commissioner concerning the amount to be withheld under Clause 8.3 (“Purchaser Payment Notification Form”), the Buyer must give a draft copy of the form to the Seller for review and comment. If the Seller provides the Buyer with any updated, different or additional information in relation to the Purchaser Payment Notification Form (“Additional Information”), then:

(a)	the Buyer must, within one Business Day, determine whether the Buyer is still required to lodge the Purchaser Payment Notification Form and notify the Seller of that determination; and

(b)

if the Buyer determines that it is still required to lodge the Purchaser Payment Notification Form, then the Buyer must amend it in accordance with any Additional Information relating to the Seller’s details before lodgement.

8.7	The Buyer must give the Seller a copy of the following documents within the following timeframes:

(a)	any Purchaser Payment Notification Form lodged by the Buyer with the Commissioner, on the same day the Buyer lodges the form with the Commissioner;

(b)

any response from the Commissioner to the Purchaser Payment Notification Form referred to in Clause 8.7(a) (including but not limited to any payment reference numbers), within one Business Day after the response is received by the Buyer; and

(c)	evidence satisfactory to the Seller that the Buyer has remitted any amount withheld from the Completion Payment to the Commissioner, within two Business Days of the Completion Date.

8.8

For the avoidance of doubt, the parties agree that no withholding shall be required or permitted from any payment in respect of the Consideration or the Royalty other than any withholding from the Completion Payment in accordance with this Clause 8.

9.	CONDITIONS TO EXERCISE OF CALL OPTION AND PUT OPTION

9.1

The Put Option Exercise Period Commencement Date will be the first Business Day after all of the following conditions (the “Conditions”) have been satisfied or waived in accordance with Clauses 9.13 or 9.14:

Pre-emption rights and related rights

(a)	in respect of each Pre-emption Joint Venture, one of the following occurring:

(i)

receipt of a written, unconditional and irrevocable waiver by the applicable Joint Venture Participant of its right to give a Pre-emption Acceptance Notice and of the other additional requirements (including delivery of relevant certifications) under a Pre-emption Joint Venture Agreement which must be satisfied prior to the change in control that will be occasioned by Completion;

(ii)

receipt of a Pre-emption Acceptance Notice by the relevant Group Company that is a party to the applicable Pre-emption Joint Venture Agreement and completion of the sale of the relevant Participating Interest required upon receipt of the Pre-emption Acceptance Notice; or

(iii)

the expiry of each Pre-emption Exercise Period applicable to each Joint Venture Participant, without any such Joint Venture Participant giving a Pre-emption Acceptance Notice and the satisfaction or waiver of any additional requirements (including delivery of relevant certifications) under a Pre-emption Joint Venture Agreement which must be satisfied prior to the change in control that will be occasioned by Completion;

(b)	the transactions contemplated by the Moranbah North SAPA completing in accordance with its terms;

(c)	the completion of the Carve-outs;

Contracts and consents

(d)

the counterparty to each Specific Contract consenting in writing to the direct or indirect change of control of a Group Company which will occur following completion of the Transaction (as contemplated by this Deed) and, to the extent applicable, waiving in writing any right which it may have to vary, cancel or terminate the agreement in existence between such counterparty and the relevant Group Company as a result of Completion, in each case, which may be subject to Completion;

Financial assurances and releases

(e)

the Buyer providing evidence of its ability to provide the Replacement Bank Guarantees and Replacement Financial Provisioning, in each case, to the extent of the Bank Guarantees and Financial Provisioning described in Schedule 15, in a form and from such institutions as are reasonably satisfactory to the Seller;

Regulatory – FDI / Anti-trust and General

(f)

the Anti-trust Authority in each of India, Japan, Taiwan, Vietnam, China, South Korea, Slovakia, Turkey and Brazil granting (or being deemed to have granted, including by way of an Anti-trust Authority not issuing a decision by the expiry of the relevant period after a complete notification has been filed with such Anti-trust Authority) their consent, approval, clearance, confirmation or waiver of license in respect of the Transaction under applicable Anti-trust Laws or having confirmed that there is no such requirement;

(g)	one of the following occurring:

(i)

the Buyer receiving notice in writing from the Federal Treasurer or his or her delegate to the effect that there are no objections under the Australian Government’s foreign investment policy or under FATA to the Buyer acquiring the Shares in accordance with this Deed; or

(ii)	the Federal Treasurer being, by reason of lapse of time, no longer empowered to make an order under FATA in respect of the acquisition contemplated by this Deed; or

(iii)

if an interim order is made under the FATA in respect of the acquisition contemplated by this Deed, the subsequent period for making a final order prohibiting the acquisition contemplated by this Deed elapses without a final order being made.

9.2	Subject to Clause 9.5:

(a)	the Buyer shall (also subject to Clause 9.6) use, at its own cost:

(i)	best endeavours to ensure that the Conditions set out in Clauses 9.1(f) and 9.1(g) (together, the “Regulatory Conditions”); and

(ii)	reasonable endeavours to ensure that the Condition set out in Clause 9.1(e),

are / is satisfied as soon as practicable and in any event no later than the Longstop Date and shall not, and shall procure that none of its Representatives shall, take any action that could reasonably be expected to adversely affect the satisfaction of the Conditions; and

(b)

the Seller shall use, at its own cost, reasonable endeavours to ensure that the Conditions set out in Clauses 9.1(a) to 9.1(d) are satisfied as soon as practicable and in any event no later than the Longstop Date and shall not, and shall procure that none of its Representatives shall, take any action that could reasonably be expected to adversely affect the satisfaction of the Conditions (but the Moranbah North Sellers and the Jellinbah Seller shall be permitted to take or omit to take any actions that are necessary to complete the transactions contemplated by the Moranbah North SAPA and / or the Jellinbah SPA).

9.3

Without prejudice to Clause 9.2 and subject to Clauses 9.5 and 9.6, the Buyer shall, and shall procure that each of its Affiliates, and its and its Affiliates’ Connected Persons shall, so far as the Buyer is able and to the extent within its power to do so, co-operate fully in all actions and omissions necessary to procure the satisfaction of the Regulatory Conditions as soon as practicable and in any event by the Longstop Date, including:

(a)

making all filings and notifications as soon as practicable after the date of this Deed and in any event within five Business Days of the date of this Deed and obtaining all consents, approvals, clearances, waivers or actions of any Authorities in relation to the Regulatory Conditions to satisfy the Regulatory Conditions as soon as possible after the date of this Deed and in accordance with any relevant time limit;

(b)

promptly notifying the Seller (including providing copies) of any material communication (whether written or oral) with any Authority in relation to the Regulatory Conditions, keeping the Seller regularly and reasonably informed of the progress of any notification or filing, discussing with the Seller the scope, timing and tactics for satisfying the Regulatory Conditions, and providing such assistance as may reasonably be required by the Seller in relation to the satisfaction of the Regulatory Conditions;

(c)

responding to any request for information from any such Authority in relation to the Regulatory Conditions promptly and in any event in accordance with any relevant time limit, including such timing for a response as agreed between the parties acting reasonably;

(d)

only making communications (whether orally or in writing) with any such Authority in relation to the Regulatory Conditions after consulting with and taking into account the Seller’s views as to the mode, content and timing of such communications and giving the Seller a reasonable opportunity to comment on drafts of such communications and to participate in all material telephone calls and material meetings with any such Authority (save to the extent that such Authority expressly requests that the Seller should not participate in such meetings or telephone calls);

(e)

not making any filing with any Authority in relation to the Transaction or any business which competes with, supplies or is a customer of any Group Company which is not required solely to fulfil a Regulatory Condition (or a corresponding regulatory condition in the Moranbah North SAPA) without the Seller’s written consent as to the making of such filing and its form and content;

(f)

except for the Moranbah North SAPA, not (whether alone or acting in concert with others) acquiring or offering to acquire (or causing another person acting on its behalf to acquire or offer to acquire) or entering into a definitive agreement (or causing another person acting on its behalf to enter into a definitive agreement) that, if carried into effect, would result in the acquisition of, a business that competes with the business of a Group Company or any other business the acquisition of which might reasonably be expected to prejudice or delay the satisfaction of any of the Regulatory Conditions; and

(g)

taking all steps necessary to secure the satisfaction of the Regulatory Conditions, including proposing, negotiating, offering to commit and agreeing, in each case where necessary to ensure that the Regulatory Conditions are satisfied before the Longstop Date, with each relevant Authority to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise, the sale, divestiture, licence or disposition of any necessary assets or businesses or the performance of any necessary behavioural remedies or Regulatory Conditions. For the avoidance of doubt:

(i)

the Buyer shall make any such proposal, negotiation, offer to commit or agreement with any relevant Authority in sufficient time to ensure that the Regulatory Conditions are satisfied before the Longstop Date, and

(ii)

any such sale, divestiture, licence or disposition of assets or businesses, and any such behavioural remedies will have no impact on the payments to be made pursuant to Clauses 5, 14 or 15, and any costs, expenses or damages related to any sale, divestiture, licence or disposition of assets or businesses or to any such other remedies, or both, will be for the Buyer’s sole account.

9.4

Without prejudice to Clause 9.2 and subject to Clause 9.5, the Seller shall, and shall ensure that each Seller’s Affiliate and, before Completion, each Group Company shall, so far as the Seller is able and to the extent within its power to do so:

(a)

provide the Buyer and any Authority in relation to the Conditions with any necessary information and documents for the purpose of making any filings, notifications or communications to any such Authority that are required to satisfy a Condition;

(b)	in respect of Regulatory Conditions:

(i)

promptly notify the Buyer (including providing copies) of any material communication (whether written or oral) with any Authority in relation to the Regulatory Conditions, keep the Buyer regularly and reasonably informed of any material response or communication from or to any Authority, discuss with the Buyer the scope, timing and tactics for responding to any material request of an Authority, and provide such assistance as may reasonably be required by the Buyer in relation to the satisfaction of the Regulatory Conditions; and

(ii)

only make material communications (whether orally or in writing) with any such Authority in relation to the Regulatory Conditions after consulting with and taking into account the Buyer’s views as to the mode, content and timing of such communications and giving the Buyer a reasonable opportunity to comment on drafts of such communications and to participate in all material telephone calls and material meetings with any such Authority (save to the extent that such Authority expressly requests that the Buyer should not participate in such meetings or telephone calls); and

(c)

in respect of the Condition in Clause 9.1(a), promptly notify the Buyer (including providing copies) of any material communication (whether written or oral) with any applicable Joint Venture Participant in relation to the Pre-emption Rights and keep the Buyer regularly and reasonably informed of any response or communication from or to any applicable Joint Venture Participant in relation to the Pre-emption Rights.

9.5

Nothing in this Clause 9 will require a party to disclose commercially sensitive or legally privileged information regarding itself or its Representatives to another party, except to the extent necessary to ensure that the Conditions and any notifications required under Clause 9.7 are satisfied, in which case such disclosure will be on a confidential external counsel-to-counsel basis only.

9.6

Nothing in this Clause 9 requires the Buyer to take any action to secure the satisfaction of a Regulatory Condition if such action is reasonably likely to result in a sale, divestiture, licence, disposition or surrender of any material mining assets or businesses of the Buyer Group (excluding the Group Companies, the Moranbah North Entities and the Moranbah North Assets).

9.7

Each party shall, to the extent permitted by Law, keep the other party informed as to the progress of satisfaction of the Conditions, including promptly notifying the other parties in writing each time it becomes aware that any of the Conditions have been satisfied and at the same time (or promptly after) provide the other parties with reasonable evidence of the same.

9.8

Subject to the parties having complied with their obligations under Clauses 9.2 to 9.4, if a Condition has not been satisfied by the Initial Longstop Date and the Buyer or the Seller (acting reasonably) considers that:

(a)	any outstanding Conditions are reasonably likely to be satisfied within the three months following the Initial Longstop Date; and

(b)	all Conditions which are satisfied prior to the Initial Longstop Date are reasonably likely to remain satisfied until the date which is three months following the Initial Longstop Date,

that party may, by notice, extend the Longstop Date for a further period of three months commencing on the Initial Longstop Date (“First Longstop Date Extension Period”).

9.9	The parties must continue to comply with their obligations under Clauses 9.2 to 9.4 and 9.7 for the duration of the First Longstop Date Extension Period.

9.10

Subject to the parties having complied with their obligations under Clause 9.9, if a Condition has not been satisfied by the end of the First Longstop Date Extension Period and the Buyer or the Seller (acting reasonably) considers that:

(a)	any outstanding Conditions are reasonably likely to be satisfied within the three months following the end of the First Longstop Date Extension Period; and

(b)

all Conditions which are satisfied prior to the end of the First Longstop Date Extension Period are reasonably likely to remain satisfied until the date which is three months following the First Longstop Date Extension Period, that party may, by notice, extend the Longstop Date for a further period of three months commencing on the last day of the First Longstop Date Extension Period (“Second Longstop Date Extension Period”).

9.11	The parties must continue to comply with their obligations under Clauses 9.2 to 9.4 and 9.7 for the duration of the Second Longstop Date Extension Period.

9.12	If:

(a)	a Condition is not satisfied or waived by the Longstop Date; or

(b)	the parties agree that a Condition will not be satisfied by the Longstop Date (unless that Condition is satisfied before the termination of this Deed),

neither the Buyer or the Seller may give an Exercise Notice and the Buyer or the Seller may give notice to the other parties in writing to terminate this Deed (provided the terminating party is not in breach of a material obligation under this Deed (including Clause 9.2), following which Clause 31 will apply).

9.13	The Seller may, to such extent it thinks fit and is legally entitled to do so, waive the Condition set out in Clause 9.1(e), in whole or in part, by written notice to the Buyer.

9.14	The Buyer and Seller may, by written agreement, waive any or all of the Regulatory Conditions and / or the Conditions set out in Clauses 9.1(a), 9.1(b), 9.1(c) and 9.1(d), in whole or in part.

9.15

Notwithstanding anything in this Clause 9, nothing in this Deed shall require the Seller to re-issue or issue, or take or omit to take any action that would require it to re-issue or issue, a second Pre-emption Offer Notice in respect of a Pre-emption Joint Venture.

10.	PRE-EMPTION RIGHTS

10.1

In respect of each Pre-emption Joint Venture, the Seller shall, after the execution of this Deed, when determined by the Seller, acting reasonably and in consultation with the Buyer (provided that the Buyer shall not have a consent or veto right with respect to the form, content or timing of issuance of the Pre-Emption Offer Notice and the Seller shall not be obliged to implement any comments made by the Buyer in those respects), provide, or cause the relevant Group Company to provide, the relevant Pre-emption Offer Notice to each relevant Joint Venture Participant (and the Seller may provide, or cause the relevant Group Company to provide, a relevant Pre-emption Offer Notice more than once). Unless otherwise agreed between the parties, a Pre-emption Offer Notice must be delivered no earlier than 2 January 2025 and the Seller must not seek a waiver or variation of any Pre-Emption Rights to bring forward the date of Pre-emption Expiry that would otherwise apply in respect of the Pre-Emption Offer Notice.

10.2

The Seller undertakes to the Buyer that from the date of this Deed until the earlier of Completion and the termination of this Deed it will promptly provide the Buyer with written notice (a “Buyer Pre-emption Notice”) of:

(a)	any Joint Venture Participant that gives a Pre-emption Acceptance Notice; and

(b)	the completion of the sale of the any Participating Interest to a Joint Venture Participant,

in the case of (b) identifying to the Buyer the extent to which the Completion Payment will be amended to remove the proportion of Up-front Consideration less the Deposit from the Completion Payment applicable to the relevant Pre-emption Joint Venture and Participating Interest, as set out in Schedule 2 (a “Completion Payment Pre-emption Adjustment Amount”).

10.3	The Buyer undertakes to the Seller that it will notify all relevant Financing Sources of a Completion Payment Pre-emption Adjustment Amount promptly after receipt of a Buyer Pre-emption Notice.

10.4

If any Joint Venture Participant gives a Pre-emption Acceptance Notice and the sale of the relevant Participating Interest completes, the parties agree that this Deed will continue to be valid and binding and will be completed, save that all references to the Company’s interest in and under such Pre-emption Joint Venture Agreement pursuant to which the Joint Venture Participant’s right to give a Pre-emption Acceptance Notice is exercised, and all related rights, obligations, liabilities, assets and interests and the Pre-emption Joint Venture Agreements will be deemed to be removed from this Deed with effect from the date of completion of such sale under the relevant Pre-emption Acceptance Notice, and in particular:

(a)	the definition of Mining Tenements will be amended to remove the mining tenements attributable to the relevant Pre-emption Joint Venture;

(b)	the definition of Properties will be amended to remove the real property attributable to the relevant Pre-emption Joint Venture;

(c)

the definition of Seller Guarantees will be amended to remove the guarantees, bonds, credit support arrangements, indemnities and letters of comfort attributable to the relevant Pre-emption Joint Venture;

(d)	the definition of Seller Financial Provisioning will be amended to remove the Financial Provisioning attributable to the relevant Pre-emption Joint Venture;

(e)

the definition of Third-Party Guarantees will be amended to remove the guarantees, bonds, credit support arrangements, indemnities and letters of comfort attributable to the relevant Pre-emption Joint Venture;

(f)	Clause 27 will not apply in respect of the relevant Group Company or Group Companies;

(g)

the definition of Completion Payment will be amended to remove the proportion of Up-front Consideration less the Deposit from the Completion Payment applicable to the relevant Pre-emption Joint Venture, as set out in Schedule 2;

(h)

the definitions of First Deferred Payment, Second Deferred Payment, Third Deferred Payment and Fourth Deferred Payment will be amended to reflect a pro rata reduction in the amounts applicable to the relevant Pre-emption Joint Venture, as set out in Schedule 2; and

(i)	the Nominated Total Royalty Amount will be amended to remove the proportion of the Nominated Total Royalty Amount applicable to the relevant Pre-emption Joint Venture, as set out in Schedule 3,

provided that in respect of the Capcoal Joint Venture, if a Pre-emption Acceptance Notice is received in respect of only one of Jena’s or Anglo German Creek’s Capcoal Participating Interest, the Capcoal Participating Interest of Jena or Anglo German Creek which is not the subject of a Pre-emption Acceptance Notice (as applicable) will remain part of this Deed.

10.5	Where:

(a)	any Joint Venture Participant gives a Pre-emption Acceptance Notice and the sale of the relevant Participating Interest completes in accordance with the applicable Pre-emption SPA; and

(b)	the relevant Participating Interest was the only material asset held by the relevant Group Company that was party to the applicable Pre-emption SPA,

the Seller may (in its sole discretion, but provided notice is given to the Buyer) elect to cause the transfer of the relevant Group Company from the Group to Anglo American Australia Holdings Pty Limited or another member of the Seller Group and cause the approval and recording of such transfer in the share register of the relevant Group Company (each a “Pre-emption Carve-out”), in which case the parties agree that this Deed will continue to be valid and binding and will be completed, save that the relevant Group Company will be deemed to not form part of the Group for the purpose of this Deed.

11.	PRE-COMPLETION OBLIGATIONS

11.1	During the period from the date of this Deed to the earlier of Completion and the termination of this Deed, the Seller shall perform its obligations as set out in Schedule 4.

11.2

During the period from the date of this Deed to the earlier of Completion and the termination of this Deed, the Seller must accommodate any reasonable request by the Buyer for a reasonable number of persons authorised by the Buyer:

(a)	to be given reasonable, non-disruptive and supervised access during normal business hours and on reasonable notice, to inspect the operating sites, books and records of the Group; and

(b)	to have reasonable access to management of the Group, for the sole purpose of planning the integration of the Group with the Buyer Group following Completion,

in each case, at the sole cost and risk of the Buyer.

11.3	The Seller is not required to give the Buyer or persons authorised by it the access described in Clause 11.2 to the extent that the Seller determines that such access might reasonably be expected to:

(a)

put a Seller Group member in breach of the Competition and Consumer Act 2010 (Cth), any duty of confidence (other than to the extent material subject to obligations of confidence has already been disclosed in the Disclosure Material) or any duty or obligation under Applicable Data Protection Laws; or

(b)	result in a loss of any legal professional privilege.

11.4	The Buyer:

(a)

must not direct, manage or control the conduct of any Group Company or of any employee of a Group Company, or otherwise impede the conduct of the business of the Group, at any time before Completion; and

(b)

must ensure that any persons provided with the access referred to in Clause 11.2 comply with the reasonable requirements of the Seller in respect of the access and do not unreasonably interfere with the business or operations of the Group.

11.5	Not less than five Business Days before Completion, the Seller shall provide the Buyer with a schedule in writing (the “Completion Schedule”), prepared in good faith, setting out the details of:

(a)	the Estimated Cash and the Estimated Inter-Group Funding Receivables;

(b)	the Estimated Debt and the Estimated Inter-Group Funding Payables;

(c)	the Estimated Working Capital and the Estimated Working Capital Adjustment; and

(d)	the Completion Payment,

together with reasonable supporting information for the Seller’s calculation of the above items.

11.6	At least five Business Days before Completion, the Buyer shall provide to the Seller, as applicable:

(a)

for each Group Company, the written consents in Agreed Form to act as director, secretary and public officer in respect of each incoming director, secretary and public officer that is replacing a director, secretary or public officer appointed by the Seller;

(b)	if applicable, a replacement address for the registered office and principal place of business of each Group Company; and

(c)

replacement names for each Group Company to take effect from Completion which must not include the words ‘Anglo’ or ‘Anglo American’ or any words which may be misleading or deceptively similar to or likely to be confused with the words ‘Anglo’ or ‘Anglo American’.

11.7	In respect of the FPS Environmental Authorities:

(a)	the Buyer must, within 20 Business Days after the date of this Deed, make a Changed Holder Review Application in respect of each relevant FPS Environmental Authority; and

(b)	the Seller must procure that the Group Company holding each FPS Environmental Authority consents to the Changed Holder Review Application made by the Buyer.

11.8	Before Completion, the Seller must procure that:

(a)

the Company, as provisional head company of the Seller Consolidated Group, makes a written choice under paragraph 719-5(4)(c) of the 1997 Tax Act for Anglo American Australia Holdings Pty Limited to become an eligible tier-1 company member of the Seller Consolidated Group with effect from the time Anglo American Australia Holdings Pty Limited became eligible to become an eligible tier-1 company of the Seller Consolidated Group;

(b)	Anglo American Australia Holdings Pty Limited notifies the Commissioner in the approved form as required by section 719-77 of the 1997 Tax Act; and

(c)	the written choice under Clause 11.8(a) and the notification under Clause 11.8(b) are provided to the Buyer.

11.9	Before Completion:

(a)	the Seller must, not less than 10 Business Days before Completion, procure that the Seller Head Company gives the Buyer and the relevant Consolidated Subsidiary:

(i)	a draft calculation of the Clear Exit Payment for the Consolidated Subsidiaries in respect of each relevant Group Liability in subsection 721-10(2) of the 1997 Tax Act; and

(ii)	work papers supporting the calculation of the Clear Exit Payment in sufficient detail to enable a review and in a manner consistent with the methodology provided in the Seller Tax Sharing Agreement;

(b)

the Buyer must, not less than five Business Days before Completion, provide to the Seller any comments it has on the draft calculation of the Clear Exit Payment provided under Clause 11.9(a)(i) and the Seller must consider any such comments (acting reasonably);

(c)

the Seller must, no later than two Business Days before Completion, procure that the Seller Head Company gives the relevant Consolidated Subsidiary and the Buyer a calculation of the Clear Exit Payment for the relevant Consolidated Subsidiary based on the draft calculation referred to in Clause 11.9(a)(i) and the Buyer’s comments referred to in Clause 11.9(b);

(d)	at least one Business Day before Completion, the Seller must procure that:

(i)	each of the Consolidated Subsidiaries pays the Clear Exit Payment (if any) to the Seller Head Company to which the relevant Group Liability relates in accordance with the Seller Tax Sharing Agreement;

(ii)	the relevant Seller Head Company provides the relevant Consolidated Subsidiary and the Buyer a written receipt or other document evidencing the payment of any amount paid under Clause 11.9(a)(i); and

(iii)

the relevant Group Company has discharged all other amounts owing by it to the relevant Seller Head Company or any other member of the Seller Consolidated Group under the Seller Tax Sharing Agreement or a Tax Funding Agreement.

11.10

At Completion, the Seller must deliver to the Buyer a deed of release in respect of any obligations or liabilities of each of the Consolidated Subsidiaries under the Seller Tax Sharing Agreement or a Tax Funding Agreement, duly executed by the Seller Head Company.

11.11

During the period from completion under the Moranbah North SAPA until the earlier of Completion or termination of this Deed, the Seller shall procure that the Group Companies maintain and continue to provide any services provided to the Moranbah North Entities on substantially the same terms as provided for the previous 12 months.

11.12

As soon as reasonably practicable after the date of this Deed, the Seller must use reasonable endeavours, at the Buyer’s sole cost, risk and expense, to prepare and deliver the Carve-out Accounts to the Buyer and in any event no later than prior to Completion.

11.13

From the date of this Deed until the Completion Date or the earlier termination of this Deed, the Seller shall use reasonable endeavours to provide, when reasonably requested by the Buyer in relation to the Buyer Financing Agreements, the following, in each case, at the Buyer’s sole cost, risk and expense:

(a)	furnishing the Buyer with the Carve-out Required Information;

(b)

to the extent required to consummate the Financing, providing customary authorisation and representation letters and arranging for customary auditor consents and comfort letters, provided, that in the case of authorisation letters, (I) no liability shall be imposed on the Seller or any of its affiliates or any of their respective officers or employees involved prior to the Completion Date and (II) the effectiveness thereof shall be conditioned upon, or become operative as of or after, the occurrence of Completion;

(c)	authorising the distribution of information relating to the Seller Group and the Carve-out Assets to rating agencies, prospective investors and/or lenders, provided:

(i)	that the Seller is afforded adequate time to review and comment on such information prior to distribution; and

(ii)

that the Seller will not be required to authorise the distribution of, and the Buyer will not, and will procure that its Affiliates will not, distribute without the Seller’s prior written consent (at its reasonable discretion), any information relating to the Seller Group and the Carve-out Assets unless the disclosure of such information is subject to customary confidentiality provisions for a ratings agency, prospective investors and/or lenders or otherwise required by Law or by any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction, the rules of a Stock Exchange or the securities laws of the United States of America;

(d)

assisting in the preparation of definitive financing documents, including guarantee and collateral documents and customary closing certificates and other customary documents as reasonably necessary, in each case, not to be effective until the Completion Date; and

(e)

furnishing the Buyer at least three Business Days prior to the Scheduled Completion Date with all documentation and other information required by a governmental body with respect to the Buyer Financing Agreements under applicable “know your customer” and anti-money laundering rules and regulations that is reasonably requested by the Buyer at least 10 Business Days prior to the Scheduled Completion Date, provided, however, that no such cooperation shall be required to the extent it would:

(f)	unreasonably disrupt the conduct of the Seller Group’s business;

(g)	be reasonably expected to cause any director, officer or employee of the Seller to incur any personal liability;

(h)	require the Seller to waive or amend any terms of this Deed or the Moranbah North SAPA;

(i)

require the Seller Group to provide any information that is prohibited or restricted by applicable Law or is legally privileged or could result in the disclosure of trade secrets, customer data or competitively sensitive information;

(j)

require the Seller Group or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of such financing or enter into, execute or deliver any certificate, document, instrument or agreement (other than the authorisation letters referred to in Clause 11.13(b) above, customary representation letters required in connection with the provision of any “comfort letters” in accordance with Clause 11.13(b) above) or agree to any change or modification of any existing certificate, document, instrument or agreement;

(k)	cause any representation or warranty in this Deed to be breached by the Seller or any Affiliate of the Seller;

(l)	conflict with the organisational documents of the Seller or relevant Seller’s Affiliate or any Laws;

(m)

reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Seller or any Affiliate of the Seller is a party;

(n)	require the delivery of any opinion of counsel by the Seller or an Affiliate of the Seller;

(o)

except for the Carve-out Required Information, require the Seller or any Affiliate of the Seller to prepare any financial statements or information that cannot be produced or provided without unreasonable cost or expense;

(p)	require the Seller or any of its Affiliates to pay any commitment or other fee, or agree to provide any indemnity, in connection with the Financing;

(q)	require the Seller to prepare or deliver any pro forma financial information or projections; or

(r)	reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability.

Nothing contained in this Clause 11.13 or otherwise shall require the Seller or any Affiliate of the Seller, prior to the Completion Date, to be an issuer or other obligor with respect to the Financing. The Buyer shall, promptly upon request by the Seller, reimburse the Seller or any Affiliate of the Seller for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Seller and the Affiliates of the Seller and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Buyer or its representatives pursuant to this Clause 11.13 and any information used in connection therewith, except to the extent resulting from the fraud of the Seller or any Affiliate of Seller or any of their respective Representatives, or arising from incorrect or misleading information provided by the Seller or any Affiliate of Seller or any of their respective Representatives.

11.14

In no event shall the receipt or availability of any funds or the Financing by Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of the Buyer’s or the Buyer Guarantor’s obligations under this Deed or the Moranbah North SAPA. Notwithstanding anything to the contrary in this Deed, the Seller’s breach of any of the covenants required to be performed by it under Clause 11.13 shall not be considered in determining the satisfaction of any Condition, unless:

(a)

the Buyer has provided the Seller with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Seller has failed to cure such breach in a timely manner; and

(b)	such breach is the primary cause of the Buyer being unable to obtain the proceeds of the Financing on the Completion Date.

11.15

In no event shall any member of the Seller Group be entitled to seek or obtain any recovery or judgment against any lenders or other Financing Sources (in each case, including their Representatives and their respective successors and assigns) of the Buyer Group, including for any type of damage relating to this Deed or the transactions contemplated by the Transaction Documents, whether at law or in equity, in contract, in tort or otherwise.

11.16

The Buyer may, at any time prior to Completion, request the Seller’s consent to present the Buyer’s proposed business plan with respect to each Joint Venture to each relevant Joint Venture Participant. The Seller:

(a)	may in its discretion (acting reasonably and having regard to the Seller’s obligation in Clause 9.2(b)), consent or withhold its consent to such presentation; and

(b)	will be entitled to:

(i)	review and comment on all material proposed to be presented to the Joint Venture Participants; and

(ii)	have its Representatives present and participate at such meeting between the Buyer and the Joint Venture Participants.

12.	SEPARATION PLAN

Agreement of the Separation Plan

12.1

The Seller will provide a draft Separation Plan to the Buyer no later than three months after the date of this Deed. The Seller will use reasonable endeavours to incorporate the Separation Principles in the draft Separation Plan. Upon receipt by the Buyer of the Seller’s draft Separation Plan, the Seller and the Buyer will use reasonable endeavours to agree in writing the final Separation Plan which incorporates the Separation Principles by the earlier of (i) Completion; and (ii) the date that is four months after the date of this Deed (and if not agreed by that date, as soon as reasonably practicable thereafter).

12.2

In connection with the agreement of the Separation Plan, the parties must act in good faith in relation to requests by the Buyer to add or remove Services under the TSA and each party must act reasonably in negotiating amendments to the TSA to reflect such requests, including by using reasonable endeavours to agree on the scope of the added or removed Services, and the associated charges.

12.3

The parties agree that following the date on which the Separation Plan is agreed in accordance with Clause 12.1 they will continue to review and update the Separation Plan, by mutual agreement in writing, including during the term of the TSA, with the goal of achieving a smooth and efficient transition with respect to the Group Assets in accordance with the timelines contemplated by the Separation Principles (and in any event by the end of the term of the TSA).

12.4

In the event that the parties fail to agree the final Separation Plan in accordance with Clause 12.1, or any adjustment to the Separation Plan proposed by either party under Clause 12.3, this will be an escalation event (an “Escalation Event”) and the Buyer and the Seller will, within 15 Business Days of the occurrence of an Escalation Event, escalate the Escalation Event in writing to a director or equivalent senior individual of their respective organisations (“Senior Executives”). The Senior Executives will promptly cooperate in good faith to resolve the Escalation Event and if the Escalation Event has not been resolved in writing by the Senior Executives within 15 Business Days of being notified of it by the parties, the Escalation Event will be deemed to have become a Dispute and each party may commence the formal dispute resolution procedure set out in Clause 46. In circumstances where the Escalation Event relates to a specific item within the draft Separation Plan but the parties are otherwise in agreement as to the other items within the draft Separation Plan, the parties will use reasonable endeavours to implement the Separation Plan in respect of those items that are agreed upon in accordance with this Clause 12.

Separation Committee

12.5

The parties will establish a separation committee (the “Separation Committee”) to assist them (subject to compliance with Anti-trust Laws) in agreeing the Separation Plan and facilitating the execution of the Separation Plan (including by seeking to resolve issues relating to the execution of the Separation Plan, and confirming when steps under the Separation Plan will commence and when they have been completed).

12.6

Within one month of the date of this Deed, each of the Seller and Buyer must appoint and notify the other of no less than two suitably experienced representatives as members of the Separation Committee, and each party must nominate one of their members to have joint day-to-day responsibility for the management of the Separation Committee (the “Leads”). Each party may change their appointed members of the Separation Committee by notice to the other party at any time. The members of the Separation Committee must meet (including by videoconference) within five Business Days of delivery of the first draft Separation Plan and thereafter at least fortnightly, unless otherwise agreed by the members of the Separation Committee. Advisors to either party may join the Separation Committee, on a permanent or ad hoc basis, as required.

12.7

The Lead for each of the Seller and Buyer must use reasonable endeavours to agree with the other party’s Lead an agenda for each upcoming meeting of the Separation Committee and to circulate to all other members of the Separation Committee the agenda for that meeting by no later than two Business Days before that meeting.

12.8

The Separation Committee may decide to undertake separation activities in a way which deviates from the Separation Plan, provided all such decisions by the Separation Committee are made unanimously between the two Leads. In the event one party considers a deviation from the Separation Plan is necessary and / or disagrees with the proposed implementation of the Separation Plan, and the Leads fail to unanimously agree on how to resolve a request or issue, this will be an Escalation Event and Clause 12.4 will apply mutatis mutandis.

Implementation of the Separation Plan

12.9

Subject to compliance with Anti-trust Laws, the Seller, the Seller Guarantor, the Buyer Guarantor and the Buyer will comply with the requirements of, and use reasonable endeavours to achieve any milestones set out in, the agreed Separation Plan including by procuring that any of their Affiliates undertake any action required to comply with the Separation Plan on and from the date the Separation Plan is agreed.

12.10

If the Seller becomes aware that a third-party consent is required in respect of the separation of a Group Asset (“Third-Party Consent”), the Seller will notify the Buyer of such required Third-Party Consent as soon as reasonably practicable, and unless the Seller and Buyer agree (acting reasonably) that it is not in the best interests of the Group to seek such Third-Party Consent, the Seller will use reasonable endeavours to obtain such Third-Party Consent in accordance with the timelines contemplated by the Separation Principles or Separation Plan (as applicable) (and in any event by the end of the term of the TSA). All one-off and recurring third-party costs suffered, incurred or due to be incurred by the Seller Group in relation to the transfer by the Seller Group of a Group Asset to the Buyer Group and in obtaining any Third-Party Consents will be borne by the Buyer and the Buyer will promptly reimburse the Seller for any amounts so incurred by the Seller Group. If a Third-Party Consent has not been obtained by the Seller by the end of the TSA (or Completion, where required by the Separation Principles), the relevant Group Asset will not be separated from the Seller Group’s business and the Buyer will be responsible for procuring an alternative to that Group Asset.

12.11

Without limiting Clause 25.1 and save as otherwise provided for in Clause 12.10, with effect from the relevant date(s) contemplated by the Separation Principles or as otherwise agreed in the Separation Plan (and in any event by the end of the term of the TSA), the Buyer will:

(a)	own and hold the exclusive benefit of the Group Assets that have been separated from the Seller Group’s business;

(b)	carry out and perform all the obligations and liabilities to be carried out and performed in relation to the Group Assets that have been separated from the Seller Group’s business; and

(c)	indemnify and hold the Seller Group harmless against all Liabilities which may be suffered or incurred by the Seller Group in respect of any failure by the Buyer to comply with Clause 12.11(b).

12.12	Without limiting any provision of the TSA (or the agreed Separation Plan):

(a)	the Seller and the Buyer are each responsible for their own and their Affiliates’ internal and third-party costs relating to the formulation of the Separation Plan;

(b)

the Buyer is responsible for the internal and third-party costs of the Seller Group, as well as for their own and their Affiliates’ internal and third-party costs, relating to the execution and performance of the Separation Plan and the administration of the Separation Committee; and

(c)

subject to Clause 12.12(d), costs to be met by the Buyer as described in Clauses 12.10 and 12.12(b) will be “at cost” without any mark-up imposed by the Seller Group and will be invoiced by the relevant Seller Group member in arrears at any time after the end of the relevant calendar month. The amounts specified in each invoice (together with any GST if applicable) will be payable by the Buyer within 30 days of receipt of the relevant invoice. The Seller’s invoice given under this Clause 12.12(c) may include separation costs which relate to any preceding calendar month and be in respect of more than one calendar month; and

(d)

the Buyer’s maximum aggregate liability in respect of all costs invoiced under Clause 12.12(c) (when aggregated with all costs invoiced under clause 13.12(c) of the Moranbah North SAPA) will not exceed $20,000,000.

12.13

The parties acknowledge and agree that compliance by them with their obligations under this Clause 12 is taken to constitute compliance by their respective Affiliates with Clause 13 of the Moranbah North SAPA.

13.	MATERIAL ADVERSE CHANGE

13.1

If, before Completion, either the Buyer or the Seller becomes aware that a Material Adverse Change has occurred, each party must promptly give written notice to each other party, including full details of the Material Adverse Change.

13.2

No later than 10 Business Days after a party gives a notice under Clause 13.1 (or such other period as the Buyer and the Seller may agree in writing), the Seller must notify the Buyer whether, in the reasonable opinion of the Seller, the Seller considers that the Material Adverse Change could be cured (including by payment of money) or could otherwise cease to exist on or before Completion and full details of all relevant circumstances, including the basis on which the Seller considers the Material Adverse Change can be cured or otherwise cease to exist, and applicable timeframes.

13.3

If a Material Adverse Change occurs before Completion and the Seller gives a notice under Clause 13.2 that the Material Adverse Change can be cured before Completion, the Seller must use reasonable endeavours to investigate and cure (or procure the cure of) the Material Adverse Change before the MAC Cure Date.

13.4

The Seller must keep the Buyer reasonably informed in relation to any Material Adverse Change (including providing details of any actions the Seller is taking to cure the Material Adverse Change), and must promptly give written notice to the Buyer at any time before Completion if, in the reasonable opinion of the Seller, the Seller considers that a Material Adverse Change cannot be cured or otherwise cease to exist before the MAC Cure Date.

13.5	If a Material Adverse Change occurs before Completion and the Material Adverse Change is not cured or has not otherwise ceased to exist on or before the MAC Cure Date:

(a)	the Buyer may, by written notice to the Seller; or

(b)	the Seller may, by written notice to the Buyer,

terminate this Deed at any time up until immediately prior to Completion.

13.6	If the Seller gives a notice under Clause 13.2 or 13.4 that the Material Adverse Change cannot be cured and will not otherwise cease to exist on or before Completion:

(a)	the Buyer may, by written notice to the Seller; or

(b)	the Seller may, by written notice to the Buyer,

terminate this Deed within 10 Business Days of the Seller having given notice under Clause 13.2 or 13.4.

13.7	The parties agree that the occurrence of a Material Adverse Change will not constitute a breach of this Deed by the Seller.

13.8

Nothing in Clause 13.7 restricts the Buyer from making a Claim against a Seller Group member for a breach by a Seller Group member of its obligations under this Deed, except that the Buyer is excluded from making a Claim against a Seller Group member:

(a)	where a Material Adverse Change has been cured in accordance with this Clause 13 or otherwise ceases to exist on the Completion Date; or

(b)	in respect of any breach of Warranty by the Seller where this Deed is terminated in accordance with Clauses 13.5 or 13.6.

14.	COMPLETION

14.1	Completion will take place at the Seller’s Solicitor’s offices (or at any other place as agreed in writing by the Seller and the Buyer) on the Scheduled Completion Date.

14.2	At Completion:

(a)	the Seller shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 5; and

(b)	the Buyer shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 5.

14.3	At Completion:

(a)	the Buyer shall procure that each relevant Group Company repays to the Seller and / or the Seller’s relevant Affiliate the amount of any Estimated Inter-Group Funding Payables;

(b)	the Seller shall, and shall procure that each of the Seller’s relevant Affiliates shall, repay to each relevant Group Company the amount of any Estimated Inter-Group Funding Receivables; and

(c)

the repayments in accordance with Clauses 14.3(a) and 14.3(b) will be settled by payments between (a) the Seller, for itself and as agent on behalf of the relevant Seller’s Affiliates; and (b) the Buyer, for itself and as agent on behalf of the relevant Group Companies and Clause 21.5 will apply to such payments.

14.4

Within 10 Business Days of the Completion Accounts becoming binding in accordance with Schedule 9, and the Inter-Group Funding Payables and Inter-Group Funding Receivables being finally determined, if the amount of any Inter-Group Funding Payable and / or any Inter-Group Funding Receivable contained in the Completion Accounts is greater or less than the corresponding Estimated Inter-Group Funding Payable or Estimated Inter-Group Funding Receivable, the Seller and the Buyer shall procure that any necessary adjustments to the repayments pursuant to Clause 14.3 are made to ensure that the actual amount of each Inter-Group Funding Payable and each Inter-Group Funding Receivable has been repaid by each relevant Group Company to the Seller or relevant Seller’s Affiliate, or by the Seller or relevant Seller’s Affiliate to the relevant Group Company, as the case may be and it is agreed that any amounts payable by the relevant Group Company to the Seller or relevant Seller’s Affiliate, or by the Seller or relevant Seller’s Affiliate to the relevant Group Company under this Clause 14.4, will to the extent possible, be set-off against each other, such that a single amount will be payable by the relevant Group Company to the Seller or relevant Seller’s Affiliate or vice versa.

14.5	Subject to Clause 14.6, all documents and items delivered, and payments received, in connection with Completion will be held by the recipient to the order of the person delivering or making them.

14.6	Simultaneously with:

(a)	the delivery of all documents and items required to be delivered;

(b)	the receipt of all payments required to be made; and

(c)	the performance of all other obligations required to be performed at Completion,

(and in the case of Clause 14.8(b), other than any such delivery, payment or performance to the extent such is not practicable), all such documents, items and payments will cease to be held to the order of the person delivering or making them, will be released and Completion will be deemed to have taken place.

14.7	No party shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

14.8

Without prejudice to Clause 31 or any other rights and remedies a party may have, if the Buyer or the Seller does not comply with its obligations under Clause 14.2 on the Scheduled Completion Date, the Buyer (in the case of non-compliance by the Seller) and the Seller (in the case of non-compliance by the Buyer) shall each be entitled by notice in writing to each other party, at its discretion:

(a)	to defer Completion to the next End of Month Date or any later date set for Completion in accordance with this Clause 14.8(a). In such event:

(i)

if the deferral is the result of non-compliance by the Buyer, the Seller may at its election provide the Buyer with an updated Completion Schedule in accordance with the requirements of Clause 11.5 (other than in respect of timing), which will then constitute the Completion Schedule for the purposes of this Deed in lieu of any prior Completion Schedule;

(ii)

if the deferral is the result of non-compliance by the Seller, the Seller will, if requested by the Buyer, promptly upon such request provide the Buyer with an updated Completion Schedule in accordance with the requirements of Clause 11.5 (other than in respect of timing), which will then constitute the Completion Schedule for the purposes of this Deed in lieu of any prior Completion Schedule; and

(iii)	this Clause 14.8 will also apply to Completion so deferred;

(b)	so far as practicable, to complete the sale and purchase of the Shares in accordance with Clause 14.1 and Schedule 5; or

(c)	provided Completion has been deferred in accordance with Clause 14.8(a) at least once by it, to terminate this Deed by notice in writing to the other parties, following which Clause 31 will apply.

14.9

Notwithstanding anything in this Deed, in respect of any Pre-emption Joint Venture Agreement where a waiver has not been received in accordance with Clause 9.1(a)(i) or completion of the sale of the relevant Participating Interest has not occurred in accordance with Clause 9.1(a)(ii), if Completion is not permitted under such Pre-emption Joint Venture Agreement without causing a default or an obligation of re-assignment because the period for Completion to occur following expiry of the applicable Pre-emption Exercise Period has passed (such circumstances constituting a “Pre-emption Expiry”), the Seller may, in its discretion, terminate this Deed prior to Completion by notice in writing to the other parties.

14.10

Within five Business Days of Completion, the Seller must provide to the Buyer evidence that Anglo American Australia Holdings Pty Limited has been appointed as the new provisional head company of the Seller Consolidated Group pursuant to subsection 719-60(3) of the 1997 Tax Act.

15.	COMPLETION ACCOUNTS

15.1	In respect of the Completion Accounts, the parties shall comply with the requirements set out in Schedule 9.

15.2	Within 10 Business Days, starting on the day after the Completion Accounts become binding in accordance with the provisions of Schedule 9, the following payments will be made:

(a)	in respect of the Cash:

(i)	if the Cash is less than the Estimated Cash, the Seller shall repay to the Buyer an amount equal to such difference; or

(ii)	if the Cash is greater than the Estimated Cash, the Buyer shall pay to the Seller an amount equal to such difference;

(b)	in respect of the Debt:

(i)	if the Debt is less than the Estimated Debt, the Buyer shall pay to the Seller an amount equal to such difference; or

(ii)	if the Debt is greater than the Estimated Debt, the Seller shall repay to the Buyer an amount equal to such difference; and

(c)	in respect of the Working Capital:

(i)	if the Working Capital is less than the Estimated Working Capital, the Seller shall repay to the Buyer an amount equal to such difference; or

(ii)	if the Working Capital is greater than the Estimated Working Capital, the Buyer shall pay to the Seller an amount equal to such difference,

and it is agreed that any amounts payable by the Buyer to the Seller under this Clause 15.2 will, to the extent possible, be set-off against amounts payable by the Seller to the Buyer under this Clause 15.2, such that a single amount will be payable by the Buyer to the Seller or vice versa.

16.	POST-COMPLETION OBLIGATIONS

16.1

The Buyer shall by no later than the next scheduled payroll following Completion, procure, to the extent not paid on or before the Completion Date, the payment by each relevant Group Company of any Transaction Bonuses to the persons entitled to such amounts, and each Group Company will deduct and withhold from any such payment such amount as the relevant Group Company is required by Law to deduct and withhold for, or on account of, Tax. The Buyer shall procure that each relevant Group Company accounts to the appropriate Tax Authority for amounts so deducted or withheld in accordance with applicable Law. Any such recipient of a Transaction Bonus may enforce this Clause 16.1 under the Contracts (Rights of Third Parties) Act 1999.

16.2

After Completion, the Buyer must procure that the Group Companies make all necessary filings with ASIC to give effect to the changes in the membership of the Group Companies, the changes in the officers of each Group Company and the change in name and registered address of each Group Company made in accordance with the terms of this Deed.

16.3	The Buyer shall procure that each Group Company shall as soon as reasonably practicable and in any event:

(a)	within five Business Days of Completion:

(i)	remove any use of the Trade Marks and Get-up displayed online by the Group Company and / or any of their Affiliates; and

(ii)	cease to use in the ordinary course of any business:

(A)	the words “Anglo” or “Anglo American”; and

(B)	any business or domain name which, at Completion, was or had been used by the Seller or any Seller’s Affiliate;

(b)	within 20 Business Days of Completion:

(i)	remove or replace the Trade Marks and Get-up on any administrative forms, templates, documents and other corporate content; and

(ii)	remove any signs and indicia bearing the Trade Marks and Get-up from any headquarter premises of the Group Company and / or any of their Affiliates;

(c)	within 60 Business Days of Completion, remove any signs and indicia bearing the Trade Marks and Get-up from any other sites and operations owned, controlled and / or operated by the Group Company; and

(d)	within 12 months of Completion, remove or replace the Trade Marks and Get-up on any clothing of Employees.

16.4

The Buyer shall put in place and maintain until the sixth anniversary of the Completion Date run-off directors’ and officers’ insurance with the same level of coverage and scope as each Group Company has in place immediately before Completion (“D&O Insurance”) in respect of those directors and officers of any Group Company who resign from any board of a Group Company at or before Completion, providing a level of cover no less extensive than that which is in place as at the date of this Deed. The Buyer undertakes that it shall not take or omit to take (and shall procure that each Buyer Group member shall not take or omit to take) any action which has the effect of invalidating the D&O Insurance. Any such director covered by the D&O Insurance may enforce this Clause 16.4 under the Contracts (Rights of Third Parties) Act 1999.

16.5	For a period of seven years from Completion, the Buyer shall, and shall procure that each Group Company shall:

(a)

preserve and maintain all books, records and documents which relate to the Taxation of the Group and each Group Company (other than in respect of the Moranbah North Assets) and pertain to events occurring before Completion; and

(b)

make all books, records and documents which are in its possession or control and relate to the Group (other than in respect of the Moranbah North Assets and only insofar as the same record matters occurring on or before Completion) available for inspection by the Seller and its Representatives and permit the Seller and its Representatives to have reasonable access during normal Working Hours to, and to take copies (at such person’s own expense) of such books, records and documents, and to otherwise provide reasonable information and assistance and reasonable access to any director, officer, employee or agent or adviser of the Group, in each case to the extent reasonably required by the Seller or their Representatives and subject to reasonable advance notice being given.

16.6

Except as required by applicable Law or with the Seller’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall not cause or permit any Buyer Group member (including the Group Companies) to, make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, in each case with respect to any period (or part of any period) ended on or before Completion, that could result in any increased Tax liability (or any indemnification or payment obligation under this Deed or any other Transaction Document in respect of any Tax liability) to, or reduce any Relief of, the Seller or any of its Affiliates.

17.	[***]

17.1	[***]

17.2	[***].

17.3	[***]

17.4	[***]

18.	GUARANTEES

18.1	From Completion the Buyer shall promptly do everything necessary to assist the Seller with the release of the Seller Guarantees, including:

(a)	lodging the Replacement Bank Guarantees and Replacement Financial Provisioning (and any duly completed and executed forms as may be required) with the State or the Bank Guarantee Beneficiary; and

(b)

providing the relevant Authority with any further Financial Provisioning in relation to the Mining Tenements and related Environmental Authorisations as and if required by the relevant Authority (including any Financial Provisioning which is specified as being required to be provided in a Notice of Decision), and, pending release of any such Seller Guarantee, on and from Completion, the Buyer will indemnify the Seller and each Seller’s Affiliate on demand (on a dollar for dollar basis) against all Liabilities arising after Completion under or by reason of such Seller Guarantee.

18.2

Without limiting Clause 18.1, on and from Completion the Buyer shall deliver to the relevant Authority any Financial Provisioning (in addition to any Financial Provisioning required to be delivered under Clause 18.1) required to be provided in respect of a Mining Tenement and / or an Environmental Authorisation under the Resources Act or the Environmental Protection Act 1994 (Qld) (including in respect of any FPS Environmental Authority).

18.3

Without limiting Clause 18.2, the Buyer shall use reasonable endeavours to ensure that as soon as reasonably practicable after Completion, the Seller and each Seller’s Affiliate are released from all Third-Party Guarantees and, to the extent not replaced at or before Completion, any Seller Guarantees given by the Seller or any Seller’s Affiliate in respect of obligations of any Group Company and pending release of any such Third-Party Guarantee or Seller Guarantee, and the Buyer shall indemnify the Seller and each Seller’s Affiliate on demand (on a dollar for dollar basis) against all Liabilities arising after Completion under or by reason of such Third-Party Guarantee or Seller Guarantee.

18.4

Without limiting Clause 18.2, the Seller shall use reasonable endeavours to ensure that as soon as reasonably practicable after Completion, each Group Company is released from all Third-Party Guarantees given by that Group Company in respect of the Seller’s or any Seller’s Affiliate’s obligations and pending release of any such Third-Party Guarantee, the Seller shall indemnify the Buyer and each Group Company on demand (on a dollar for dollar basis) against all Liabilities arising after Completion under or by reason of such Third-Party Guarantee.

19.	MORANBAH NORTH CLAIMS

19.1	From the date the Buyer or a Buyer Group member notifies a Moranbah North Seller which is a member of the Buyer Group of a Moranbah North Claim, the Buyer shall:

(a)	immediately notify the Seller of the Moranbah North Claim;

(b)	take (and procure any Buyer Group member takes) such action as the Seller requests to avoid, resist, dispute, appeal, compromise, remedy or defend the Moranbah North Claim;

(c)	delegate the conduct of all current and future proceedings on behalf of the relevant Moranbah North Seller(s) in respect of the Moranbah North Claim to the Seller;

(d)	retain such legal advisers as nominated by the Seller to act on behalf of the relevant Moranbah North Seller(s), in accordance with the Seller’s instructions;

(e)

provide (and procure any Buyer Group member provides) such information and assistance as the Seller or the appointed legal advisers may require in connection with the conduct of the Moranbah North Claim; and

(f)

not take any action, and shall procure that no Buyer Group member takes any action, on behalf of the relevant Moranbah North Seller(s) in respect of the Moranbah North Claim without the Seller’s prior written consent.

19.2

The Buyer shall execute and deliver or procure the execution and delivery of all such documents and shall do all such things as the Seller requires for the purpose of giving full effect to the provisions of Clause 19.1 and to secure for the Seller the full benefit of the rights, powers and remedies conferred upon it under Clause 19.1.

19.3

If any Moranbah North Seller which is a member of the Buyer Group makes any payment to the Moranbah North Buyer in respect of any Moranbah North Claim (a “Moranbah Claim Payment”), provided that the Buyer has materially complied with its obligations under Clauses 19.1 and 19.2, the Seller shall pay to the Buyer’s Bank Account within 10 Business Days of a Moranbah Claim Payment being made, an amount equal to the Moranbah Claim Payment, less an amount equal to any Tax refund or other Tax saving to which any Group Company or any other member of the Buyer Group is, or would following an appropriate amendment to the relevant tax return be, entitled by reason of the consideration received by the relevant Moranbah North Seller from the Moranbah North Buyer under the Moranbah North SAPA being treated as reduced by the amount of the Moranbah Claim Payment, but excluding any amounts identifiably taken into account in Cash, Debt or Working Capital for the purpose of determining the Completion Accounts.

19.4

Provided that the Buyer has materially complied with its obligations under Clauses 19.1 and 19.2, the Seller will pay all costs and expenses incurred by the Buyer Group in providing such information and assistance as set out in Clauses 19.1 and 19.2.

19.5	The Seller will not be required to pay any amount to the Buyer under Clause 19.3 if the Buyer has not materially complied fully with its obligations under Clauses 19.1 and 19.2.

20.	POST-COMPLETION PAYMENT OBLIGATIONS

20.1

If the Buyer Group receives any amount following Completion pursuant to any provision of the Moranbah North SAPA, including any amount in respect of any purchase price adjustment, settlement of inter-company receivables / payables or wrong pocket adjustments, or in connection with any [***], the Grosvenor Contingent Consideration or the Grosvenor Royalty, but excluding any amount in respect of a Moranbah North Claim other than any amount received by a Moranbah North Seller which is a member of the Buyer Group, that is not transferred to the Seller pursuant to the Moranbah North SAPA, the other provisions of this Deed or included in ‘Cash’, ‘Debt’ or ‘Working Capital’ as defined in the Moranbah North SAPA for the purpose of determining the ‘Completion Accounts’ as defined in the Moranbah North SAPA (any such amount a “Buyer Refund Amount”), the Buyer will immediately notify the Seller and procure that an amount equal to the Buyer Refund Amount is paid to the Seller’s Bank Account within 10 Business Days of receiving the Buyer Refund Amount.

20.2

If any Moranbah North Seller which is a member of the Buyer Group makes any payment (excluding a Moranbah Claim Payment) following Completion pursuant to and in compliance with any provision of the Moranbah North SAPA that is not included in ‘Cash’, ‘Debt’ or ‘Working Capital’ as defined in the Moranbah North SAPA for the purpose of determining the ‘Completion Accounts’ as defined in the Moranbah North SAPA (any such amount a “Seller Refund Amount”), the Buyer will immediately notify the Seller and the Seller shall, provided the relevant Moranbah North Seller has fully complied with its obligations under the Moranbah North SAPA in respect of such payment, procure that an amount equal to the Seller Refund Amount is paid to the Buyer’s Bank Account within 10 Business Days of the Seller Refund Amount being paid.

20.3

Following Completion, if the beneficiary (including the Scheme Manager) of any Seller Financial Provisioning pays or refunds any portion of that Seller Financial Provisioning to the Buyer Group (including as a result of the Buyer Group providing the Replacement Financial Provisioning and including if any portion of the Seller Financial Provisioning is credited against the Replacement Financial Provisioning), the Buyer must promptly, and in any case within five Business Days:

(a)	notify the Seller of receipt of such payment; and

(b)	pay the applicable Refunded Financial Provisioning amount (in respect of the applicable Seller Financial Provisioning) to the Seller.

21.	SELLER’S WARRANTIES AND UNDERTAKINGS

21.1	The Seller warrants to the Buyer that each of the Warranties in Schedule 6 is true and accurate:

(a)	as at the date of this Deed; and

(b)

in respect of the Fundamental Warranties only, as at Completion as if repeated immediately before Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty must be considered a reference to the Completion Date.

21.2	Each of the Warranties must be construed as being separate and independent.

21.3

Warranties qualified by the expression “so far as the Seller is aware” (or any similar expression) are deemed to be given by the Seller only based on the actual knowledge of [***], [***], [***], [***], [***], [***], [***], [***], [***], [***] and [***] as at the date of this Deed.

21.4

Notwithstanding any other provision of this Deed, the provisions of this Clause 21 and Schedule 7, and the provisions in paragraph 3 of the Tax Covenant, operate to limit the Seller’s liability in respect of any Claim.

21.5	The Seller and the Buyer acknowledge and agree that on and from Completion:

(a)

except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, to the extent permitted by Law, the Seller, its Affiliates and its Affiliates’ Connected Persons have no rights or remedies against (and have not assigned any rights or remedies against) and shall not bring or make any claim, proceeding, suit or action, in relation to the transactions contemplated by the Transaction Documents:

(i)

in connection with any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with any of the Transaction Documents against any current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants of any Group Company (each of whom shall be entitled to enforce this Clause 21.5(a)(i) under the Contracts (Rights of Third Parties) Act 1999) on whom it may have relied before agreeing to any terms of, or entering into, any Transaction Document; and

(ii)

against any Group Company or any of their current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of which shall be entitled to enforce this Clause 21.5(a)(ii) under the Contracts (Rights of Third Parties) Act 1999) in relation to a matter occurring before the Completion Date, and with effect from Completion, the Seller irrevocably releases, waives, forfeits and / or extinguishes (and shall procure that each of its Affiliates and its Affiliates’ Connected Persons release, waive, forfeit and / or extinguish) any such claim, proceeding, suit or action;

(b)

subject to any payments required to be made on or following the Completion Date pursuant to this Deed (including the payment of the Transaction Bonuses), no amounts will be owed from a Group Company to the Seller or any of its Affiliates in relation to matters occurring before Completion; and

(c)

subject to any payments required to be made on or following the Completion Date pursuant to this Deed (including the payment of the Transaction Bonuses), no amounts will be owed from the Seller or a Seller’s Affiliate to a Group Company in relation to matters occurring before Completion.

22.	SELLER GUARANTOR’S WARRANTIES AND UNDERTAKINGS

22.1	The Seller Guarantor warrants to the Buyer as at the date of this Deed and as at Completion as if repeated immediately before Completion that:

(a)	the Seller Guarantor is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(b)

no (i) meeting has been convened, resolution proposed, petition presented or order made for its winding up; (ii) receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any of its assets; or (iii) mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor;

(c)

the Seller Guarantor has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents to which the Seller Guarantor is a party in accordance with their terms;

(d)

this Deed and the other Transaction Documents to which the Seller Guarantor is a party constitute (or will constitute when executed) valid, legal and binding obligations on the Seller Guarantor in accordance with their terms;

(e)

the execution and delivery of this Deed and the other Transaction Documents to which the Seller Guarantor is a party by the Seller Guarantor and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Seller Guarantor’s constitutional documents, any agreement or instrument to which the Seller Guarantor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Seller Guarantor or any of its property;

(f)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Seller Guarantor to authorise the execution or performance of this Deed by the Seller Guarantor;

(g)

the Seller Guarantor is not and none of its directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law; and

(h)	the Seller Guarantor is not and none of its directors, officers, employees, agents or representatives (in such capacity):

(i)	is or has been a Sanctioned Person;

(ii)	is or has been in breach of any Sanctions Laws; or

(iii)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory,

but Clauses 22.1(g) and 22.1(h) will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

22.2	The Seller Guarantor irrevocably and unconditionally:

(a)	guarantees, as a primary obligation to the Buyer, the due and punctual performance by the Seller of all the Seller Guaranteed Obligations in accordance with this Clause 22;

(b)	undertakes to the Buyer that:

(i)

whenever the Seller does not pay any amount when due under or in connection with the Seller Guaranteed Obligations, it shall immediately on demand and without deduction or withholding pay that amount as if the Seller Guarantor was the principal obligor; and

(ii)

whenever the Seller fails to perform any other Seller Guaranteed Obligation, it shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Seller Guaranteed Obligation, so that the same benefits are conferred on the Buyer as it would have received if such Seller Guaranteed Obligations had been performed and satisfied by the Seller; and

(c)

indemnifies each of the Buyer, all of its Affiliates and each officer, employee and agent of such persons on demand (on a dollar for dollar basis) against all Liabilities which the Buyer may suffer or incur (whether directly or indirectly) as a result of any claim relating to:

(i)	the failure of the Seller to perform any of the Seller Guaranteed Obligations; or

(ii)	any Seller Guaranteed Obligation becoming unenforceable, invalid or illegal.

22.3

The guarantee in Clause 22.2 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Seller in respect of the Seller Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

22.4

If any payment by the Seller and / or the Seller Guarantor or any discharge of any obligations of the Seller and / or the Seller Guarantor or any security for those obligations or otherwise is avoided or reduced because of insolvency or any similar event:

(a)	the liability of the Seller and the Seller Guarantor will continue as if the payment discharge, avoidance or reduction had not occurred; and

(b)	the Buyer will be entitled to recover the value or amount of that security or payment from the Seller Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

22.5

The obligations of the Seller Guarantor under this Clause 22 will not be affected by any act, omission, matter or thing which, but for this Clause 22.5, would reduce, release or prejudice any of its obligations under this Clause 22 (whether or not known to the Buyer, the Buyer Guarantor, the Seller or the Seller Guarantor) including:

(a)	any time, waiver or consent granted to, or composition with, the Seller or any other person;

(b)	the release of the Seller or any other person under the terms of any composition or arrangement with any creditor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Seller or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Buyer or any other person;

(e)	any amendment (however fundamental) or replacement of any of the Seller Guaranteed Obligations or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Deed or any other document or security; or

(g)	any insolvency or similar proceedings.

22.6

The Seller Guarantor waives any right it may have of first requiring the Buyer to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller Guarantor under this Clause 22. This waiver applies irrespective of any law or any provision of this Deed to the contrary.

22.7	Until all amounts which may be or become payable by the Seller under or in connection with the Seller Guaranteed Obligations have been irrevocably paid in full:

(a)

the Buyer may refrain from applying or enforcing any other money, security or rights held or received by the Buyer in respect of those amounts or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise), and the Seller Guarantor shall not be entitled to the benefit of the same;

(b)	the Buyer may hold in an interest-bearing suspense account any money received from the Seller Guarantor or on account of the Seller Guarantor’s liability under this Clause 22;

(c)

the Seller Guarantor shall not exercise any rights which it may have by reason of performance by it of the Seller Guaranteed Obligations to be indemnified by the Seller or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller in respect of the Seller Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Seller Guaranteed Obligations by the Buyer; and

(d)

the Seller Guarantor shall not claim from the Seller any sums which may be owing to it from the Seller or have the benefit of any set-off or counter claim or proof against, or dividend, composition or payment by, the Seller other than in respect of an Exempted Amount.

22.8

The Seller Guarantor undertakes to hold any security taken from the Seller in connection with this guarantee in trust for the Buyer pending discharge in full of all the Seller Guarantor’s obligations under this Clause 22.

22.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Buyer.

23.	BUYER’S WARRANTIES AND UNDERTAKINGS

23.1	The Buyer warrants to the Seller as at the date of this Deed and as at Completion as if repeated immediately before Completion that:

(a)	the Buyer is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(b)

no (i) meeting has been convened, resolution proposed, petition presented or order made for its winding up; (ii) receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any of its assets; or (iii) mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor;

(c)	the Buyer has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents in accordance with their terms;

(d)	this Deed and the other Transaction Documents constitute (or will constitute when executed) valid, legal and binding obligations on the Buyer in accordance with their terms;

(e)

the execution and delivery of this Deed and the other Transaction Documents by the Buyer and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Buyer’s constitutional documents, any agreement or instrument to which the Buyer is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer or any of its property;

(f)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than the Regulatory Conditions) is required to be obtained, or made, by the Buyer to authorise the execution or performance of this Deed by the Buyer, and, in respect of the Regulatory Conditions, no Authority has indicated to the Buyer, its Affiliates or the Buyer’s or its Affiliates’ Representatives that its consent, approval or authorisation may not be provided, or may only be provided on a conditional basis (and such conditions are not standard conditions or not satisfactory to the Buyer), to enable the Buyer’s performance of this Deed;

(g)

the Buyer has provided the Seller with a correct and complete copy of the Commitment Letter (including all exhibits, schedules, annexes, supplements and amendments to the Commitment Letter) and any fee letter related to the Commitment Letter (the “Fee Letter”) pursuant to which the Buyer Guarantor will have available funds, together with cash on hand, to meet its obligations under the Transaction Documents (such debt financing agreements together being the “Buyer Financing Agreements”) provided that such copy of the Fee Letter may be redacted with respect to fees, pricing caps and other economic terms to the extent such redacted terms do not adversely affect the availability of the Financing at Completion;

(h)

each Buyer Financing Agreement is in full force and effect and has been executed by and is binding upon the Buyer Group members that are party to the Buyer Financing Agreements and, to the Buyer’s knowledge, all other parties to the Buyer Financing Agreements;

(i)

there are no agreements, side letters or arrangements (other than the Buyer Financing Agreements and the fee letters related thereto) relating to the Financing that impose or permit the imposition of conditions precedent to the funding of the Financing on the Completion Date or would otherwise affect the availability of the Financing on the Completion Date;

(j)

the Buyer has no reason to believe that any of the Financing Conditions contemplated by the Commitment Letter, and as will be contained in the Buyer Financing Agreements, will not be satisfied or that the Financing will not be made available to the Buyer on or prior to the Completion and the Buyer is not aware of the existence of any fact, matter or circumstance as of the date of this Deed that would reasonably be expected to cause such conditions to the Financing not to be satisfied and the Completion not to occur;

(k)

the Buyer is not aware of any fact, matter, event or circumstance which is or could reasonably be expected to result in a Claim, and for the purposes of this Clause 23.1(k), the Buyer’s awareness means the extent to which the Buyer Deal Team Members are aware, or ought reasonably to have been aware after having made reasonable enquiries, as at the date of this Deed of such fact, matter, event or circumstance;

(l)

the Buyer is not and no Buyer Group member nor any of their respective directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law; and

(m)	the Buyer is not and no Buyer Group member nor any of their respective directors, officers, employees, agents or representatives (in such capacity):

(i)	is or has been a Sanctioned Person;

(ii)	is or has been in breach of any Sanctions Laws; or

(iii)

has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory, but Clauses 23.1(l) and 23.1(m) will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

23.2	The Buyer acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents:

(a)

it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any Group Company or any Seller’s Affiliate, or each of their respective current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of whom shall be entitled to enforce this Clause 23.2(a) under the Contracts (Rights of Third Parties) Act 1999), and the Buyer irrevocably releases, waives, forfeits and / or extinguishes any such claim, proceeding, suit or action; and

(b)

on and from Completion, no Group Company will have any rights or remedies against, or any basis for bringing any claim, proceeding, suit or action against, the Seller, its Affiliates or its or its Affiliates’ Connected Persons (each of which shall be entitled to enforce this Clause 23.2(b) under the Contracts (Rights of Third Parties) Act 1999), and with effect from Completion, the Buyer shall procure that no Group Company brings any such claim, proceeding, suit or action to the extent the Buyer has control of the Group Company.

23.3

With effect from Completion, to the maximum extent permitted by Law, the Buyer shall grant, and shall procure that each Group Company shall grant, a release and full discharge to all officers of the Group Companies that resign effective from Completion from all liabilities or obligations owed to a Group Company and shall procure that each Group Company shall waive all claims it has or may have against such persons in connection with his appointment as a director of, or employment with, or conduct in relation to, any Group Company (except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents).

23.4

If the Buyer becomes aware that any of the Moranbah North Sellers has received notice of a ‘Demand’ in respect of a Moranbah North Entity or given a direction in respect of an ‘Other Tax Return’ under Schedule 8 of the Moranbah North SAPA, then the Buyer must immediately notify the Seller in writing and procure that the relevant Moranbah North Seller exercises its rights under Schedule 8 of the Moranbah North SAPA in respect of such ‘Demand’ in accordance with the Seller’s instructions and, if so requested by the Seller, allow the Seller to exercise such rights by dealing directly with the Moranbah North Buyer.

24.	BUYER GUARANTOR’S WARRANTIES AND UNDERTAKINGS

24.1	The Buyer Guarantor warrants to the Seller as at the date of this Deed and as at Completion as if repeated immediately before Completion that:

(a)	the Buyer Guarantor is validly incorporated, in existence, in good standing and duly registered under the laws of its country of incorporation;

(b)

no (i) meeting has been convened, resolution proposed, petition presented or order made for its winding up; (ii) receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to any of its assets; or (iii) mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor;

(c)

neither Buyer nor Buyer Guarantor is entering into this Deed with the actual intent to hinder, delay or defraud either present or future creditors of any member of the Buyer Group. As of the date of this Deed and immediately after giving effect to the Transaction (including the payment of the Completion Payment), assuming the accuracy of the representations and warranties set forth in Clause 21.1:

(i)

the amount of the “fair saleable value” of the assets of the Buyer Guarantor and its subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Buyer Guarantor and its subsidiaries, taken as a whole, as such liabilities become absolute and matured;

(ii)	the assets of Buyer Guarantor, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities);

(iii)

the Buyer Guarantor and its subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and

(iv)

Buyer Guarantor and its subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due;

(d)

the Buyer Guarantor has taken all necessary action and has all requisite power and authority to enter into and perform this Deed, the other Transaction Documents and the Buyer Financing Agreements to which the Buyer Guarantor is a party in accordance with their terms;

(e)

this Deed, the other Transaction Documents and the Buyer Financing Agreements to which the Buyer Guarantor is a party constitute (or will constitute when executed) valid, legal and binding obligations on the Buyer Guarantor in accordance with their terms;

(f)

the execution and delivery of this Deed, the other Transaction Documents and the Buyer Financing Agreements to which the Buyer Guarantor is a party by the Buyer Guarantor and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Buyer Guarantor’s constitutional documents, any agreement or instrument to which the Buyer Guarantor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer Guarantor or any of its property;

(g)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than the Regulatory Conditions) is required to be obtained, or made, by the Buyer Guarantor to authorise the execution or performance of this Deed by the Buyer Guarantor, and, in respect of the Regulatory Conditions, no Authority has indicated to the Buyer Guarantor, its Affiliates or the Buyer Guarantor’s or its Affiliates’ Representatives that its consent, approval or authorisation may not be provided, or may only be provided on a conditional basis (and such conditions are not standard conditions or not satisfactory to the Buyer Guarantor), to enable the Buyer Guarantor’s performance of this Deed;

(h)

the Buyer Guarantor is not and no Buyer Group member (excluding the Moranbah North Entities) nor any of their respective directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law;

(i)	the Buyer Guarantor is not and no Buyer Group member (excluding the Moranbah North Entities) nor any of their respective directors, officers, employees, agents or representatives (in such capacity):

(i)	is or has been a Sanctioned Person;

(ii)	is or has been in breach of any Sanctions Laws; or

(iii)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person or with any Sanctioned Territory,

but Clauses 24.1(h) and 24.1(i) will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law; and

(j)

the Buyer Guarantor is not aware of any condition or circumstance that would prevent, hinder or delay its ability to wire or transfer at Completion the proceeds of the Financing to the bank account designated for such purpose by the Seller in accordance with this Deed.

24.2	The Buyer Guarantor irrevocably and unconditionally:

(a)	guarantees, as a primary obligation to the Seller, the due and punctual performance by the Buyer of all the Guaranteed Obligations in accordance with this Clause 24;

(b)	undertakes to the Seller that:

(i)

whenever the Buyer does not pay any amount when due under or in connection with the Guaranteed Obligations, it shall immediately on demand and without deduction or withholding pay that amount as if the Buyer Guarantor was the principal obligor; and

(ii)

whenever the Buyer fails to perform any other Guaranteed Obligation, it shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Guaranteed Obligation, so that the same benefits are conferred on the Seller as it would have received if such Guaranteed Obligations had been performed and satisfied by the Buyer; and

(c)

indemnifies each Indemnified Party on demand (on a dollar for dollar basis) against all Liabilities which the Seller may suffer or incur (whether directly or indirectly) as a result of any claim relating to:

(i)	the failure of the Buyer to perform any of the Guaranteed Obligations; or

(ii)	any Guaranteed Obligation becoming unenforceable, invalid or illegal.

24.3

The guarantee in Clause 24.2 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Buyer in respect of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

24.4	The Buyer Guarantor will:

(a)

maintain the Buyer Financing Agreements in full force and effect and, except for amendments, modifications, restatements or other changes made to any Buyer Financing Agreement that would not materially adversely affect the Buyer’s and Buyer Guarantor’s ability to satisfy their obligations under the Transaction Documents (and any change which causes the conditionality of any Buyer Financing Agreement to become more onerous or affects the ability of the Buyer Guarantor to enforce its rights against the Financing Sources will be regarded as materially adversely affecting the Buyer’s and Buyer Guarantor’s ability to satisfy their obligations under the Transaction Documents), without the prior written consent of Seller agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under, the Buyer Financing Agreements or other documentation relating to the Financing, and not do any act or take any step or omit to do any act or take any step that would in any way:

(i)	reduce the aggregate amount of the Financing committed and available to be drawn by the Buyer Guarantor under the Buyer Financing Agreements;

(ii)	reduce the period for which funds are available to be drawn by the Buyer Guarantor;

(iii)

otherwise materially adversely affect the Buyer Guarantor’s ability to draw funds under the Buyer Financing Agreements on the Completion Date sufficient to enable the Buyer and Buyer Guarantor to meet their obligations under the Transaction Documents and pay all fees and expenses required to be paid in connection with such Financing; or

(iv)	breach the obligations of Buyer Guarantor under the Buyer Financing Agreements or definitive financing documentation with respect thereto;

(b)

keep the Seller reasonably informed of all material developments in respect of the Buyer Financing Agreements (including, without limitation, any proposed amendments or waivers in respect of the Buyer Financing Agreements and provide the Seller with copies of any such amendments or waivers);

(c)	give the Seller prompt written notice of:

(i)	any material breach or default by any party to the Buyer Financing Agreements or definitive document related to the Financing; or

(ii)	the receipt of any written notice from any Financing Source with respect to any:

(A)

actual default, termination or repudiation by any party to the Buyer Financing Agreements or any definitive document related to the Financing, or any provisions of the Buyer Financing Agreements or any definitive document related to the Financing; or

(B)	material dispute or disagreement between or among any parties to the Buyer Financing Agreements or any definitive document related to the Financing,

that would adversely impact or delay in any material respect the ability of the Buyer to consummate the Transaction;

(d)

upon written request of Seller, inform Seller on a reasonably current basis of the status of its efforts to arrange the Financing contemplated by the Buyer Financing Agreements and to satisfy the conditions thereof, including, upon written request of Seller, advising and updating Seller and its counsel, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of then current drafts of the credit agreement, indenture, offering memorandum and other primary definitive documents, once drafting of such documentation is sufficiently advanced;

(e)

take all action reasonably necessary to satisfy on a timely basis the conditions precedent to the Financing on or prior to the Completion and to draw such amounts as it requires under the Buyer Financing Agreements on the Completion Date sufficient, together with such other contemplated sources, for the Buyer and Buyer Guarantor to meet their obligations under the Transaction Documents and all fees and expenses required to be paid in connection with such financing;

(f)

promptly following the date of this Deed, engage PNC Bank, National Association (“PNC”) to seek an amendment (the “Buyer Revolver Amendment”) to that certain Credit Agreement dated 18 January 2024, by and among the Buyer Guarantor as borrower, PNC as administrative agent, and the other financial institutions parties as lenders (the “Buyer Revolving Credit Agreement”) (such amendment to be executed by the parties required to execute such amendment pursuant to Section 11.1 of the Buyer Revolving Credit Agreement) to permit the Transaction, provided that:

(i)	upon execution of the Buyer Revolver Amendment, the Buyer Guarantor will deliver a copy of the same to the Seller; and

(ii)	if the Buyer Guarantor determines that the Buyer Revolver Amendment will not be executed on or prior to the Completion Date, then the Buyer Guarantor will:

(A)	notify the Seller in writing of the same; and

(B)	deliver to Seller:

(I)	prior to Completion, draft payoff and release documentation of the type required by paragraph 10(iii) of Annex C to the Buyer Financing Agreement (the “Buyer Revolver Payoff Documentation”); and

(II)	at Completion, copies of the Buyer Revolver Payoff Documentation executed by PNC (and any other applicable person) that is full force and effect as of the Completion Date; and

(g)	if the Buyer Financing Agreements terminate or any portion of the Financing required to complete the Transaction becomes unavailable:

(i)	promptly notify the Seller in writing of such unavailability and the reason for such unavailability; and

(ii)

use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing and other sources of cash available to Buyer, to consummate the Transaction and to pay the Completion Payment and other amounts contemplated by this Deed;

(iii)

use best efforts to cause the Alternative Financing to not include any conditions to its consummation that are materially more onerous than those in the Buyer Financing Agreements as of the date of this Deed or would reasonably be expected to prevent, materially delay or materially impede Completion;

(iv)

deliver to Seller true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative financing source shall have committed to provide any portion of the Alternative Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Fee Letter provided as of the date of this Deed), provided that, the Buyer Guarantor will not be required to obtain any Alternative Financing on terms and conditions that are less favourable in the aggregate or in any material respect, than the terms and conditions in the Buyer Financing Agreement. Compliance by the Buyer Guarantor with this Clause 24.4(g) will not relieve the Buyer of its obligations to consummate the Transaction whether or not the Financing or any Alternative Financing is available. To the extent the Buyer Guarantor obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Clause 24.4, references to the “Financing,” “Financing Sources,” “Buyer Financing Agreement” and other like terms in this Deed shall be deemed to refer to such Alternative Financing, the commitments under the Alternative Financing and the agreements with respect to the Alternative Financing, or the Financing, as so amended, replaced, supplemented, terminated, modified or waived; and

(h)

to the extent that the Financing is not capable of being drawn on or prior to the Completion Date as a result of a failure of any Financing Source or other relevant counterparty to perform its obligations under the Buyer Financing Agreements, take all such actions (or procure that such action is taken) as is necessary to enforce its or any other Buyer Group member’s rights against such Financing Source or counterparty under the Buyer Financing Agreements.

24.5

If any payment by the Buyer and / or the Buyer Guarantor or any discharge of any obligations of the Buyer and / or the Buyer Guarantor or any security for those obligations or otherwise is avoided or reduced because of insolvency or any similar event:

(a)	the liability of the Buyer and the Buyer Guarantor will continue as if the payment discharge, avoidance or reduction had not occurred; and

(b)	the Seller will be entitled to recover the value or amount of that security or payment from the Buyer Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

24.6

The obligations of the Buyer Guarantor under this Clause 24 will not be affected by any act, omission, matter or thing which, but for this Clause 24.6, would reduce, release or prejudice any of its obligations under this Clause 24 (whether or not known to the Buyer, the Buyer Guarantor, the Seller or the Seller Guarantor) including:

(a)	any time, waiver or consent granted to, or composition with, the Buyer or any other person;

(b)	the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Buyer or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Seller or any other person;

(e)	any amendment (however fundamental) or replacement of any of the Guaranteed Obligations or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under this Deed or any other document or security; or

(g)	any insolvency or similar proceedings.

24.7

The Buyer Guarantor waives any right it may have of first requiring the Seller to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer Guarantor under this Clause 24. This waiver applies irrespective of any law or any provision of this Deed to the contrary.

24.8	Until all amounts which may be or become payable by the Buyer under or in connection with the Guaranteed Obligations have been irrevocably paid in full:

(a)

the Seller may refrain from applying or enforcing any other money, security or rights held or received by the Seller in respect of those amounts or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise), and the Buyer Guarantor shall not be entitled to the benefit of the same;

(b)	the Seller may hold in an interest-bearing suspense account any money received from the Buyer Guarantor or on account of the Buyer Guarantor’s liability under this Clause 24;

(c)

the Buyer Guarantor shall not exercise any rights which it may have by reason of performance by it of the Guaranteed Obligations to be indemnified by the Buyer or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer in respect of the Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations by the Seller; and

(d)

the Buyer Guarantor shall not claim from the Buyer any sums which may be owing to it from the Buyer or have the benefit of any set-off or counter claim or proof against, or dividend, composition or payment by, the Buyer.

24.9

The Buyer Guarantor undertakes to hold any security taken from the Buyer in connection with this guarantee in trust for the Seller pending discharge in full of all the Buyer Guarantors’ obligations under this Clause 24.

24.10	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Seller.

25.	BUYER INDEMNITIES

25.1

To the maximum extent permitted by Law, and without limiting any other provision of this Deed, any other Transaction Document or any deed or agreement of novation, assumption or assignment in connection with this Deed or any other Transaction Document, on and from Completion, the Buyer:

(a)	shall assume responsibility for and fully satisfy all Assumed Liabilities;

(b)

shall indemnify each Indemnified Party on demand (on a dollar for dollar basis) against all Liabilities arising (whether arising before, on or after the Completion Date and regardless of whether arising due to an Indemnified Party’s negligence or breach of duty (statutory or otherwise) and / or Seller Group Representatives) in connection with all Assumed Liabilities (including for any claims), except to the extent that any such Liability is actually recovered by the Indemnified Party under an insurance policy held by a Seller Group member as at the date of this Deed;

(c)

releases the Indemnified Parties from all Liabilities which may arise or be incurred or sustained by the Buyer or any Buyer’s Affiliate or Buyer Group member from time to time or any of its or their officers, employees or agents and all claims which may be made against an Indemnified Party in relation to the Assumed Liabilities; and

(d)	shall comply with, perform or otherwise satisfy all Assumed Liabilities, including all Environmental Obligations, including as requested by an Indemnified Party,

provided that, without limiting Clause 27 and without double counting, the Seller undertakes to the Buyer that promptly following the receipt by any Indemnified Party of any proceeds under an insurance policy held by a Seller Group member as at the date of this Deed in respect of an Assumed Liability assumed by the Buyer pursuant to Clauses 25.1(a), 25.1(c) or (d) (an “Assumed Liability Insurance Amount”), it shall, within five Business Days of receipt, procure that an amount equal to such Assumed Liability Insurance Amount in full and without any set-off or deduction under this Deed, any other Transaction Document or otherwise is transferred to the Buyer’s Bank Account on a dollar for dollar basis but excluding any amounts identifiably taken into account in Cash, Debt or Working Capital for the purpose of determining the Completion Accounts.

25.2

The Seller holds on trust for each other Indemnified Party the benefit of Clause 25.1 to the extent that such provisions apply to those Indemnified Parties and, without derogating from any right of those Indemnified Parties to enforce those clauses, is entitled to enforce these clauses on behalf of those Indemnified Parties.

26.	SELLER INDEMNITIES

To the maximum extent permitted by Law, and without limiting any other provision of this Deed, any other Transaction Document or any deed or agreement of novation, assumption or assignment in connection with this Deed or any other Transaction Document, on and from Completion, the Seller shall indemnify each Buyer Group member on demand (on a dollar for dollar basis) against all Liabilities arising out of or in connection with [***], except to the extent that such Liabilities are accounted for in the Completion Accounts.

27.	INSURANCE

27.1

The Seller shall, and shall procure that its Affiliates shall, maintain in force all existing third-party insurance policies (in all material respects on the same terms and similar level of cover prevailing at the date of this Deed) for the benefit of the Group Companies until the Completion Date or earlier termination of this Deed (“Existing Insurance Policies”), save that the Seller or the Seller Group may amend the insurance policies maintained for the benefit of the Group Companies if such amended policies are substantially the same as those generally applicable to the Anglo American plc group as a whole.

27.2

The Seller shall, and shall procure that its Affiliates or relevant Group Companies, make all claims under the Existing Insurance Policies in relation to the Group Companies’ claims covered by such policies in relation to the period after the date of this Deed until the Completion Date (or earlier termination of this Deed) at the Seller’s cost or the Group Companies’ promptly and in accordance with the requirements of the relevant policy.

27.3	The Buyer agrees that, following the Completion Date:

(a)	the Seller will not be required to maintain the Existing Insurance Policies;

(b)	if the Seller continues to maintain the Existing Insurance Policies, neither the Buyer nor any of the Group Companies will be entitled to benefit from such policies;

(c)

any amount received by the Group Companies in respect of a refund of insurance premiums paid by the Seller in relation to the Group Companies in respect of periods after the Completion Date (a “Premium Refund”) is to be held by the Group Companies for the benefit of the Seller; and

(d)	it will procure replacement insurance policies in relation to the Group Companies and the Joint Ventures.

27.4	For the purposes of Clause 27.3(c), the parties acknowledge that, if:

(a)

any amount is received by the Group Companies in respect of any Premium Refund before Completion, unless such amount has been included in the Completion Accounts, the Group Companies shall pay those amounts (after adjustment for any Tax payable or any Tax benefit receivable by the Group) to the Seller; and

(b)

any amount is received by the Group Companies in respect of any Premium Refund after Completion, the Buyer shall procure that those amounts (after adjustment for any Tax paid or any Tax benefit received by the Group Companies) are promptly paid by the Group Companies to the Seller after receipt by the Group Companies of such amount.

27.5	Each party acknowledges and agrees that:

(a)

the Seller will be entitled to benefit from the proceeds of any insurance claim in relation to the period before the Completion Date in respect of circumstances arising before the Completion Date in relation to the Group Companies, including any proceeds of such claim that relates to periods after the Completion Date (“Pre-Completion Date Claim”), and the Seller and the Group Companies may (at the Seller’s cost) make and continue to pursue the Pre-Completion Date Claim after the Completion Date in the name of the Group Companies; and

(b)

the Buyer shall co-operate fully with the Seller after the Completion Date in respect of any Pre-Completion Date Claim, including procuring that the Group Companies give all assistance requested by the Seller (at the Seller’s cost) (including the provision of information and the execution of documents, including the assignment of the benefit of any Pre-Completion Date Claim) to enable the Seller to recover in full under the Pre-Completion Date Claim; and

(c)	in respect of circumstances arising after the Completion Date in relation to the Group Companies:

(i)	the Seller will be entitled to benefit from the proceeds of any insurance claim in relation to the period before the Completion Date; and

(ii)	subject to Clause 20.1, the Buyer will be entitled to benefit from the proceeds of any insurance claim in relation to the period after the Completion Date.

28.	EMPLOYEES

28.1

Subject to Clause 28.2, the Buyer undertakes to the Seller that it will procure that any Employee that is made redundant from any Group Company in the period commencing on Completion and ending 12 months after Completion will receive at least those amounts that would have been owed to such Employee on redundancy as calculated in accordance with document 08.02.10.01.01 in the Data Room.

28.2

Notwithstanding any of the foregoing to the contrary, Clause 28.1 shall not operate to duplicate any Entitlements owed to any Employee and shall not impose an obligation on the Buyer to continue or offer employment to any employee or limit the right of the Buyer to terminate the employment of, or to reassign or otherwise alter the status of, any employee of the Group after the Completion Date, or to change in any manner the terms and conditions of his or her employment or other service to or engagement by the Group.

29.	TAX COVENANT

The provisions of Schedule 8 apply with effect from Completion.

30.	CONFIDENTIALITY AND ANNOUNCEMENTS

30.1	Subject to Clauses 30.3 and 30.6, each party:

(a)	shall treat, and shall procure that each of its Affiliates shall treat, as strictly confidential:

(i)

the provisions of this Deed and the other Transaction Documents (including the identities of the parties to such agreements), their subject matter, any documents referred to in them, and the process of their negotiation;

(ii)

in the case of the Seller or the Seller Guarantor, any information received or held by the Seller, the Seller Guarantor, or any of their respective Representatives which relates to the Buyer Group; and

(iii)

in the case of the Buyer or the Buyer Guarantor, any information directly or indirectly received or held by the Buyer, the Buyer Guarantor, or any of their respective Representatives which relates to the Seller Group,

(together “Confidential Information”); and

(b)

shall not, and shall procure that its Affiliates shall not, except with the written consent of the party to whom the Confidential Information relates (which shall not be unreasonably withheld, delayed or conditioned), make use of (except for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document) or disclose to any person (other than its Representatives in accordance with Clause 30.2) any Confidential Information, and for the purposes of this Clause 30, the term “Affiliates” includes the Group Companies with respect to the Seller before Completion and with respect to the Buyer after Completion.

30.2	Each party undertakes that it shall, and it shall procure that its Affiliates shall, only disclose Confidential Information to its Representatives where:

(a)	it is reasonably required for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document (including in respect of the Pre-emption Rights); or

(b)

it is reasonably required for the purposes of refinancing any financing put in place and / or obtaining financing to enable the Buyer to perform its obligations under this Deed or any other Transaction Document, only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 30 and instructed to comply with this Clause 30 as if they were a party to it.

30.3

The Seller may disclose Confidential Information to any Joint Venture Participant if such Joint Venture Participant is informed of the confidential nature of the Confidential Information and the provisions of this Clause 30 and instructed to comply with this Clause 30 as if they were a party to it.

30.4

Subject to Clauses 30.5 and 30.6, each party shall not (and shall procure that its Affiliates shall not) make any announcement (including any communication to the public, to any customers, suppliers or employees of any Group Company) concerning the subject matter of this Deed without the other parties’ written consent (which shall not be unreasonably withheld or delayed).

30.5	As soon as practicable after each of the date of this Deed and Completion the Seller and the Buyer:

(a)	may make individual announcements regarding the Transaction; and / or

(b)	shall procure that a joint announcement of the Transaction is made,

in each case by way of press release in Agreed Form.

30.6	Clauses 30.1, 30.2 and 30.3 will not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)

such disclosure or announcement is required by Law or by any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction, the rules of a Stock Exchange or the securities laws of the United States of America;

(b)

such disclosure is required for the purposes of the transactions contemplated by the Transaction Documents or the Jellinbah SPA (including any arbitral or judicial proceedings arising out of any of the Transaction Documents or the Jellinbah SPA);

(c)

such disclosure is required for the purposes or the preparation of, or to be included within any accounts, financial statements and / or the tax returns or other submissions to or communications with any Tax Authority in connection with the tax affairs of the disclosing party or its Affiliate;

(d)	such disclosure or announcement is required to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Deed which is permitted by Clause 39; or

(e)

the Confidential Information concerned has come into the public domain other than through that party’s fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 30.6.

30.7

Notwithstanding anything to the contrary contained in this Deed, the Buyer Group and its respective Representatives may disclose any information relating to the Seller or the transactions contemplated by the Transaction Documents to any Financing Sources or rating agencies (in each case, without any obligation on the part of the Financing Sources or rating agencies to comply with the terms of this clause) so long as:

(a)

in the case of any Financing Source, such Financing Source is subject to confidentiality undertakings set forth in the Commitment Letter or that are at least as restrictive as those to the Financing Sources under the Commitment Letter; or

(b)	in the case of any rating agency, such rating agency is subject to customary confidentiality undertakings with respect to dissemination of such information to such rating agency.

30.8	The provisions of this Clause 30 will survive termination of this Deed or Completion and will continue for a period of five years from the date of this Deed.

31.	TERMINATION

31.1	Written notice to terminate this Deed may be given:

(a)	in accordance with Clause 4.2;

(b)	in accordance with Clause 9.12;

(c)	in accordance with Clauses 13.5 or 13.6; or

(d)	in accordance with Clause 14.8(c).

31.2	If:

(a)

neither the Call Option nor the Put Option has been validly exercised during the Call Option Exercise Period or the Put Option Exercise Period, respectively, this Deed will cease to have effect the day immediately following the end of the Put Option Exercise Period;

(b)	notice of termination is given in accordance with Clause 31.1, this Deed will cease to have effect immediately upon delivery of such notice of termination; or

(c)	the Moranbah North SAPA is terminated in accordance with clause 34.1 of the Moranbah North SAPA, this Deed will cease to have effect immediately upon such termination,

except that the Surviving Provisions and any rights or liabilities that have accrued before that time will continue in full force and effect, and the Buyer shall, and shall procure that its Representatives shall, immediately return to the Company all Confidential Information without keeping any copies of the Confidential Information, destroy all information and documentation derived from the Confidential Information and expunge all Confidential Information from any computer or other device.

32.	GST

32.1	In this Clause 32:

(a)	unless the context requires otherwise, words or expressions used in this Clause 32 which are defined in the GST Act have the same meaning in this Clause;

(b)	any part of a supply that is treated as a separate supply for the purposes of the GST Act (including for the purpose of attributing GST payable to tax periods) will be treated accordingly; and

(c)

a reference to GST payable by, or input tax credit entitlement of, a party includes any GST payable by or input tax credit entitlement of the representative member of any GST Group of which that party is a member.

32.2

Any consideration payable or to be provided for a supply made under or in connection with this Deed, unless specifically described in this Deed as inclusive of GST, does not include any amount on account of GST.

32.3	Subject to Clause 32.4, if a party (“Supplier”) makes a supply under or in connection with this Deed on which GST is payable:

(a)

the consideration payable or to be provided for that supply under this Deed, but for the application of this Clause, (“GST exclusive consideration”) is increased by, and the recipient of the supply (“Recipient”) must also pay to the Supplier, an amount equal to the GST payable on the supply (“GST Amount”); and

(b)

subject to Clause 32.5, the GST Amount must be paid by the Recipient to the Supplier without set-off, deduction or requirement for demand, at the same time as any part of the GST exclusive consideration is first payable or to be provided.

32.4	Clause 32.3 does not apply to the extent that either:

(a)	the consideration payable or to be provided for the supply is expressly described in this Deed as inclusive of GST; or

(b)	the supply is subject to reverse charge pursuant to Division 84 of the GST Act.

32.5	The Recipient need not pay the GST Amount until the Supplier has given the Recipient, or other entity as permitted by the GST Act, a tax invoice for the supply to which the payment relates.

32.6

If a payment to a party under this Deed is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, the payment will be reduced by the amount of any input tax credit to which that party is entitled in respect of the acquisition to which that loss, cost or expense relates.

32.7

If the GST payable by a Supplier on any supply made under or in connection with this Deed varies from the GST Amount paid or payable by the Recipient under Clause 32.3, the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. If an adjustment event occurs in relation to a supply, the Supplier must issue an adjustment note to the Recipient for that supply within 10 Business Days of becoming aware of the adjustment event.

32.8	This Clause 32 will survive Completion.

33.	FURTHER ASSURANCE

For a period of 12 months from the Completion Date, each party shall execute and deliver or procure the execution and delivery of all such documents and shall do all such things as the other parties may reasonably require (and at the cost of such other parties) for the purpose of giving full effect to the provisions of this Deed and to secure for each party the full benefit of the rights, powers and remedies conferred upon it under this Deed.

34.	POWER OF ATTORNEY

34.1

From Completion and for so long after Completion as the Seller remains the registered holder of any Shares, the Seller shall appoint the Buyer to be its lawful attorney to exercise all rights in relation to all such Shares as the Buyer in its absolute discretion sees fit.

34.2

The power of attorney given in Clause 34.1 is irrevocable, save with the Buyer’s written consent, and is given by way of security to secure the Buyer’s proprietary interest as the Buyer of the relevant Shares but will expire on the date on which the Buyer is entered in the register of members of the Company as holder of the relevant Shares.

34.3	For so long as the power of attorney given in Clause 34.1 remains in force, the Seller shall:

(a)	not exercise any rights which attach to the relevant Shares or are exercisable in its capacity as registered holder of the relevant Shares without the Buyer’s written consent;

(b)

hold on trust for the Buyer all dividends and other distributions of profits or assets received by the Seller in respect of the relevant Shares and promptly notify the Buyer as attorney of anything received by the Seller in its capacity as registered holder of the relevant Shares;

(c)	act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant Shares; and

(d)	ratify whatever the Buyer may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 34.3.

34.4	Nothing in this Clause 34 will require the Seller to take any action (or require it to omit to take any action) that would breach any applicable Law.

35.	ENTIRE AGREEMENT AND REMEDIES

35.1

This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the subject matter of this Deed and the matters described in the other Transaction Documents and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature, whether in writing, relating to this Deed and the other Transaction Documents.

35.2

Each party acknowledges and agrees that in entering into this Deed and the Transaction Documents it has not relied and is not relying on, and will have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Deed or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Deed or any other Transaction Document.

35.3

Save as expressly set out in this Deed or any other Transaction Document, to the extent permitted by Law, the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Deed or any other Transaction Document will be for breach of this Deed or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in this Deed, no party will be entitled to rescind or terminate this Deed in any circumstances at any time, whether before or after Completion, and each party waives any rights of rescission or termination it may have.

35.4

If there is any conflict between the terms of this Deed and any other agreement, this Deed will prevail (as between the parties to this Deed and as between the Seller and any of its Affiliates and any members of the Buyer Group) unless:

(a)	such other agreement expressly states that it overrides this Deed in the relevant respect; and

(b)

the Seller, the Seller Guarantor, the Buyer and the Buyer Guarantor are either also parties to that other agreement or otherwise agree in writing that such other agreement will override this Deed in that respect.

35.5	This Clause 35 will not exclude any liability for or remedy in respect of fraud.

36.	POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion, each provision of this Deed and any other Transaction Document not performed at or before Completion, but which remains capable of performance will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

37.	WAIVER AND VARIATION

37.1

A failure or delay by a party to exercise any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, will not constitute a waiver of that or any other right or remedy, nor will it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, will preclude or restrict the further exercise of that or any other right or remedy.

37.2	A waiver of any right or remedy under this Deed will only be effective if given in writing and will not be deemed a waiver of any subsequent breach or default.

37.3	A party that waives a right or remedy provided under this Deed or by Law in relation to another party does not affect its rights in relation to any other party.

37.4

No amendment of this Deed will be valid unless it is in writing and duly executed by or on behalf of the Buyer, the Buyer Guarantor, the Seller and the Seller Guarantor. Unless agreed, no amendment will constitute a general waiver of any provision of this Deed, nor will it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of amendment and the rights and obligations under or pursuant to this Deed will remain in full force and effect except and only to the extent that they are varied or amended.

38.	INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction such provision will be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that will not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

39.	ASSIGNMENT

39.1

Subject to Clause 39.2, except as the parties specifically agree in writing, a person may only assign, transfer, charge or otherwise deal with any of its rights under this Deed (including to grant, declare, create or dispose of any right or interest in it) with the other parties’ written consent.

39.2

On and after Completion, the Buyer may assign its rights under this Deed and the Transaction Documents to any of its lenders or any agent acting on behalf of such lenders as security for the Buyer’s (or its Affiliates’) obligations to such lenders, provided that such assignment shall not release the Buyer or the Buyer Guarantor from their respective obligations under this Deed or the Transaction Documents.

39.3	Any assignment made pursuant to Clause 39.2 shall be on the basis that:

(a)	the Seller may discharge its obligations under this Deed to the Buyer until it receives notice of the assignment;

(b)	the liability of the Seller and the Seller Guarantor to any assignee shall not be greater than its liability to the Buyer; and

(c)	the assignment shall not result in any other Taxes, costs or expenses for which the Seller, the Seller Guarantor or its direct or indirect owners would be responsible.

39.4	This Deed will be binding on and continue for the benefit of the successors and assignees of each party.

40.	PAYMENTS, SET-OFF AND DEFAULT INTEREST

40.1

Except as otherwise provided in this Deed, any payment to be made pursuant to this Deed by the Buyer or the Buyer Guarantor to the Seller or the Seller Guarantor must be made to the Seller’s Bank Account, and any payment to be made pursuant to this Deed by the Seller or the Seller Guarantor to the Buyer or the Buyer Guarantor must be made to the Buyer’s Bank Account, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment will discharge the payer of its obligation to make such payment.

40.2

Subject to Clauses 40.3 and 8, all payments made by any party under this Deed, or any other Transaction Document, must be made free from any set-off, counterclaim or other deduction or withholding of any nature, except for deductions or withholdings required to be made by Law. If any such deductions or withholdings are required by Law to be made from such payments for or on account of Tax (other than any payments of interest or an amount permitted to be withheld by the Buyer under Clause 8), the amount of the payment must be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

40.3

If, following the payment of an additional amount under Clause 40.2, the recipient of the increased payment subsequently obtains any Relief on account of such deduction or withholding, the recipient shall pay to the payer of the increased payment such amount (not exceeding the amount of the Relief) that the recipient shall determine (acting reasonably) will leave it in no better or worse position than it would have been in had no withholding or deduction been required to be made.

40.4

If any sum payable under this Deed (other than any payment of interest or the Consideration) is subject to Tax in the hands of the recipient (or would be subject to Tax but for the availability of a Relief), the payor shall pay such additional amount as will ensure that the net amount received by the recipient (after giving credit for any Relief which has been obtained by the recipient, as applicable, in respect of the losses, costs and expenses or other items giving rise to such payment) will be the amount that the recipient would have received if the payment had not been subject to Tax.

40.5

Where the Seller or the Buyer default in the payment when due of any damages or other sum payable by virtue of this Deed or any other Transaction Document, the Seller’s liability or the Buyer’s liability (as the case may be) will be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2 % per annum above SOFR in effect during such period. Such interest will accrue from day to day and be compounded quarterly and will be payable without prejudice to any other remedy available to any other party (as the case may be) in respect of such default.

41.	TRANSACTION COMMUNICATIONS

All communications between the Seller and / or a member of the Seller Group and any (i) Group Company; or (ii) professional adviser engaged by the Seller and / or a member of the Seller Group (including those to which the Seller’s Solicitors are also party), relating to the negotiation, preparation, execution and completion of this Deed and the transactions contemplated by it or any similar transaction (“Transaction Communications”) shall be the Seller’s property and no waiver of legal privilege in any such documents is made or is to be implied. Accordingly:

(a)

neither the Buyer (before or after Completion) nor, after Completion, any Group Company shall have access to or be entitled to see or take copies of any Transaction Communications in whatever form these may be held (and whether or not these are held by third parties including the Seller’s Solicitors); and

(b)	the Seller may take such steps as it shall consider necessary or desirable to delete or remove any such Transaction Communications from the Group’s computer systems and records before Completion.

42.	NOTICES

42.1

Subject to Clause 42.5, any notice or other communication given under this Deed or in connection with the matters contemplated in this Deed will, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 42.2 and served:

(a)

by hand to the relevant address, in which case it will be deemed to have been given upon delivery to that address, but any notice delivered outside Working Hours will be deemed given at the start of the next period of Working Hours;

(b)

by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it will be deemed to have been given three Business Days after its delivery to a representative of the courier; or

(c)

by e-mail to the relevant e-mail address, in which case it will, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent, but any e-mail sent outside Working Hours will be deemed given at the start of the next period of Working Hours.

42.2	Notices under this Deed must be sent for the attention of the person and to the address or e-mail address, subject to Clause 42.3, as set out below:

For the Seller and the Seller Guarantor:

Name:	Anglo American Netherlands B.V.

For the attention of:	[***]

Address:	17 Charterhouse Street, London, EC1N 6RA

E-mail address:	[***]

with a copy (which will not constitute notice) to:

Name:	Latham & Watkins (London) LLP

For the attention of:	[***]

Address:	99 Bishopsgate, London, United Kingdom EC2M 3XF

E-mail address:	[***]@lw.com;
[***]@lw.com

and

Name:	MinterEllison

For the attention of:	[***]

Address:	Waterfront Place, 1 Eagle Street, Brisbane, QLD, Australia 4000

E-mail address:	[***]@minterellison.com; [***]@minterellison.com

For the Buyer:

Name:	Peabody SMC Pty Ltd

For the attention of:	[***]

Address:	Level 14, 31 Duncan Street, Fortitude Valley QLD 4006

E-mail address:	[***];
[***];
[***]

with a copy (which will not constitute notice) to:

Name:	Jones Day

For the attention of:	[***]

Address:	Level 31, 123 Eagle Street, Brisbane, QLD, Australia 4000

E-mail address:	[***]@jonesday.com; [***]@jonesday.com

For the Buyer Guarantor:

Name:	Peabody Energy Corporation

For the attention of:	[***]

Address:	701 Market Street, St. Louis, Missouri, United States of America

E-mail address:	[***];
[***];
[***]

with a copy (which will not constitute notice) to:

Name:	Jones Day

For the attention of:	[***]

Address:	Level 31, 123 Eagle Street, Brisbane, QLD, Australia 4000

E-mail address:	[***]@jonesday.com; [***]@jonesday.com

42.3	Any notice or other communication under this Deed will not be invalid by reason that a copy is not delivered to any addressee nominated to receive a copy.

42.4

Each party to this Deed may notify each other party of any change to its address or other details specified in Clause 42.2, but such notification will only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

42.5	Any notices:

(a)	relating to the exercise of the Call Option or Put Option (including delivery of any Exercise Notice by the Buyer or the Seller, as applicable); or

(b)	given by the Buyer or the Seller under Clause 14.8 or otherwise in connection with the Scheduled Completion Date,

will be deemed to have been given on the date of delivery, regardless of whether such notice is given on a day which is not a Business Day and / or outside of Working Hours.

43.	COSTS

43.1

Except as otherwise provided in this Deed, each party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

43.2

The Buyer shall bear and promptly pay all Duty assessed, payable or otherwise imposed or arising as a result of or in connection with the entry into, or the implementation of any of the transactions contemplated by, this Deed or of any of the other Transaction Documents. The Buyer shall be responsible for arranging the payment of all such Duty, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment, and the Buyer shall indemnify the Seller on demand (on a dollar for dollar basis) against any Liabilities suffered by the Seller as a result of the Buyer failing to comply with its obligations under this Clause 43.2.

43.3

The Buyer shall further indemnify the Seller on demand (on a dollar for dollar basis) against any Duty assessed, payable or otherwise imposed on any member of the Seller Group as a result of or in connection with the Moranbah Carve-out. To the extent that any member of the Seller Group is required by Law to sign or lodge forms or other documents in connection with the assessment, payment or imposition of any such Duty, the Seller will procure that such member of the Seller Group signs or lodges such forms or documents on such basis as the Seller considers necessary in order to comply with applicable Law, having given the Buyer reasonable opportunity to review the same in draft and having taken into account any reasonable comments of the Buyer.

43.4

The Seller holds on trust for each other member of the Seller Group the benefit of Clauses 43.2 and 43.3 to the extent that such provisions apply to those members of the Seller Group and, without derogating from any right of those members of the Seller Group to enforce those clauses, is entitled to enforce these clauses on behalf of those members of the Seller Group.

44.	RIGHTS OF THIRD PARTIES

44.1

The specified third-party beneficiaries of the undertakings referred to in Clauses 16.1, 16.4, 21.5, 23.2, 25.2 and 43.4 will, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.

44.2	Except as provided in Clause 44.1, a person who is not a party to this Deed will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

44.3

Each party represents to each other party that their respective rights to terminate, rescind or agree any amendment, waiver or settlement under this Deed are not subject to the consent of any person that is not a party to this Deed.

45.	COUNTERPARTS

This Deed may be executed in any number of counterparts on separate physical or electronic counterparts. All executed counterparts constitute one instrument.

46.	GOVERNING LAW AND JURISDICTION

46.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it is governed by and must be construed in accordance with English law.

46.2

Any Dispute, other than a Royalty Amount Dispute which shall be governed by Schedule 11 or a Dispute in respect of the preparation, agreement or determination, as the case may be, of the Draft Completion Accounts and the Completion Accounts which shall be governed by Schedule 9, will be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which are deemed to be incorporated by reference into this Clause 46. There must be three arbitrators, two of whom will be nominated by the respective parties in accordance with the Rules and the third, who will be the presiding arbitrator, must be nominated by the two party nominated arbitrators within 14 days of the last of their appointments. The seat, or legal place, of arbitration will be London, England. English will be used in the arbitral proceedings. Judgment on any award may be entered in any court having jurisdiction.

46.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

46.4

Each party agrees that the arbitration agreement set out in this Clause 46 and the arbitration agreement contained in the Moranbah North SAPA (together, the “Related Transaction Agreements”) will together be deemed to be a single arbitration agreement.

46.5

The parties agree to the consolidation of any two or more arbitrations commenced pursuant to this Clause 46 and / or the arbitration agreement contained in any Related Transaction Agreement. For the avoidance of doubt, this Clause 46.5 is an agreement by all parties for the purposes of Article 10(a) of the Rules.

46.6

To the extent permitted by Law, each party waives any objection it may have to the validity and/or enforcement of any arbitral award, which such objection is on the basis that a dispute has been resolved in a manner contemplated by this Clause 46.

47.	PROCESS AGENT

47.1

Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed will be duly served upon:

(a)

the Seller or the Seller Guarantor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Seller Guarantor at its registered address, marked for the attention of Group Legal and Corporate Secretary or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time; and

(b)

the Buyer and the Buyer Guarantor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to [***], marked for the attention of Director – Service of Process or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

SCHEDULE 4

PRE-COMPLETION OBLIGATIONS

1.	SELLER’S OBLIGATIONS

1.1

Subject to paragraph 2 and except as otherwise stated in this Deed or with the Buyer’s written consent (which will not be unreasonably withheld, conditioned or delayed), the Seller shall from the date of this Deed until the earlier of Completion and the termination of this Deed:

(a)

procure that each Group Company carries on its business in all material respects in the ordinary course including in accordance with past practice in respect of the approval and administration of budgets and capital plans;

(b)	procure the termination of the Terminating Contracts, in each case:

(i)	on a liability free basis; and

(ii)	with such termination to take effect from Completion at the latest;

(c)	not create any Encumbrance over, or sell or dispose of, the Shares;

(d)

procure the relevant Group Company not to create any Encumbrance over, or sell or dispose of, any interest in any share or loan capital or other security of any Group Company, and in the case of Anglo Dawson, procure that a Group Company remains the sole member of Anglo Dawson;

(e)	procure that none of the Group Companies:

(i)

create, allot, issue, redeem, buy back or repurchase any share capital, loan capital or other security or grant any options over, or any other right in respect of, any share, loan capital or other security, except to another Group Company;

(ii)	create or vary any Encumbrance over their shares, assets or undertaking except in favour of another Group Company;

(iii)	make any material alteration to their constitutional documents;

(iv)	enter into any transaction with the Seller or Seller’s Affiliates which is not on arm’s length terms;

(v)

of its own volition, terminate or adversely vary or fail to enforce the material terms of any Material Contract or accept or agree to any material variations to services to be performed or goods to be supplied under any Material Contract, except in the ordinary course of business;

(vi)

enter into, amend or terminate (or agree to enter into, amend or terminate) a contract or commitment that will result in aggregate annual receipts or expenditure in excess of AUD 50,000,000, otherwise than in the ordinary course of business;

(vii)

vary, amend or waive any Pre-Emption Rights for the purpose of entitling the relevant Joint Venture Participant to assign the benefit of a Pre-Emption Right to a third party or otherwise permitting a third party (in each case other than a person entitled to exercise the Pre-Emption Right under the relevant Pre-emption Joint Venture Agreement) to acquire a direct or indirect interest in the assets the subject of the Pre-Emption Right;

(viii)	borrow any money, other than in the ordinary course of business or from another Group Company;

(ix)	make or grant any loans, capital advance, financial facility or any other financial accommodation, other than in the ordinary course of business or to another Group Company;

(x)	enter into any agreement or arrangement or permit any action where another company becomes its subsidiary undertaking;

(xi)	enter into, vary or terminate any joint venture, partnership or agreement or arrangement for the sharing of profits or assets, otherwise than in the ordinary course of business;

(xii)

institute or settle any material legal proceedings which is likely to result in a payment by or to a Group Company in excess of AUD 10,000,000 (except in respect of debt collection in the ordinary course of business);

(xiii)	sell or lease any real property outside of the ordinary course of business;

(xiv)	grant a royalty on coal produced or sold;

(xv)	voluntarily terminate, relinquish or dispose of, or fail to renew, any Mining Tenement or Environmental Authorisation, other than EPC 793;

(xvi)

make, change or revoke any material Tax election or surrender or compromise any right to claim Relief, or settle or finally resolve any Tax contest with respect to any amount of Tax or take any action that would have the effect of increasing the liability to pay Tax of any Consolidated Subsidiary;

(xvii)	change an annual Tax accounting period;

(xviii)	prepare, file or amend any Tax Return in a manner in which the positions adopted in that Tax Return are inconsistent with past practices;

(xix)	change residence for Tax purposes;

(xx)	enter into any material agreement with any Tax Authority or terminate or rescind any material agreement with a Tax Authority that is in effect on the date of this Deed; or

(xxi)	enter into any agreement or arrangement to do any of the matters referred to in sub-paragraphs (i) to (xx) above.

2.	EXCEPTIONS

2.1	Nothing in paragraph 1.1 operates to restrict or prevent:

(a)

without limiting the terms of the Moranbah North SAPA or the Jellinbah SPA, the Group Companies from dealing in any way with the Moranbah North Assets or the shares in Jellinbah in accordance with the Moranbah North SAPA or the Jellinbah SPA (as applicable);

(b)

the completion or performance of any actions required or undertaken in connection with the transactions contemplated by the Moranbah North SAPA and / or the Jellinbah SPA, or the exercise or assertion of any obligations or rights contained in the Moranbah North SAPA or Jellinbah SPA, or the completion or performance of any actions required or undertaken in connection with the satisfaction of the Conditions in Clause 9.1 (including in connection with any Pre-emption Acceptance Notice);

(c)	the completion or performance of any actions required or undertaken in connection with the transactions contemplated following receipt of any Pre-emption Acceptance Notice;

(d)	the completion or performance of any actions required or undertaken in connection or association with:

(i)	the Carve-Outs; or

(ii)	the transfer and separation of Anglo American Australia Holdings Pty Limited and Anglo American Exploration (Australia) Pty Limited from the Group;

(e)

any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation (but the Buyer must be kept fully informed of any actions taken pursuant to this paragraph (e));

(f)

any matter undertaken to comply with any requirement of applicable Law or any forthcoming change in applicable Law (in each case, including any rules, guidelines, requests or requirements of any Authority);

(g)

the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any Group Company before the date of this Deed in the ordinary course of business or otherwise entered into other than in breach of this Deed;

(h)	the completion or performance of any actions required or undertaken in accordance with this Deed in connection with the Transaction, including the termination of the Terminating Contracts;

(i)

the termination of any agreements between any Group Company and the Seller Group, in each case on a liability free basis and with such termination to take effect prior to the Effective Time at the latest;

(j)

any matter that relates to the settlement of Tax demands against the Seller or a Group Company either by way of litigation or negotiations which, in the Seller’s opinion, is necessary or desirable to minimise or reduce Taxes;

(k)	a Group Company from entering into an advance pricing agreement with a Tax Authority to the extent that negotiations with a Tax Authority had already commenced as at the date of this Deed;

(l)	the settlement or steps taken in connection with the determination of the legal proceedings relating to the [***];

(m)

any matter that is contemplated, authorised by any agreement, arrangement or material that is Disclosed including but not limited to any business plan or budget (including for the Joint Venture) in the Data Room; or

(n)	entering into or performing any of the following agreements on an arm’s length basis:

(i)	any agreement for the purchase or sale of coal for a term of no more than 12 months (including an extension of any such agreements for a term of no more than 12 months); or

(ii)	any agreement to amend, transfer or otherwise deal with port, below rail or above rail rights or obligations to the extent that the agreement is either:

(A)	with one or more of the Group Companies, the Joint Venture Participants, the Moranbah North Entities and their joint venture participants; or

(B)	for a term of no more than 12 months;

2.2

If the Seller or any of its Representatives requests in writing the Buyer’s consent pursuant to paragraph 1.1 and provides reasonable details of the matter for which consent is sought, such consent will be deemed to have been given unless the Buyer notifies the Seller or Representative in writing within two Business Days of the relevant request that the Buyer does not consent to the relevant request.

SCHEDULE 5

COMPLETION OBLIGATIONS

1.	SELLER’S OBLIGATIONS

1.1	At or before Completion, the Seller shall deliver or make available to the Buyer:

(a)	transfer form(s) to transfer all of the Shares into the name of the Buyer, duly completed and executed by the Seller, in a registrable form (subject only to due stamping);

(b)	existing share certificates in respect of all of the Shares, or an indemnity for any lost share certificates duly executed by the Seller in Agreed Form;

(c)	a copy of any power of attorney in Agreed Form under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(d)	any consents or waivers required in respect of the Conditions to the extent that those consents and waivers have been obtained by or on behalf of the Seller;

(e)	if applicable, the ASIC corporate keys for each Group Company;

(f)	a counterpart of the TSA duly executed by the Seller Guarantor and AASC;

(g)

a copy of a duly executed board resolution or duly executed board minutes of the Seller approving the execution by the Seller of any documents which the Seller is required to execute or deliver at Completion;

(h)	one copy of the Data Room USB Stick;

(i)

in respect of each Encumbrance over the Shares or the assets of a Group Company which is registered on the PPS Register immediately before Completion, evidence satisfactory to the Buyer (acting reasonably) that the Encumbrance has been released, or will be released, with effect from Completion;

(j)

to the extent not already provided or in the possession of a Group Company, at the relevant Group Company’s registered office, or otherwise the location of the business of each Group Company, all the statutory and other books (duly written up to date) of each Group Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Group Company or required to be kept by Law, to the extent not within the control of a Group Company. For the avoidance of doubt, any legal advice sought or received by a Group Company in relation to the Transaction or transaction similar to the Transaction will be excluded from this obligation;

(k)	in respect of each Group Company:

(i)	a copy of a duly executed board resolution or duly executed board minutes in Agreed Form, approving:

(I)	the persons advised in accordance with Clause 11.6(a) to be appointed as directors, secretary and public officer (as applicable) of the relevant Group Company (as applicable); and

(II)	if applicable, its registered office and principal place of business be changed to the address notified by the Buyer in accordance with Clause 11.6(b),

in each case, with effect from Completion; and

(ii)

the written and executed resignation of each director, secretary and public officer (as applicable) of such Group Company appointed by the Seller or Seller’s Affiliate, duly executed by the relevant resigning person(s) in Agreed Form;

(l)	evidence of the termination of the Terminating Contracts, in each case prior to the Effective Time; and

(m)	a copy of a duly executed board resolution or duly executed board minutes of the Company approving:

(i)	the transfers of the Shares and (subject only to due stamping) the registration, in the register of members, of the Buyer as the holder of the shares concerned; and

(ii)	the issue of new share certificates for the Shares in the name of the Buyer.

2.	BUYER’S OBLIGATIONS

2.1	At or before Completion, the Buyer shall:

(a)

pay or procure the payment to the Seller of an amount equal to the Completion Payment, the receipt of which will fully discharge the Buyer from its obligation to pay (or procure the payment of) the amount in Clause 5.2(b);

(b)	deliver or make available to the Seller:

(i)

counterparts of all documents that the Seller is required to deliver under paragraph 1.1 to which the Buyer or the Buyer Guarantor is a party or which otherwise contemplates execution by the Buyer or the Buyer Guarantor, duly executed by the Buyer or the Buyer Guarantor (as applicable);

(ii)	the original or certified copy of any power of attorney in Agreed Form under which any document to be delivered to the Seller under this paragraph 2.1 has been executed;

(iii)

a copy of a duly executed board resolution or duly executed board minutes of the Buyer approving the execution by the Buyer of any documents which the Buyer is required to execute or deliver at Completion;

(iv)	copies of the Replacement Bank Guarantees; and

(v)	any consents or waivers required in respect of the Conditions to the extent that those consents and waivers have been obtained by or on behalf of the Buyer.

SCHEDULE 6

SELLER’S WARRANTIES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule:

“Applicable Data Protection Laws” means:

(a)	the Australian Privacy Act 1988 (Cth); and

(b)

the General Data Protection Regulation 2016/679, the UK Data Protection Act 2018 (the “DPA”) and the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019,

and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements any of the above, in each case as amended, consolidated, re-enacted or replaced from time to time;

“Capcoal Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU41 and AU42;

“Dawson Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU85;

“Dawson South Exploration Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU77, to the extent it relates to the Dawson South Exploration Joint Venture;

“Dawson South Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU77, to the extent it relates to the Dawson South Joint Venture;

“Entitlements” means any superannuation, incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum);

“Fixed Asset Register” means document 02.02.02.04 in the Data Room;

“Finance Documents” has the meaning given in paragraph 11.1;

“Insurance Policy” has the meaning given in paragraph 19.1;

“Intellectual Property” means:

(a)

all rights in patents, utility models, trade marks, service marks, logos, get-up, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, plant variety rights, confidential information and knowledge (including know-how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases that is material to the Group and owned or used by the Group whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the items in this limb (a); and

(b)	applications for or registrations of any of the rights in limb (a),

in each case, that is or are material to the Group Companies;

“Moranbah North Plant and Equipment Assets” has the meaning given to ‘Plant and Equipment’ in the Moranbah North SAPA;

“Moranbah South Exploration Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU56;

“Plant and Equipment Assets” means the Capcoal Plant and Equipment Assets, Dawson Plant and Equipment Assets, Dawson South Plant and Equipment Assets, Dawson South Exploration Plant and Equipment Assets, Moranbah South Exploration Plant and Equipment Assets, Roper Creek Plant and Equipment Assets and Theodore South Plant and Equipment Assets but excluding the Moranbah North Plant and Equipment Assets;

“Roper Creek Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU49; and

“Theodore South Plant and Equipment Assets” means the plant and equipment listed in the Fixed Asset Register under company code AU72.

2.	TITLE AND CAPACITY

2.1	The Seller is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

2.2

The Seller has taken all necessary action and has all requisite power and authority to enter and perform this Deed and the other Transaction Documents to which it is a party in accordance with their terms.

2.3

This Deed and the other Transaction Documents (to which the Seller is a party) constitute (or will constitute when executed) valid, legal and binding obligations on the Seller in accordance with their terms.

2.4

The execution and delivery of this Deed and the other Transaction Documents by the Seller and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the Seller’s constitutional documents, any agreement or instrument to which the Seller is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Seller or any of its property.

3.	CAPITAL STRUCTURE AND CORPORATE INFORMATION

3.1

The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid and free from all Encumbrances, and the Seller is the sole legal and beneficial owner of the Shares.

3.2	The section of the Group Information Schedule entitled “Subsidiaries”:

(a)	lists all the subsidiaries and subsidiary undertakings of the Company other than the Moranbah North Entities and those subsidiaries subject to the Jellinbah Carve-out and the Moranbah Carve-out;

(b)	sets out particulars of their allotted and issued share capital or:

(i)	in the case of Anglo Dawson, its member; and

(ii)	in the case of Jena, its unit trust interests; and

(c)	is complete and accurate in all material respects as at the date of this Deed.

3.3

Unless otherwise indicated in the Group Information Schedule, the Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each Subsidiary and all such shares are fully paid up and free from all Encumbrances, other than the Pre-emption Rights.

3.4

No person (other than a Group Company or the Seller) has a right to require any Group Company to allot, issue, sell, transfer any share capital, or to convert existing securities into or to issue securities that have rights to convert into any share capital other than in accordance with the Joint Venture Agreements.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1	Copies of the constitution of each Group Company are included in the Data Room.

4.2

All statutory books (excluding the minutes books) and registers required to be maintained by each Group Company under the law of its jurisdiction of incorporation are in the possession or under the control of the Group Company to which they relate and are properly written up in all material respects.

5.	INSOLVENCY

5.1

No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed over the whole or any part of the assets or undertaking of any Group Company. No administrator has been appointed, nor has any administration order been made, in respect of any Group Company, and no petition or application for such an order or any notice of appointment of, or of any intention to appoint, an administrator has been threatened, presented, made, served or filed.

5.2

No voluntary arrangement, compromise, composition, scheme of arrangement, standstill agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between any Group Company and its creditors (or any class of them) has been proposed or approved by any Group Company other than in the ordinary course of trading.

5.3

No petition has been threatened or presented against any Group Company by any third party, and no order has been made, no resolution has been passed and no meeting has been convened for the purpose of winding up any Group Company or for the appointment of a provisional liquidator or special manager to any Group Company.

5.4	No step has been taken with a view to the dissolution or striking-off the register of any Group Company.

5.5	No event or circumstance has occurred or exists in respect of any Group Company analogous to those described in paragraphs 5.1 to 5.4 above.

6.	PRO FORMA FINANCIAL INFORMATION

Insofar as it relates to the Group, the Pro forma Financial Information presents with reasonable accuracy the financial position of the Group (including, for these purposes, the Subsidiaries that are the subject of the Moranbah Carve-out and the Jellinbah Carve-out) as at the end of each Pro forma Financial Information Period and its financial performance for each Pro forma Financial Information Period.

7.	ACCOUNTS

7.1	The Accounts have been prepared:

(a)	in accordance with the Accounting Standards; and

(b)	in accordance with the requirements of the Corporations Act and any other applicable Laws.

7.2

Insofar as they relate to the Group, the Accounts give a true and fair view of the financial position of the Group (including, for these purposes, the Subsidiaries that are the subject of the Moranbah Carve-out and the Jellinbah Carve-out) as at the Accounts Date and its financial performance for the year ended on the Accounts Date.

8.	MANAGEMENT ACCOUNTS

8.1	So far as the Seller is aware, the Management Accounts have been prepared:

(a)	with due care and attention; and

(b)	on a basis consistent with the equivalent management accounts in respect of the same period in the prior year and in accordance with the Group’s monthly reporting procedures as consistently applied.

8.2

Having regard for the purposes for which they were prepared, so far as the Seller is aware, the Management Accounts present with reasonable accuracy the profits and losses and net assets of the entities to which they relate for the period, and as at the date, in respect of which they have been prepared, in each case insofar as they relate to the Group and in each case other than in respect of exceptional items which in aggregate are not material.

9.	PARTICIPATING INTERESTS AND PLANT AND EQUIPMENT ASSETS

9.1	Anglo German Creek and Jena hold the Capcoal Participating Interest in the Capcoal Plant and Equipment Assets.

9.2	Anglo Dawson holds the Dawson Participating Interest in the Dawson Plant and Equipment Assets.

9.3	Anglo Dawson South holds the:

(a)	Dawson South Participating Interest in the Dawson South Plant and Equipment Assets; and

(b)	Dawson South Exploration Participating Interest in the Dawson South Exploration Plant and Equipment Assets.

9.4	Anglo Grosvenor holds the Moranbah South Participating Interest in the Moranbah South Exploration Plant and Equipment Assets.

9.5	Anglo German Creek and Anglo Roper Creek hold the Roper Creek Participating Interest in the Roper Creek Plant and Equipment Assets.

9.6	Anglo Theodore South holds the Theodore South Participating Interest in the Theodore South Plant and Equipment Assets.

9.7

Other than the Pre-emption Rights, there are no Encumbrances over or affecting any Plant and Equipment Assets, and the Seller is not party to any agreement to grant any Encumbrance over any Plant and Equipment Asset.

9.8	Each Plant and Equipment Asset is:

(a)	located at the mine or site to which is relates;

(b)	in the physical possession or control of the Joint Venture Participants or the relevant Group Company, as applicable; and

(c)	in a good and safe state of repair and condition and in satisfactory working order for its age.

10.	CONTRACTS

10.1	Copies of the Material Contracts are included in the Data Room.

10.2

No notice of termination or material breach (which is current and outstanding) of any Material Contract has been received or served by a Group Company, and, so far as the Seller is aware, there are no grounds for lawful termination by the counterparty of any Material Contract.

10.3	No Group Company is and, so far as the Seller is aware, no other party to a Material Contract is in material breach of any Material Contract.

10.4

So far as the Seller is aware, there are no agreements, arrangements or understandings to which the Group Companies are party other than as set out in the Disclosure Letter or the Vendor Reports that are outside the ordinary course of business of each of the Group Companies.

11.	FINANCE AND GUARANTEES

11.1

The Data Room contains details of the material terms of the current and outstanding financial indebtedness of each Group Company as at the date of this Deed, in each case excluding indebtedness between Group Companies (the “Finance Documents”).

11.2

Other than in the ordinary course of business, no Group Company has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement in respect of, or is otherwise responsible for the indebtedness or the default in the performance of any obligation of, any person other than another Group Company, a Representative of a Group Company or any Joint Venture Participant.

11.3	No Group Company has received any written notice (which is current and outstanding) from any counterparty under the Finance Documents:

(a)	that it is in material default under the terms of any of the Finance Documents (and with such default still being outstanding at the date of this Deed); or

(b)	to repay any part of the Finance Documents in advance of their stated maturity date.

12.	EMPLOYEES AND ENTITLEMENTS

12.1

So far as the Seller is aware, each Group Company (to the extent applicable) has complied with applicable Laws, awards, enterprise agreements or other instrument made or approved under any Law with respect to:

(a)	employment of its Employees; and

(b)	its Entitlements owed to Employees.

13.	MINING TENEMENTS AND INTERESTS

13.1	The details of each Mining Tenement set out in Schedule 12 are true and correct in all material respects.

13.2

Each Mining Tenement is valid, in good standing and is not liable to forfeiture, termination (other than expiry in the ordinary course), cancellation or suspension for any reason; and no notice has been received under any applicable Laws cancelling, forfeiting or suspending or threatening to cancel, forfeit or suspend the Mining Tenements nor any material licence, consent, permission, authority or permit held in relation to the Mining Tenements; and all material obligations and liabilities under the terms of each Mining Tenement (including the payment of all relevant material fees and charges in respect of those Mining Tenements) have been met and satisfied; and there are no outstanding material non-compliances with applicable Laws in relation to each Mining Tenement.

13.3

In respect of the Mining Tenements in which Schedule 12 provides that a Group Company has an interest, the Group Company is holder of a legal and beneficial interest in the percentage set out in Schedule 12, and the Group Company has full capacity and power to hold those interests.

13.4

At Completion, there will be no Encumbrances over or affecting any of the Participating Interests, and no Group Company is party to any agreement to grant any Encumbrance over any of the Mining Tenements, and there will be no agreements, options or rights capable of becoming or giving rise to an agreement or option for the purchase of the Mining Tenements.

13.5	There are no agreements, arrangements or understandings in force requiring any of the Participating Interests to be shared with or made available to any person.

14.	PROPERTY

14.1	The details of each Property set out in Schedule 13 are true and correct in all material respects.

General

14.2	The Properties are the only land and buildings owned, used or occupied by each Group Company in relation to the operation of the relevant Joint Ventures and for residential purposes.

14.3	Except as Disclosed, the Group Companies have exclusive occupation and right of quiet enjoyment of the Properties.

14.4

As at the date of this Deed, no notices have been received by the Seller or a Group Company, and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any of the Properties.

Freehold Properties

14.5	In relation to those Properties listed in Schedule 13, which are real property owned by the Group Companies (“Freehold Properties”):

(a)	a Group Company is the registered holder and beneficial owner of the Freehold Properties;

(b)	all rates, taxes and levies (including land tax) applicable to the Freehold Properties have been paid; and

(c)	a Group Company has not sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease any of the Freehold Properties.

Leasehold Properties

14.6	In relation to the Properties listed in Schedule 13, which are leased by the Group Companies (“Leasehold Properties”):

(a)	there are no subsisting material breaches of the leases of the Leasehold Properties (“Property Leases”); and

(b)	as at the date of this Deed, no Group Company has received any notice of any breach of the Property Leases.

14.7	The Property Leases:

(a)	are valid and subsisting; and

(b)	have not been amended or modified.

15.	INTELLECTUAL PROPERTY

15.1	As at the date of this Deed, no claims have been received by the Seller Group challenging any Group Company’s use of the Intellectual Property.

15.2	As at the date of this Deed, Schedule 14 is a complete and accurate list of:

(a)	all material registered business names and trade marks;

(b)	all material registered patents and designs; and

(c)	all material applications for registration of patents, trade marks and designs,

owned or used by the Group Companies.

16.	COMPLIANCE WITH LAWS AND DISPUTES

16.1	Each Group Company is conducting, and has for the three years before the date of this Deed conducted its business, in all material respects, in accordance with all applicable Laws.

16.2	No Group Company:

(a)

is or has in the three years before the date of this Deed been engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any Authority (except for debt collection in the normal course of business), in each case of a value exceeding AUD 5,000,000); or

(b)

is or has in the three years before the date of this Deed received written notice that it is the subject of any formal investigation, inquiry or enforcement proceedings by any Authority which would have a material adverse effect on the Group as a whole, and no such proceedings, investigations or inquiries have been threatened in writing or are pending.

16.3	No Group Company:

(a)	is affected by any existing or pending judgments, decisions or rulings made against a Group Company that would have a material adverse effect on the Group as a whole; or

(b)	has given any undertakings arising from legal proceedings to an Authority or other third party which remains in force.

17.	ENVIRONMENT

17.1	So far as the Seller is aware:

(a)	in relation to the Mining Tenements there are no material, unremediated breaches of any applicable Environmental Laws; and

(b)	all material Environmental Authorisations in relation to the Mining Tenements:

(i)	have been obtained; and

(ii)	are in full force and effect in all material respects.

18.	BRIBERY, CORRUPTION, SANCTIONS AND EXPORT CONTROLS

18.1

No Group Company nor any of their respective directors, officers, employees, agents, or representatives is engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with any Sanctions Law or Anticorruption Law.

18.2	No Group Company nor any of their respective directors, officers, employees, agents or representatives (in such capacity):

(a)	is or has been a Sanctioned Person;

(b)	is or has been in breach of any Sanctions Laws; or

(c)	has in the three years before the date of this Deed engaged in any transaction or dealing with any Sanctioned Person and/or with any Sanctioned Territory,

provided paragraph 18.1 and this paragraph 18.2 will not apply if and to the extent that it is or would be unenforceable by reason of breach of any provision of the Council Regulation (EC) No 2271/96 of 22 November 1996, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 (SI 2020/1660), any law or regulation implementing such regulations in any member state of the European Union or the United Kingdom, or any similar blocking or anti-boycott law.

19.	INSURANCE

19.1	A summary of all material insurance policies maintained by or covering the Group as at the date of this Deed is included in the Data Room (each, an “Insurance Policy”).

19.2	All premiums due and payable on each Insurance Policy have been paid and no written notice of cancellation, termination or revocation of any Insurance Policy has been received by any Group Company.

20.	POWERS OF ATTORNEY

There are no powers of attorney in force given by any Group Company, other than those given to:

(a)	its Representatives in the ordinary course of business or otherwise to ensure the continued operation of the Group or to a holder of an Encumbrance solely to facilitate its enforcement; or

(b)	the Group’s employees in the ordinary course of business.

21.	TAX

21.1

Each Group Company and the Seller Head Company has in the three years before the date of this Deed made or submitted all material returns, accounts and computations in relation to Tax which it was required by law to make or submit, and all such returns, accounts and computations were prepared on a proper basis.

21.2	Each Group Company or the Seller Head Company has complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

21.3

All Tax for which a Group Company or the Seller Head Company has been liable to account has been duly paid (insofar as such Tax ought to have been paid), and no Group Company is liable, or has in the three years before the date of this Deed been liable, to pay a material penalty, surcharge, fine or interest in connection with Tax.

21.4

Each Group Company has in the three years before the date of this Deed deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld to the extent such amounts are due to be paid to a Tax Authority.

21.5

No Group Company is currently party to any material dispute with, or audit, investigation or non-routine review by, any Tax Authority, and no Group Company has been notified that it is the subject of any non-routine investigation, enquiry or audit by any Tax Authority.

21.6

Each Group Company has since its date of incorporation been resident for Tax purposes only in its jurisdiction of incorporation, and no Group Company is liable to pay Tax chargeable under the laws of any other jurisdiction save in respect of income or gain on which it may be subject to Tax solely by way of withholding.

21.7	In relation to any period during which a Group Company has been a member of the Seller Consolidated Group, there are no Group Liabilities not covered by the Seller Tax Sharing Agreement, including:

(a)

in the circumstances set out in section 721-25(2) of the 1997 Tax Act (the Seller Tax Sharing Agreement was entered into as an arrangement to prejudice the recovery by the Commissioner of some or all of any Group Liability of the Seller Consolidated Group); and

(b)

in the circumstances set out in section 721-25(3) of the 1997 Tax Act (the Seller Head Company fails to provide a copy of the Seller Tax Sharing Agreement in the approved form as required by section 721-25(3) of the 1997 Tax Act).

21.8	The Company and each of the Consolidated Subsidiaries is a member of the Seller Consolidated Group.

21.9	The Company and each of the Consolidated Subsidiaries is a party to the Seller Tax Sharing Agreement which covers all Group Liabilities.

21.10	Each Group Company has in the three years before the date of this Deed maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(a)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)	prepare any accounts necessary for compliance with any Tax Law;

(c)	support any position taken by any Group Company for Tax purposes; and

(d)	retain necessary records as required by any Tax Law,

and, so far as the Seller is aware, such records are accurate in all material respects.

21.11

All transactions and instruments entered into in the three years before the date of this Deed for which a Group Company is the person statutorily liable to pay the Duty, or where the Group Company has agreed to pay Duty, have been duly stamped, are not insufficiently stamped, and in respect of such transactions or instruments the Duty has been paid and there is no requirement to upstamp on the account of an interim assessment.

21.12

No transactions contemplated by this Deed or the Transaction Documents will cause a revocation or breach of any corporate reconstruction relief from Duty sought by any Group Company in the period of three years before the date of this Deed.

21.13	Each Group Company:

(a)	that is required to be registered for GST under the GST Act is so registered;

(b)	has complied in all material respects with its obligations under the GST Act;

(c)	is not in default of any obligation to make or lodge any payment or GST return or notification under the GST Act;

(d)	has appropriate systems to capture and report GST obligations and comply with the GST Act;

(e)

has no material agreement or arrangement requiring it to pay any GST on a supply which does not contain a provision enabling it, as recipient, to require the other party to the agreement or arrangement to provide to each Group Company a tax invoice for any GST on that supply before that payment is required; and

(f)	has not been paid any amount on account of, or in respect of, GST by any entity which it was not contractually entitled to be paid.

21.14	No Group Company has ever been a member of a GST Group other than the Seller GST Group.

SCHEDULE 7

LIMITATIONS ON SELLER LIABILITY

1.	FINANCIAL LIMITS ON CLAIMS

1.1

The Seller Group’s maximum aggregate liability in respect of all Claims (including any reasonable and properly incurred costs, expenses and other liabilities payable by the Seller Group in connection with such Claims) will not exceed the aggregate of the Consideration and the Royalty, each to the extent actually received by the Seller as at the date of the Claim.

1.2	Subject to paragraph 1.1, the Seller Group’s aggregate liability:

(a)

for all Fundamental Warranty Claims (including any costs, expenses and other liabilities payable by the Seller in connection with such Fundamental Warranty Claims), will not exceed the aggregate of the Consideration and the Royalty, each to the extent actually received by the Seller as at the date of the Claim;

(b)

for all Business Warranty Claims (including any costs, expenses and other liabilities payable by the Seller in connection with such Business Warranty Claims), will not exceed 10% of the Completion Payment;

(c)	for all Tax Covenant Claims, will not exceed 30% of the aggregate of the Consideration and the Royalty, each to the extent actually received by the Seller as at the date of the Claim;

(d)	for all Tax Warranty Claims, will not exceed 10% of the Completion Payment; and

(e)	for all other Claims (including any costs, expenses and other liabilities payable by the Seller in connection with such Claims), will not exceed 10% of the Completion Payment.

1.3

The Seller Group will not be liable in respect of any single Claim or any series of Claims which arise from the same or substantially the same facts, matters, circumstances or events (and such Claim(s) will be disregarded for all purposes) unless the amount of the liability pursuant to such Claim or series of Claims would exceed 0.1% of the Completion Payment.

1.4

The Seller Group will not be liable in respect of any single Claim unless the aggregate amount of the Seller Group’s liability for all Claims (other than Claims excluded by paragraph 1.3 or any other paragraph of this Schedule 7) would exceed 1% of the aggregate of the Consideration and the Royalty, each to the extent actually received by the Seller as at the date of the Claim, in which case the Seller Group will be liable only for the excess.

2.	TIME LIMITS ON CLAIMS

2.1	The Seller will not be liable in respect of any Claim, and any such Claim will be wholly barred and unenforceable unless the Buyer has given notice in writing of such Claim to the Seller:

(a)	in the case of a Tax Claim, within the period of five years beginning with the Completion Date;

(b)	in the case of a Fundamental Warranty Claim, within the period of two years beginning with the Completion Date; and

(c)	in the case of any other Claim, within the period of 12 months beginning with the Completion Date.

2.2	Any notice referred to in paragraph 2.1 must:

(a)

be given by the Buyer to the Seller as soon as reasonably practicable and, in any event, within 30 Business Days of the Buyer becoming aware of the facts, matters, circumstances or events giving rise to such Claim;

(b)

include such detail and supporting evidence as is reasonably available to the Buyer at the time of the relevant facts and circumstances giving rise to the Claim, together with the Buyer’s good faith estimate of any alleged Liability; and

(c)

specify (without prejudice to the Buyer’s right subsequently to identify other Warranties which are breached by the same facts) the specific Warranties or other provisions of this Deed which are alleged to have been breached, but the failure of the notice from the Buyer to comply with the requirements of sub-paragraphs (a), (b) and (c) will not operate to limit the Seller’s liability except to the extent that the Seller’s ability to defend such Claim is prejudiced or the Seller’s liability (or reasonably and properly incurred costs and expenses of the Seller in defending such Claim) is increased as a result of such failure.

2.3

For the avoidance of doubt, the Buyer may give notice of any single Claim in accordance with paragraph 2, whether or not the amount set out in paragraph 1.4 has been exceeded at the time the notice is given.

2.4

The Seller will not be liable in respect of any Claim (other than a Tax Covenant Claim), and the Seller’s liability in respect of such Claim will cease (and no new Claim may be made in respect of the facts, matter, events or circumstances giving rise to such Claim) to the extent not previously satisfied, withdrawn or settled, six months after the date on which the notice referred to in paragraph 2.1 is given unless court proceedings in respect of the subject matter of the Claim:

(a)	have been commenced by being both issued and validly served on the Seller; and

(b)	have not been withdrawn or terminated and are continuing to be pursued with reasonable diligence by the Buyer.

3.	REMEDIABLE BREACHES

To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, the Seller will not be liable for such Claim if and to the extent that it is remedied at the Seller’s cost and expense to the Buyer’s reasonable satisfaction within 60 Business Days of the date of the notice referred to in paragraph 2.1. Without prejudice to any obligation on the Buyer to mitigate any loss, the Buyer shall, and shall procure that each Buyer Group member shall, at the Seller’s cost and expense, provide reasonable assistance to the Seller to remedy any such fact, matter, event or circumstance.

4.	INDIRECT LOSS

4.1	The Seller will not be liable for any indirect loss.

4.2

The Seller will not be liable for any punitive loss, loss of profit (other than direct loss of profit, being a loss of profit that arises naturally from the relevant breach or circumstance), loss of goodwill, loss of opportunity or loss of reputation, whether actual or prospective, in respect of any Claim.

5.	DISCLOSURE

The Seller will not be liable in respect of any Claim (other than a Tax Covenant Claim) if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Disclosed:

(a)	in the Disclosure Material, this Deed, any other Transaction Document or the Moranbah North SAPA;

(b)	in the Pro forma Financial Information;

(c)

in any information available, on the date that is two Business Days before the date of this Deed, on the PPS Register or public registers maintained by any of the Trade Marks Office, IP Australia, the Queensland Titles Registry, the Queensland Department of Environment, Science and Innovation, the Queensland Department of Natural Resources and Mines, the Commonwealth Department of Climate Change, Energy, the Environment and Water, the Clean Energy Regulator, the National Native Title Tribunal, ASIC or the Queensland Competition Authority;

(d)	in any information available, on the following dates specified, on public registers maintained by:

(i)	the High Court of Australia, as at the date which is two Business Days before the date of this Deed;

(ii)	the Federal Court of Australia, as at the date which is two Business Days before the date of this Deed;

(iii)	the Supreme Court of Queensland and District Court of Queensland, as at the date which is two Business Days before the date of this Deed;

(iv)	the Land Court of Queensland, as at 19 November 2024;

(v)	the Supreme Court of New South Wales, as at 18 November 2024;

(vi)	the Supreme Court of Western Australia, as at 18 November 2024;

(vii)	the Supreme Court of Victoria, as at 19 November 2024;

(viii)	the Supreme Court of South Australia, as at 6 November 2024;

(ix)	the Supreme Court of the Northern Territory, as at 18 November 2024;

(x)	the Supreme Court of the Australian Capital Territory, as at 18 November 2024; or

(e)

in any information available through releases on a Stock Exchange published by Anglo American plc (including quarterly, half yearly and annual reports) in the 12 month period prior to the date of this Deed, on or before the date that is two Business Days before the date of this Deed.

6.	BUYER’S KNOWLEDGE

6.1

The Seller will not be liable in respect of any Claim (other than a Tax Covenant Claim) if and to the extent that the Buyer Deal Team Members are aware, or ought reasonably to have been aware as at the date of this Deed (including after having made reasonable enquiries after they had each reviewed the Disclosure Material and read the Vendor Reports, this Deed and the Moranbah North SAPA, and any other Transaction Document) of the Claim or the fact, matter, event or circumstance which is the subject matter of the Claim.

6.2

The Buyer and the Buyer Guarantor acknowledge, agree, represent and warrant to the Seller, that at no time has the Seller or any person on their behalf made or given or has the Buyer or the Buyer Guarantor relied on any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Group Companies (including any dividends which may be paid by the Group Companies) or otherwise (including in connection with any financial analysis or modelling conducted by the Buyer or any of their Representatives).

6.3

The Buyer and the Buyer Guarantor acknowledge, agree, represent and warrant to the Seller, that, notwithstanding anything in this Deed (but subject to the Warranties), neither the Seller (nor any of its Representatives) make any warranty or representation in respect of the future recoverable reserves, physical characteristics of or prospects in relation to the Mining Tenements. Without limiting the generality of the foregoing, the Seller makes no representation or warranty, whether express or implied, and disclaims any liability in respect of or as to:

(a)	except as provided in the Warranty in paragraph 9.8 of Schedule 6, any personal property, the Plant and Equipment Assets (as defined in Schedule 6) and equipment located on the Mining Tenements;

(b)

the state, condition, conformity to model or samples of any physical assets located on or forming part of the Mining Tenements or Properties, including all installations, structures, plants, equipment, machinery, and the Buyer and the Buyer Guarantor acknowledge and agree that all such assets and the Plant and Equipment Assets are transferred under this Deed on an “as is, where is” basis (subject to the Warranties);

(c)	the amount, quality, price, or deliverability of, or values with respect to, any reserves attributable to the Mining Tenements;

(d)	the issuance, reissuance or transfer of any permits related to the Mining Tenements (including the grant of any tenement from an application);

(e)	any authorisation, consent, approval, or waiver required under any Mining Tenements, Properties or applicable Law;

(f)

any geological, geophysical, engineering, economic, or other interpretations, forecasts, or evaluations in respect of the Mining Tenements, including in respect of any geological formation, drilling prospect, or reserves, and the Buyer affirms and acknowledges that it has made its own independent assessment and evaluation of these matters; or

(g)	any forward-looking statements, forecasts, or financial projections, including present or future value of anticipated income, costs, or profits.

7.	CONTINGENT LIABILITIES

Other than in respect of a Tax Claim, the Seller will not be liable in respect of any liability which is contingent or otherwise not capable of being quantified in relation to any Claim unless and until such contingent or unquantifiable liability becomes an actual and quantifiable liability and is due and payable.

8.	PRO FORMA FINANCIAL INFORMATION / COMPLETION ACCOUNTS

8.1

The Seller will not be liable in respect of any Claim (other than a Tax Claim, to which the provisions of Schedule 8 will instead apply) to the extent of the amount of an allowance, provision or reserve in respect of the fact, matter, event or circumstance giving rise to such Claim has been made in the Pro forma Financial Information or such fact, matter, event or circumstance is provided for in the Completion Accounts.

8.2	If and to the extent that:

(a)

the amount of any allowance, provision or reserve is made in the Pro forma Financial Information or the Completion Accounts or otherwise taken into account or reflected in them is found to be in excess of the matter for which such allowance, provision or reserve was made;

(b)	any asset is found to have been included at an undervalue in the Pro forma Financial Information or the Completion Accounts or any liability is found to have been included at an overvalue in them; or

(c)

any sum is received by any Group Company in relation to an asset which had been written off as irrecoverable or provided against in the preparation of the Pro forma Financial Information or the Completion Accounts, then the amount of any such excess, undervalue, overvalue or receipt (less any applicable Tax) (as the case may be) will be credited against and applied in relieving the Seller from any liability it would otherwise incur in respect of any Claims.

9.	ALTERNATIVE RECOVERY

9.1

The Seller will not be liable in respect of any Claim to the extent of the amount of the Liabilities to which the Claim relates has otherwise been made good or has otherwise been compensated for in full without loss to any Buyer Group member.

9.2

The Seller will not be liable in respect of any Claim (other than a Tax Claim, to which the provisions of Schedule 8 will instead apply) if the Buyer Group has a right of recovery against, or indemnity from, any third party, including pursuant to any insurance policy (whether under provision of law, contract or otherwise) in respect of the Liabilities to which the Claim relates, unless the Buyer Group has first used reasonable endeavours to recover from such third party (an “Alternative Recovery Claim”).

9.3	In respect of any Alternative Recovery Claim, the Buyer shall:

(a)	as soon as reasonably practicable give written notice of the Alternative Recovery Claim to the Seller specifying in reasonable detail the material aspects of the Alternative Recovery Claim;

(b)	keep the Seller reasonably informed of the progress of the Alternative Recovery Claim;

(c)

provide the Seller (at the Seller’s cost and expense) with copies of all material correspondence or other documents relating to the Alternative Recovery Claim requested by the Seller, subject always to legal professional privilege and any confidentiality obligations that are binding on any Buyer Group member; and

(d)	use reasonable endeavours to consult with the Seller regarding the conduct of the Alternative Recovery Claim.

9.4

The Buyer will not be precluded from bringing any Claim under this Deed by reason of any breach of the terms of paragraph 9.3, but the Seller will not be liable in respect of any relevant Claim to the extent the Seller’s liability would otherwise arise or be increased by such breach.

10.	SUBSEQUENT RECOVERY

If the Seller pays the Buyer any amount in respect of a Claim (other than a Tax Claim, to which the provisions of Schedule 8 will instead apply) and the Buyer or any Buyer Group member is or subsequently becomes entitled to recover from any person other than the Seller a sum which is referable to that Claim (including any by way of discount, relief or credit), the Buyer shall give prompt notice to the Seller, and shall, and shall procure that any relevant Buyer Group member shall, use reasonable endeavours to seek recovery from such third party. If any amount is actually recovered from such third party, such amount must promptly be repaid by the Buyer to the Seller.

11.	FINANCIAL BENEFIT

In calculating the Seller’s liability in respect of any Claim, any net quantifiable financial benefit to any Buyer Group member as a result of the matter giving rise to such Claim or the Claim itself will be taken into account, including the amount by which any Taxation for which any Buyer Group member is accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such Claim or the Claim itself provided such reduction will be realised not later than the tax period in which the payment from the Seller falls due.

12.	NO DUPLICATION OF RECOVERY

12.1

The Buyer will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Liabilities, regardless of whether more than one Claim arises in respect of it, or whether any such claim arises under or in respect of the Moranbah North SAPA, and for this purpose recovery by the Buyer or any Group Company will be deemed to be a recovery by each of them.

12.2

If the Buyer is entitled to claim under the Tax Covenant and under the Warranties in respect of the same liability, the Buyer may claim under either or both, but payments under the Tax Covenant will satisfy and discharge any Claim which is capable of being made under the Warranties in respect of the same liability and vice versa to the extent of the amount paid.

13.	VOLUNTARY ACTS/FUTURE CHANGES

The Seller will not be liable in respect of any Claim (other than a Tax Claim, to which the provisions of Schedule 8 will instead apply) if and to the extent that the Claim would not have arisen but for, or is increased or not reduced as a result of:

(a)	the completion of the sale of any Participating Interest required upon receipt of a Pre-emption Acceptance Notice;

(b)	any act or omission by the Seller or any Seller’s Affiliate or any Group Company as a consequence of the execution and / or performance of any Transaction Document, and / or the Moranbah North SAPA;

(c)	any act or omission of the Seller, any Seller’s Affiliate or any Group Company before Completion taken at the written request of or with the Buyer’s written consent;

(d)	any failure by the Buyer to act in accordance with paragraph 14 of this Schedule in connection with the matter giving rise to such Claim;

(e)

any act or omission of any Buyer Group member, or any of their directors, officers, employees, agents or consultants after Completion which is outside its ordinary course of business as conducted at Completion and is not carried out pursuant to a legally binding obligation entered into on or before Completion or pursuant to any obligation imposed by Law, but in each case only in circumstances where:

(i)

the relevant person knew that the relevant Claim would arise or was reasonably likely to arise because of the voluntary act and that an alternative course of action was available at no additional cost to the relevant Buyer Group member; and

(ii)

the act or omission was not carried out in the ordinary course of business of the relevant Buyer Group member or pursuant to a legally binding commitment of any Buyer Group member created on or before Completion, in complying with any law or applicable regulation or at the written request of any Tax Authority or at the Seller’s or Seller’s Affiliate’s written request or with the written consent of the Seller or Seller’s Affiliate;

(f)	any winding-up or cessation of, or any change in, the nature or conduct of any business carried on by a Buyer Group member after Completion;

(g)

any reorganisation or change in ownership of any Group Company or any Participating Interest after Completion, other than to the extent that the Buyer has entered into an agreement to dispose of the Dawson Participating Interest, the Dawson South Participating Interest, the Dawson South Exploration Participating Interest and the Theodore South Participating Interest (or companies holding those participating interest, or any combination thereof) (“Dawson Carve Out Assets”) on or before Completion, in which case the Buyer can make Claims under this Deed in respect of Liabilities suffered in relation to the Dawson Carve Out Assets that have been disposed, which if made, will be determined in accordance with the terms of this Deed (including being subject to the relevant qualifications and limitations described in this Deed (including Schedule 7) on the basis that the Buyer is deemed to still own the Dawson Carve Out Assets, in respect of any such Claim, the Buyer would have suffered the relevant Liability, provided that:

(i)	the Seller’s Liability to the Buyer will be:

(A)	no greater than if the Buyer had not made such a disposal and had continued to operate the Dawson Carve Out Assets in the ordinary course; and

(B)	in any event not greater than the Buyer’s own Liability;

(ii)

the Buyer shall indemnify each Indemnified Party on demand (on a dollar for dollar basis) against all Liabilities which may be suffered or incurred by the Indemnified Parties as a result of any claim, proceeding, suit or action by or in relation to a third party acquirer of the Dawson Participating Interest, the Dawson South Participating Interest, the Dawson South Exploration Participating Interest and the Theodore South Participating Interest (or companies holding those participating interest, or a combination thereof) in connection with such acquisition; and

(iii)

notwithstanding anything in this paragraph 13(g) of Schedule 7 the Seller will not liable in respect of any Claim if and to the extent the purchaser of the Dawson Carve Out Assets or any of its Affiliates:

(A)

has a right of recovery against, or indemnity from, any third party (other than the Buyer), including pursuant to any insurance policy (whether under provision of law, contract or otherwise) in respect of the Liabilities to which the Claim relates, unless the purchaser of the Dawson Carve Out Assets has first used reasonable endeavours to recover from such third party; or

(B)	has failed to take reasonable steps to mitigate any Liabilities to which the Claim relates;

(h)

any alteration to or enactment (other than a re-enactment) of any statute, statutory instrument or other legislative act or other change of Law (including any decision of any court or tribunal) or any practice of any Authority (including the withdrawal of any extra-statutory concession of a Tax Authority) which is announced and enacted after the date of this Deed (whether relating to Taxation, rates of Taxation or otherwise);

(i)

the withdrawal or amendment of or change to any practice, concession or written agreement or administrative arrangements with any Group Company previously made by any Tax Authority in force at the date of this Deed;

(j)	any change in the accounting reference date or the length of any accounting period of any Buyer Group member made on or after Completion; or

(k)

any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company from those used in the preparation of the Pro forma Financial Information other than a change which is reported by a Group Company’s auditors at the time to be necessary in their opinion because such bases, policies, practise or methods as at Completion are not in accordance with any appropriate published accounting practices or principles then current.

14.	CONDUCT OF THIRD-PARTY CLAIMS

In respect of any fact, matter, event or circumstance which any Buyer Group member becomes aware of, which is reasonably likely to result in a claim against any of them which is not a Moranbah North Claim (a “Third-Party Claim”) and which, in turn, is reasonably likely to result in a Claim (other than a Tax Claim, to which the provisions of Schedule 8 will instead apply), the Buyer shall:

(a)

as soon as reasonably practicable give written notice of the Third-Party Claim to the Seller specifying in reasonable detail the material aspects of the Third-Party Claim (but any failure to do so will not prejudice the Buyer’s Claim except to the extent the amount of the Claim is increased by the delay);

(b)	keep the Seller reasonably informed of the progress of the Third-Party Claim;

(c)

provide the Seller upon request (and at the Seller’s cost and expense) with copies of all material correspondence or other documents relating to the Third-Party Claim requested by the Seller, subject always to legal professional privilege and any confidentiality obligations that are binding on any Buyer Group member;

(d)	consult with the Seller regarding the conduct of the Third-Party Claim;

(e)

not cease to defend the Third-Party Claim or make any admission of liability or any agreement, compromise or payment in relation to the Third-Party Claim without the Seller’s written consent, which will not be unreasonably withheld or delayed;

(f)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third-Party Claim; and

(g)

subject to any consent (if any) required under a Joint Venture Agreement (which the Buyer must (and must procure any Group Company must) use reasonable endeavours to obtain), allow the Seller, at its election (in writing), to take over the conduct of the Third-Party Claim, in which case:

(i)	the Buyer shall:

(A)	delegate the conduct of any proceedings in respect of the Third-Party Claim to the Seller;

(B)

retain such legal advisers as nominated by the Seller to act on behalf of the relevant member(s) of the Buyer Group in relation to the Third-Party Claim in accordance with the Seller’s instructions (provided the Buyer is entitled to engage its own separate legal advisers, at its own cost and expense);

(C)

procure that its Representatives provide such information and assistance as the Seller or the appointed legal advisers may require in connection with the conduct of the Third-Party Claim (subject to the Seller paying reasonable cost and expenses of such Representatives in providing such information and assistance); and

(D)	procure that the relevant Group Company will promptly take such actions or omit to take such actions as directed by the Seller in accordance with its rights under this paragraph 14; and

(ii)	the Seller shall:

(A)	keep the Buyer reasonably informed of the progress of the Third-Party Claim;

(B)

provide the Buyer upon request with copies of all material correspondence or other documents relating to the Third-Party Claim requested by the Buyer, subject always to legal professional privilege and any confidentiality obligations that are binding on the Seller or any of its Affiliates;

(C)	consult with the Buyer regarding the conduct of the Third-Party Claim;

(D)	not cease to defend the Third-Party Claim or make any admission of liability or enter into any agreement or compromise in relation to such Third-Party Claim without consultation with the Buyer; and

(E)

have a consent right, not to be unreasonably withheld or delayed, in respect of any admission of liability, compromise or settlement or payment in respect of any Third-Party Claim by any Buyer Group member;

(F)	act reasonably in all the circumstances in respect of the conduct of the Third-Party Claim, including having regard to the likelihood of success the proceedings; and

(G)

provided that the Buyer has complied with its obligations under paragraph 14(g)(i), indemnify the Buyer on demand (on a dollar for dollar basis) against all Liabilities reasonably incurred by the Buyer and its Affiliates in connection with the conduct of the Third-Party Claim by the Seller.

15.	DUTY TO MITIGATE

The Buyer shall procure that reasonable steps and proceedings are taken by each Buyer Group member and each of their directors and officers to mitigate any Liabilities, Claim (other than a Tax Covenant Claim) or potential Claim (other than a Tax Covenant Claim). Nothing in this Deed will relieve the Buyer of the common law rules of mitigation in respect of its loss.

16.	SELLER ACCESS

In the event of an actual or potential Claim, the Buyer shall, subject to the Seller giving such undertakings as to confidentiality as the Buyer may reasonably require, procure that the Seller and its Representatives are provided, upon reasonable notice and during Working Hours, with all such assistance, documentation, information and access to such information, records, premises and personnel of the relevant Group Companies as they may reasonably require (but excluding anything which is subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim and shall permit the Seller and its Representatives to make copies of such documentation and information to the extent relevant to the Claim.

17.	APPLICATION TO EXCLUDED CLAIMS

(a)	Paragraphs 1.2 to 1.4, 2, 5 and 6 of this Schedule 7 do not apply to Excluded Claims.

(b)	Paragraph 1.1 of this Schedule 7 does not apply to a Claim in respect of Clause 19.3.

(c)

Without limiting paragraph 17(a), the Seller Group will not be liable in respect of any single Excluded Claim or any series of Excluded Claims which arise from the same or substantially the same facts, matters, circumstances or events (and such Excluded Claim(s) will be disregarded for all purposes) unless the amount of the liability pursuant to such Excluded Claim or series of Excluded Claims would exceed $50,000.

SCHEDULE 8

TAX COVENANT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule:

“Actual Tax Liability” means a liability of a Group Company to make a payment (or increased payment) of Tax or a payment in respect of, or on account of, Tax;

“Buyer’s Relief” means:

(a)	any Post-Completion Relief; and

(b)	any Relief arising to any member of the Buyer’s Tax Group (other than a Group Company) at any time;

“Buyer’s Tax Group” means the Buyer and each other company which is, or is for a Tax purpose, treated as being a member of the same group as, or otherwise controlled by, connected with, or associated in any way with, the Buyer from time to time;

“Consolidated Return” has the meaning given in paragraph 6.1;

“Deemed Tax Liability” means the use or set-off of a Buyer’s Relief in circumstances where, but for the use or set-off, a Group Company would have had an Actual Tax Liability in respect of which the Seller would have had a liability under this Schedule, and the amount that is to be treated for the purposes of this Schedule as a Deemed Tax Liability will be determined as follows:

(a)	where the Relief that is used or set-off is a deduction from or offset against Tax, the Deemed Tax Liability will be the amount of that Relief so used or set-off;

(b)

where the Relief that is used or set-off is a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability will be the amount of Tax saved as a result of such use or set-off; and

(c)

where the Relief that is the subject of the set-off is a repayment of Tax, credit or other amount payable by a Tax Authority, the Deemed Tax Liability will be the amount that would have been obtained but for the set-off;

“Demand” means:

(a)	any notice, demand, assessment, letter or other document issued, or action taken by, or on behalf of, any Tax Authority; or

(b)	the preparation or submission to a Tax Authority of a Tax Return by the Buyer, any Group Company or another person,

from which it appears that a Tax Liability is, or is likely to be, incurred by or imposed on any Group Company;

“Event” includes (without limitation) any event, transaction, act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature (including, for the avoidance of doubt, Completion itself) and whether or not the Buyer or any Group Company is a party to it, and reference to an Event occurring on or before a particular date includes Events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date;

“Income, Profits or Gains” includes income, profits or gains which are deemed to be earned, accrued or received for Tax purposes, and references to Income, Profits or Gains earned, accrued or received on or before a particular date means Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date for Tax purposes;

“Independent Tax Expert” means a legal practitioner with at least 10 years’ experience in Tax (at ‘Partner’ or comparable senior level) that is independent of each of the Buyer and the Seller and appointed by the parties under paragraph 6.10;

“Other Tax Return” means any Tax Return for or in respect of any accounting period or other tax reporting period of a Group Company which is not a Consolidated Return;

“Overprovision” means (applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Accounts) the amount by which any provision for Tax (other than deferred tax) in the Completion Accounts is overstated but disregarding any overstatement to the extent that it arises as a result of:

(a)

a change in legislation (or a change in interpretation on the basis of case law), a change in the published practice of any Tax Authority, a change in generally accepted accounting principles or a change in the rates of Tax, in each case announced and taking effect after the date of this Deed;

(b)	a voluntary act of the Buyer or the relevant Group Company after Completion;

(c)	any change after Completion of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts; or

(d)	the use of any Buyer’s Relief;

“Post-Completion Relief” means a Relief which arises:

(a)	as a consequence of, or in connection with, any Event occurring (or being treated for Tax purposes as occurring) after Completion; or

(b)	in respect of a period falling after Completion;

“Relevant Percentage” means in respect of a Group Company, the percentage economic interest in that Group Company directly or indirectly acquired by the Buyer pursuant to this Deed;

“Resolution Institute” means the Resolution Institute ABN 69 008 651 232;

“Straddle Period” means an accounting period or other tax reporting period of a Group Company that begins on or before the Completion Date and ends after the Completion Date; and

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability.

1.2

For the purpose of this Schedule and, in particular, computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, any Taxes of a Group Company with respect to any Straddle Period shall be apportioned between the portion of such period up to and including the Completion Date and the portion of such period that begins after the Completion Date on the basis that an accounting or other tax reporting period is deemed to have ended as of the close of business on the Completion Date.

1.3	References in this Schedule to paragraphs are to paragraphs in this Schedule unless otherwise stated.

2.	COVENANT TO PAY

2.1	Subject to the provisions of paragraph 3 and Schedule 7 of this Deed, the Seller covenants with the Buyer to pay to the Buyer an amount equal to the Relevant Percentage of:

(a)	any Actual Tax Liability:

(i)

arising as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding any such Actual Tax Liability to the extent that it arises in respect of or by reference to any Income, Profits or Gains;

(ii)	arising in respect of or by reference to any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received on or before Completion;

(b)	any Deemed Tax Liability; and

(c)	all reasonable out of pocket costs and expenses properly incurred by or on behalf of the Buyer or any Group Company (other than any management costs and expenses) in connection with:

(i)	a liability of the kind referred to in paragraph 2.1(a) or 2.1(b); or

(ii)	successfully taking or defending any action against the Seller under this Schedule.

3.	LIMITATIONS AND EXCLUSIONS

3.1

The Seller shall not be liable under paragraph 2 of this Schedule 8 or for breach of the Tax Warranties in respect of a liability of a Group Company (treating the relevant loss giving rise to a claim for a breach of a Tax Warranty as if, for the purposes of this paragraph 3, it was a liability) to the extent that:

(a)	the liability in question has been paid or discharged before Completion or such payment or discharge was economically taken into account or economically reflected in the Completion Accounts;

(b)	provision or reserve was made in the Completion Accounts in respect of the liability in question;

(c)

the liability in question arises, or is increased, as a result of a change in legislation (or a change in interpretation on the basis of case law), a change in the published practice of any Tax Authority, a change in generally accepted accounting principles or a change in the rates of Tax, in each case announced and taking effect after the date of this Deed;

(d)

the liability in question would not have arisen but for a voluntary act or omission of the relevant Group Company after Completion or any other member of the Buyer’s Tax Group at any time, other than an act which:

(i)	is in the ordinary course of business as carried on by the relevant Group Company at or before Completion;

(ii)	is carried out at the written direction or request or with the written consent of the Seller; or

(iii)	is carried out pursuant to any legally binding obligation of any Group Company created or incurred before Completion;

(e)

the liability in question would not have arisen but for a voluntary act or omission of the Seller or any Group Company, in either case on or before Completion, at the written direction or request or with the written consent of the Buyer;

(f)

the liability in question comprises interest arising by virtue of an instalment of Tax paid prior to Completion proving to be an underpayment, insofar as it would not have been an underpayment but for an amount of Income, Profits or Gains actually earned, accrued or received after Completion exceeding the amount taken into account in calculating the relevant instalment of Tax;

(g)

the liability in question would not have arisen but for any change after Completion of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts, except where such change is necessary so as to ensure compliance with law or generally accepted accounting principles (as applied at Completion) where a Group Company was before, or on, Completion not so compliant;

(h)

the liability in question would not have arisen but for the failure or omission on the part of a Group Company to comply with a written request of the Seller or its duly authorised agents to make a valid claim, election, surrender or disclaimer or to give a valid notice or consent to do any other thing, under the provisions of an enactment or regulation relating to Tax after Completion, the making, giving or doing of which was taken into account in the Completion Accounts;

(i)

a Relief (other than a Buyer’s Relief) is available to the relevant Group Company, or is for no consideration made available by the Seller to the Group Company, to set against or otherwise mitigate the liability in question (and the Buyer shall, at the Seller’s written request, provide the Seller with such information and access to the Buyer’s personnel and advisors as the Seller may reasonably require in order to determine the availability of any such Relief);

(j)

the amount of the liability in question has been recovered from a person (excluding any Group Company, the Buyer or any other member of the Buyer’s Tax Group) without cost to the Buyer or any Group Company;

(k)

the Income, Profits or Gains in respect of which the liability in question arises were actually earned, accrued or received by a Group Company on or before Completion and were not reflected in the Completion Accounts but should have been so reflected, and the benefit of such Income, Profits or Gains was either retained by the relevant Group Company or expended in the ordinary course of its business;

(l)

the liability in question comprises interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Buyer or any Group Company after Completion (including for the avoidance of doubt a delay or default of the Buyer or any Group Company in paying to a Tax Authority any amount received from the Seller pursuant to paragraph 2 of this Schedule) or arises as a result of the failure of the Buyer to comply with any of its obligations under this Deed;

(m)	the liability in question is Tax to which Clause 43.2 of this Deed applies; or

(n)	the Buyer has otherwise made recovery in respect of that liability under this Schedule or under any provision of this Deed or any other Transaction Document.

3.2	Certain provisions of Schedule 7 contain further limitations which apply to claims under this Schedule.

3.3

The Seller shall have no liability to the Buyer under any part of this Deed in respect of any non-availability, inability to use, or loss or restriction of any Relief other than to the extent it gives rise to a Tax Liability to which paragraph 2 of this Schedule 8 applies.

4.	MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1

If any Group Company or any other member of the Buyer’s Tax Group becomes aware of a Demand issued after Completion which could give rise to a liability for the Seller under paragraph 2 of this Schedule 8 or for breach of the Tax Warranties:

(a)

the Buyer shall give written notice to the Seller of the Demand (including reasonably sufficient details of the Demand, the due date for payment and the time limits for any appeal) as soon as reasonably practicable (and in any event no more than five Business Days) after the Buyer or the relevant Group Company becomes aware of the Demand;

(b)

the Buyer shall take (or shall procure that the relevant Group Company shall take) such action as the Seller may reasonably request in writing to avoid, dispute, resist, appeal, compromise or defend the Demand;

(c)	the Seller shall have the right (if it wishes) to control any proceedings, negotiations, discussions, settlement and any other matter in connection with the action referred to in paragraph 4.1(b); and

(d)

both parties must be kept fully informed of any actual or proposed material developments (including any meetings) relating to the Demand or any action referred to in this paragraph 4.1; and the Buyer undertakes that it shall, and shall procure that each Group Company shall, afford to the Seller reasonable access to all material correspondence and documentation relating to the Demand or action and any other information, assistance and access to records and personnel as it reasonably requires in connection with the Demand or action.

4.2

The Seller shall indemnify the Buyer, the relevant Group Company and any other member of the Buyer’s Tax Group (as applicable) against all reasonable out of pocket costs properly incurred in connection with any action referred to in paragraph 4.1(b) or paragraph 4.1(c) (excluding, for the avoidance of doubt, any costs attributable to internal management or personnel time).

4.3

Subject to paragraph 4.4, the Buyer must ensure that no matter relating to the Demand referred to in paragraph 4.1 is settled, disposed of or otherwise compromised without the Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.4	If the Seller does not:

(a)	request the Buyer to take, or procure the taking of, any such action as referred to in paragraph 4.1(b); or

(b)	give written notice to the Buyer that it wishes to exercise its right under paragraph 4.1(c),

within 20 Business Days of receipt by the Seller of a notice under paragraph 4.1(a), then the Buyer shall be free to satisfy or settle the Demand on such terms as it may in its sole discretion think fit, if, in each case, the Buyer has given further notice to the Seller stating its intention to exercise such entitlement, and the Seller has not within 10 Business Days of the date that such further notice is received by the Seller: (i) made such request as referred to in paragraph 4.4(a); or (ii) given written notice to the Buyer as referred to in paragraph 4.4(b).

4.5

If, due to a shorter time limit applying for a response to a Tax Authority in respect of a Demand, the Seller and the Buyer are unable to comply with the timing requirements described in paragraph 4.4, then: (i) the parties shall use their good faith efforts to give effect to paragraph 4.4 so as to provide each of the parties with sufficient notice and opportunity to prepare a response to the Demand; and (ii) if reasonably requested by the Seller and permitted under applicable law, the Buyer shall cause the relevant Group Company to apply for an extension to the date by which a response to the Demand is required.

5.	PAYMENT OF CLAIMS

5.1	Payments by the Seller of any liability under this Schedule must be made in cleared and immediately available funds on the days specified in paragraph 5.2.

5.2	The days referred to in paragraph 5.1 are as follows:

(a)

in the case of an Actual Tax Liability, the day which is two Business Days prior to the date on which the Tax is to be paid to the relevant Tax Authority, as notified by the Buyer to the Seller at least five Business Days prior to such day or, if later, five Business Days after demand is made for payment by the Buyer;

(b)

in the case of a Deemed Tax Liability, the later of five Business Days after demand is made for payment by or on behalf of the Buyer and the day on which the Tax which would have been payable but for the use or set-off would otherwise have been due and payable to the relevant Tax Authority; and

(c)	in any other case, five Business Days after the date on which demand is made for payment by or on behalf of the Buyer.

6.	TAX RETURNS AND COMPUTATIONS

6.1	Notwithstanding any other provision in this paragraph 6:

(a)

the Seller will, at its sole cost and expense, have the sole conduct and control of the preparation and (to the extent legally possible) lodgement, filing or submission (as applicable) of all consolidated income tax returns (including for the avoidance of doubt any amendment to any such consolidated income tax return) of the Seller Consolidated Group for all Tax periods (“Consolidated Return”); and

(b)

if a Consolidated Return in respect of an income year ending prior to Completion is not lodged prior to Completion or requires amendment after Completion, and the lodgement obligation in respect of such Consolidated Return or amended Consolidated Return falls on a Group Company from Completion, the Buyer will procure that the relevant Consolidated Return or amended Consolidated Return is signed and lodged with the relevant Tax Authority in the form provided by the Seller without amendment.

6.2

Subject to a direction being given by the Seller to the Buyer under paragraph 6.4, the Seller or its duly authorised agents will (at the Seller’s expense) be responsible for preparing, submitting to and / or agreeing with the relevant Tax Authorities all Other Tax Returns for accounting periods or other tax reporting periods ending on or before Completion (whether such Other Tax Returns are submitted before or after Completion).

6.3	For the purposes of paragraph 6.2:

(a)

all Other Tax Returns must be submitted in draft form by the Seller to the Buyer or its duly authorised agents for comment at a reasonable time, and in any event at least (i) in the case of an Other Tax Return relating to GST or payroll tax, or royalties in relation to coal or coal seam gas, five Business Days, and (ii) in all other cases, 20 Business Days, before the last date on which the Other Tax Return may be filed with the relevant Tax Authority without incurring interest and penalties;

(b)

if it wishes to do so, the Buyer or its duly authorised agent must comment (i) where such Other Tax Return relates to GST or payroll tax, or royalties in relation to coal or coal seam gas, within three Business Days, and (ii) in all other cases, within 10 Business Days, of its receipt of any such Other Tax Returns from the Seller (“Buyer Response Period”), and if the Seller has not received any comments within the Buyer Response Period, the Buyer and its duly authorised agents will be deemed to have approved such draft documents;

(c)	the Seller must take into account all reasonable comments and suggestions made by the Buyer or its duly authorised agents that are received within the Buyer Response Period;

(d)

if the Seller and the Buyer do not agree on any item set out in an Other Tax Return, the Seller and the Buyer must attempt to resolve the dispute as soon as practicable, and in the absence of reaching an agreement paragraph 6.10 will apply;

(e)

the Seller and the Buyer must each afford (or procure that there is afforded) to the other or their duly authorised agents, information and assistance which may reasonably be required to prepare, submit and agree all outstanding Other Tax Returns relating to the Group Companies; and

(f)	the Seller and the Buyer must as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority relating to the Group Companies.

6.4

Notwithstanding paragraphs 6.2 and 6.3, the Seller may in its discretion direct the Buyer in writing to prepare, submit to and / or agree with the relevant Tax Authorities (at the Seller’s expense) any Other Tax Return for an accounting period or other tax reporting period of a Group Company ending on or before Completion, in which case paragraph 6.7(b) will apply.

6.5	The Buyer shall be responsible for preparing, submitting to and / or agreeing with the relevant Tax Authorities all Other Tax Returns for any Straddle Period, subject to paragraph 6.7.

6.6

The Buyer shall procure that the Group Companies shall cause the Other Tax Returns mentioned in paragraphs 6.2, 6.4 and 6.5 (as applicable) to be signed and submitted to the appropriate Tax Authority on a timely basis and only with such amendments as are incorporated in accordance with paragraphs 6.3 and 6.7 (as applicable).

6.7	The provisions of paragraph 6.3 will apply in respect of:

(a)

any Other Tax Return for a Straddle Period as if the word “Seller” reads “Buyer” and the word “Buyer” reads “Seller”, but the Seller will only have a right to comment on any matter, or receive copies of correspondence, to the extent they are reasonably expected to be relevant to a liability of the Seller under this Schedule or under the Tax Warranties; and

(b)

any Other Tax Return in respect of which the Seller has given a direction to the Buyer under paragraph 6.4 as if the word “Seller” reads “Buyer” and the word “Buyer” reads “Seller”, but the Buyer must incorporate all comments and suggestions made by the Seller or its duly authorised agents that are provided in accordance with paragraph 6.3(b).

6.8

If, due to a shorter time limit applying in relation to the filing of an Other Tax Return, the Seller and the Buyer are unable to comply with the timing requirements described in this paragraph 6, then: (i) the parties shall use their good faith efforts to give effect to this paragraph 6 so as to provide each of the parties with sufficient notice and opportunity for review and comment with respect to such Other Tax Return; and (ii), if reasonably requested by the Seller and permitted under applicable law, the Buyer shall cause the relevant Group Company to apply for an extension of the filing date of such Other Tax Return.

6.9

For the avoidance of doubt where any matter relating to Tax gives rise to a Demand to which the provisions of paragraph 4 apply, the provisions of paragraph 4 will in the event of a conflict take precedence over the provisions of this paragraph 6.

6.10

If the Buyer and the Seller have not resolved a dispute under this paragraph 6 in respect of an Other Tax Return within 10 Business Days after the dispute arises, either the Buyer or the Seller may refer the matter to an Independent Tax Expert in accordance with this paragraph 6.10 and the following provisions will apply:

(a)

the Independent Tax Expert must be agreed by the Buyer and the Seller, but if the Buyer and the Seller cannot agree within five Business Days after either the Buyer or the Seller requests such an appointment, then, either the Buyer or the Seller may request that the Resolution Institute nominates the Independent Tax Expert in accordance with the Resolution Institute’s expert determination rules;

(b)

if the Buyer or the Seller requests that the Resolution Institute nominates the Independent Tax Expert, the Buyer and the Seller must comply with all requirements of the Resolution Institute for the provision of that nomination, including, if applicable, providing the Resolution Institute with:

(i)	a copy of relevant provisions of this Deed;

(ii)	a description of the disputed matters; and

(iii)	the approximate value of, and the technical areas involved in, the disputed matters;

(c)

if the Resolution Institute nominates a list of persons to be the Independent Tax Expert rather than one particular person, the first person named on that list, who accepts the appointment, will be the Independent Tax Expert;

(d)	the disputed matters must be submitted to the Independent Tax Expert to settle with the relevant draft Other Tax Return and an extract of the relevant provisions of this Deed;

(e)	the Buyer and the Seller must instruct the Independent Tax Expert to:

(i)	finish its determination of the disputed matters as soon as practicable; and

(ii)	deliver to the Buyer and the Seller a report that states, on the basis of the Independent Tax Expert’s determination, its opinion as to:

(A)	the disputed matters, including the reasons for the Independent Tax Expert’s determination; and

(B)	the allocation of the Independent Tax Expert’s costs;

(f)

the Buyer and the Seller must promptly supply the Independent Tax Expert with any information, assistance and cooperation requested in writing by the Independent Tax Expert in connection with its determination;

(g)

all written correspondence between the Independent Tax Expert and the Seller must be copied to the Buyer, and all written correspondence between the Independent Tax Expert and the Buyer must be copied to the Seller;

(h)	the Independent Tax Expert will act as an expert and not as an arbitrator and its written determination will be final and binding on the Buyer and the Seller in the absence of manifest error; and

(i)	the costs of:

(i)	the Resolution Institute (if requested) in providing its nomination of the Independent Tax Expert; and

(ii)	the Independent Tax Expert,

will be borne by the Seller as to one half, and the Buyer as to one half unless, in respect of only the costs of the Independent Tax Expert, the Independent Tax Expert decides otherwise having regard to the relative position of the Buyer and the Seller on the disputed matters.

7.	CORRESPONDING SAVINGS AND THIRD PARTY RECOVERY

7.1

If any Tax Liability which has resulted in a payment having been made by the Seller under this Schedule or for breach of any of the Tax Warranties has given rise to a Relief which would not otherwise have arisen and has not been taken into account in calculating the liability of the Seller under this Deed:

(a)	the Buyer must procure that full details of the Relief are given to the Seller as soon as reasonably practicable;

(b)

to the extent that a liability of a Group Company or the Buyer to make an actual payment of Tax (in respect of which the Seller would not have been liable under this Schedule or under the Tax Warranties (ignoring paragraph 1 and paragraph 2 of Schedule 7)) is reduced as a result of the use or set-off of the Relief, the Buyer must pay to the Seller on the date when the Buyer or relevant Group Company would have been under an obligation to make the reduced payment of Tax an amount equal to the lower of:

(i)	the amount by which the liability is reduced, plus (in respect of a Relief which is a repayment of Tax) any interest or repayment supplement received in relation to the Relief; and

(ii)	the amount of the payment previously made by the Seller in respect of the Tax Liability giving rise to the Relief,

save that the amount referred to above shall first be applied to reduce or eliminate any payment then due from the Seller to the Buyer under this Schedule or for breach of the Tax Warranties.

7.2	If the Seller at any time:

(a)	pays to the Buyer an amount under this Schedule or for breach of any of the Tax Warranties; or

(b)	has agreed in writing that it is liable to pay such amount,

and the Buyer or any Group Company is or becomes entitled to recover from some other person (other than another member of the Buyer’s Tax Group) any sum in respect of the matter giving rise to the payment, the Buyer shall notify the Seller in writing of the existence of the right to recover as soon as reasonably practicable and must take all reasonable steps to enforce such recovery from that other person.

7.3	If the Seller has already paid the relevant amount (as described in paragraph 7.2(a)), the Buyer shall within five Business Days of such recovery, pay to the Seller the lesser of:

(a)

the sum so recovered by the Buyer or the relevant Group Company (as applicable) from the other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered); and

(b)	the amount paid by the Seller to the Buyer as referred to above.

7.4

If the Seller has yet to pay the relevant amount (as described in paragraph 7.2(b)), the amount recovered (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered) will be set-off against any payment which the Seller would otherwise be liable to make to the Buyer in respect of the matter giving rise to the payment.

8.	OVERPROVISIONS

8.1

If, on or before the fifth anniversary of Completion, it is determined that there is an Overprovision (and the Buyer shall, at the Seller’s written request, provide the Seller with such information and access to the Buyer’s personnel and advisors as the Seller may reasonably require in order to determine whether there is an Overprovision):

(a)	the amount of any Overprovision will first be set-off against any payment then due from the Seller under this Schedule or for breach of the Tax Warranties;

(b)

to the extent that there is an excess, a refund will be made to the Seller of any previous payment or payments made by the Seller under this Schedule or for breach of the Tax Warranties (and not previously refunded) up to the amount of that excess; and

(c)

to the extent that the excess referred to in paragraph 8.1(b) is not exhausted under that paragraph, the remainder of that excess will be carried forward to offset any further payment that may become due from the Seller under this Schedule or for breach of any of the Tax Warranties.

9.	TAX REFUNDS

9.1	If, on or before the fifth anniversary of Completion, the Buyer or any Group Company becomes aware that a Group Company is entitled to:

(a)	a repayment of Tax which:

(i)	arises in respect of a period ending on or before Completion;

(ii)	is not reflected in the Completion Accounts; and

(iii)	does not arise as a result of:

(A)

a change in legislation (or a change in interpretation on the basis of case law), a change in the published practice of any Tax Authority, a change in generally accepted accounting principles or a change in the rates of Tax, in each case announced and taking effect after the date of this Deed;

(B)	a voluntary act of the Buyer or the relevant Group Company after Completion (other than any administrative action required to obtain the repayment in question);

(C)	any change after Completion of accounting policy, method or basis of a Group Company or the date to which a Group Company makes up its accounts; or

(D)	the use of a Buyer’s Relief; or

(b)	any interest or repayment supplement received in relation to a repayment of Tax falling with paragraph 9.1(a) above,

(in each case a “Tax Refund”), the Buyer shall notify the Seller in writing of the existence of, and any other available details relating to, the entitlement to the Tax Refund as soon as reasonably practicable and must take all reasonable steps to obtain such Tax Refund. The Buyer shall procure that the relevant Group Company pays to the Seller an amount equal to the Tax Refund within five Business Days of receiving it.

10.	ACCESS TO DOCUMENTS AND INFORMATION

(a)

The Buyer undertakes that it will procure that each Group Company preserves, and affords to the Seller reasonable access to, all documents, records, correspondence, accounts and other information in respect of or relevant for the purpose of determining the liability of each Group Company to Tax until such time as the Seller ceases to have any liability or contingent liability under the terms of this Schedule or under the Tax Warranties (other than in circumstances where it would give rise to a waiver of legal professional privilege).

(b)

The Seller undertakes that it will preserve, and afford to the Buyer reasonable access to, all documents, records, correspondence, accounts and other information that it holds in respect of or relevant for the purpose of determining the liability of each Group Company to Tax until such time as the Buyer ceases to have any liability or contingent liability under the terms of this Deed (other than in circumstances where it would give rise to a waiver of legal professional privilege).

SCHEDULE 9

COMPLETION ACCOUNTS

1.	PREPARATION OF COMPLETION ACCOUNTS

1.1

The Buyer shall procure that a draft of the Completion Accounts (the “Draft Completion Accounts”) is prepared in accordance with paragraphs 4, 5 and 6 and delivered to the Seller within 50 Business Days following Completion.

1.2

To enable the Seller to review the Draft Completion Accounts, the Buyer shall keep up-to-date, and grant to the Seller and its Representatives reasonable access at reasonable times and on reasonable notice to, (i) the books and records of the Group held by the Group and the Moranbah North Entities, and (ii) any other information of the Group which may reasonably be required to enable them to review the Draft Completion Accounts, including reasonable access to premises of the Group and the Moranbah North Entities. The Seller and its Representatives will have the right to take copies of any documents that they reasonably require and will be provided with such access to the relevant personnel of the Group as they reasonably require to enable them to review the Draft Completion Accounts. If an Objection Notice is served in accordance with paragraph 1.3 the Seller’s and their Representatives’ access and ability to take copies of documents under this paragraph 1.2 will be extended until the Completion Accounts are determined in accordance with this Schedule 9.

1.3	The Seller shall notify the Buyer within 50 Business Days after receiving the Draft Completion Accounts if it:

(a)	accepts the Draft Completion Accounts for the purposes of this Deed; or

(b)

does not accept the Draft Completion Accounts in which case the Seller will notify the Buyer of (i) the items in the Draft Completion Accounts which the Seller disputes; (ii) reasonable detail regarding the basis upon which the Seller disputes such items; and (iii) the adjustment and / or the replacement item that the Seller would propose (such matters in this sub-paragraph (b) together being the “Objection Notice”).

1.4

To enable the Buyer to prepare the Draft Completion Accounts, the Seller shall keep up-to-date, and grant to the Buyer and its Representatives reasonable access at reasonable times and on reasonable notice to, the books and records held by the Seller or a Seller’s Affiliate and any other information of the Group held by the Seller or a Seller’s Affiliate which may reasonably be required to enable them to prepare the Draft Completion Accounts. The Buyer and its Representatives will have the right to take copies of any documents that they reasonably require and will be provided with access to the relevant personnel of the Seller or a Seller’s Affiliate as they reasonably require to enable them to prepare the Draft Completion Accounts.

1.5

If the Seller is satisfied with the Draft Completion Accounts (either as originally submitted by the Buyer or after adjustments agreed between the Seller and the Buyer) or if the Seller fails to notify the Buyer through delivery of an Objection Notice within the 50-Business Day period referred to in paragraph 1.3, the Draft Completion Accounts (incorporating any agreed adjustments) will constitute the “Completion Accounts” for the purposes of this Deed and will be final and binding on the Seller and the Buyer.

2.	APPOINTMENT OF REPORTING ACCOUNTANTS

2.1

If the Seller provides an Objection Notice, the parties must attempt in good faith to reach agreement in respect of the Draft Completion Accounts (such agreed Draft Completion Accounts (as amended) will constitute the Completion Accounts) and, if they are unable to do so within 15 Business Days following receipt by the Buyer of the Objection Notice, the matters detailed in the Objection Notice remaining in dispute at such time may be referred by either the Seller or the Buyer to:

(a)	an individual of at least ten years’ relevant experience at:

(i)	an independent firm of internationally recognised chartered accountants; or

(ii)	an independent boutique specialty firm with an active practice in the United Kingdom focused on post-merger and acquisition purchase price resolution,

where ‘independent’ means that such individual and firm has not provided:

(iii)	audit advice or audit services in the last five years to the Seller, the Buyer Group or a Group Company; or

(iv)	advice to the Seller, the Buyer or a Group Company in connection with the Transaction,

to be agreed upon by the Seller and the Buyer within five Business Days of a notice by one to the other requiring such agreement; or

(b)	failing such agreement, such independent firm of internationally recognised chartered accountants nominated:

(i)

by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales pursuant to a joint application of the Seller and the Buyer (and the Buyer and the Seller must cooperate and do all things necessary to promptly make such joint application); or

(ii)

if a joint application is not made within five Business Days of a notice, by either the Seller or the Buyer to the other requiring a joint application to be made by the ICC International Centre for ADR in accordance with the Rules for Appointment of Experts and Neutrals of the International Chamber of Commerce (or any other appointing authority of similar repute which accepts unilateral applications to nominate Reporting Accountants) pursuant to an application by either the Buyer or the Seller,

(the “Reporting Accountants”).

2.2

If paragraph 2.1 applies, the Seller and the Buyer must provide such reasonable cooperation to promptly agree the terms of appointment for the Reporting Accountants, which will (unless otherwise agreed in writing between the Seller and the Buyer) be on the following basis:

(a)	a joint appointment on behalf of both the Buyer and the Seller on the Reporting Accountants’ standard terms and conditions for such an appointment; and

(b)	otherwise in accordance with the terms set out in this Schedule 9.

2.3

If the terms of engagement of the Reporting Accountants are not agreed within 10 Business Days following the identity of the Reporting Accountants being determined (or such longer period as the Seller and the Buyer may agree), the terms of appointment may be unilaterally approved by the appointing party, acting reasonably, and the party unilaterally approving the terms must ensure that the appointment is in accordance with paragraphs 2.2(a) to 2.2(b). Each party agrees that the other party may sign and deliver, on that party’s behalf, any documents, including engagement letters, necessary to expedite the appointment of the Reporting Accountants.

2.4

The Reporting Accountants’ fees and expenses (including GST) will be borne equally between the Buyer and the Seller at the time the final determination is made in accordance with paragraph 3.2(j), except in the following cases:

(a)

without prejudice to paragraph 2.4(b), if a party unilaterally appoints the Reporting Accountants pursuant to paragraph 2.3 but the appointment is not in accordance with paragraphs 2.2(a) to 2.2(b), such party must bear all of the Reporting Accountants’ fees and expenses (including GST) (provided any failure of the appointment to be in accordance paragraphs 2.2(a) to 2.2(b) will (subject to paragraph 3.2(j)) not undermine the final and binding nature of the Reporting Accountants’ findings pursuant to this Schedule 9); or

(b)

if the Reporting Accountants, exercising their sole discretion, are of the opinion that a party has been disruptive to the process set out in this Schedule 9 or materially breached an express provision set out in this Schedule 9, the Reporting Accountants may determine that the disruptive party should be responsible for 75% of the Reporting Accountants’ fees and expenses (including GST) (and for the avoidance of doubt, the balance of the Reporting Accountants’ fees and expenses (including GST) must be borne by the Buyer where the disruptive party is the Seller or by the Seller where the disruptive party is the Buyer).

2.5	If the appointed Reporting Accountants become unwilling or incapable of acting or do not deliver their determination within the period required in paragraph 3.2(j):

(a)	the Buyer and the Seller must use reasonable endeavours to agree the identity and terms of appointment of replacement Reporting Accountants in accordance with paragraphs 2.1 to 2.4; and

(b)	paragraph 3 will apply in relation to each and any replacement Reporting Accountants as if they were the first Reporting Accountants appointed.

3.	REPORTING ACCOUNTANTS’ DETERMINATION PROCESS

3.1

The Seller and the Buyer must each co-operate in good faith with the Reporting Accountants and each grant the Reporting Accountants, if appointed, reasonable access, at reasonable times and on reasonable notice, to the books and records of the Group held by the Seller or its Affiliates (in the case of the Seller and to the extent held) or the Buyer Group (in the case of the Buyer) and any other information of the Group held by the Seller or its Affiliates (in the case of the Seller and to the extent held) or the Buyer Group (in the case of the Buyer) which may reasonably be required to enable them to determine the final Completion Accounts. The Reporting Accountants will have the right to take copies of any documents that they reasonably require and will be provided with such access to the relevant personnel of the Seller or its Affiliates (in the case of the Seller) or the Buyer Group (in the case of the Buyer) as they reasonably require to enable them to determine the final Completion Accounts.

3.2	Except to the extent that the Buyer and the Seller agree otherwise, the Reporting Accountants shall determine their own procedure, subject to the following:

(a)

the Buyer, the Seller and / or their respective accountants (on a party’s behalf) shall promptly (and in any event within 20 Business Days following a relevant appointment) submit a written statement on the matters detailed in the Objection Notice which remain in dispute (together with relevant supporting documents) to the Reporting Accountants for determination (each parties’ written statement (together with relevant supporting documents) an “Objection Notice Written Statement”);

(b)

on the earlier of (i) the Reporting Accountant’s receipt of both the Buyer’s Objection Notice Written Statement and the Seller’s Objection Notice Written Statement; and (ii) the expiry of the 20-Business Day period in paragraph 3.2(a), the Reporting Accountants will promptly deliver a copy of the Buyer’s Objection Notice Written Statement to the Seller and the Seller’s Objection Notice Written Statement to the Buyer (in each case to the extent received);

(c)

following receipt from the Reporting Accountants of a party’s respective Objection Notice Written Statement, the Buyer and the Seller will have the opportunity to comment once only (but nothing in this sub-paragraph will prevent the parties from responding to any requests from the Reporting Accountants under paragraph 3.1) on the other’s Objection Notice Written Statement (to the extent such party submitted an Objection Notice Written Statement to the Reporting Accountant) by written comment delivered to the Reporting Accountants not later than 20 Business Days after the Objection Notice Written Statement was received from the Reporting Accountants;

(d)

the Reporting Accountants will promptly deliver a copy of the Buyer’s comments on the Seller’s Objection Notice Written Statement to the Seller and the Seller’s comments on the Buyer’s Objection Notice Written Statement to the Buyer on the earlier of (i) the Reporting Accountant’s receipt of both the Buyer’s comments on the Seller’s Objection Notice Written Statement and the Seller’s comments on the Buyer’s Objection Notice Written Statement pursuant to paragraph 3.2(c); and (ii) the expiry of the 15-Business Day period referred to in paragraph 3.2(c);

(e)	apart from procedural matters and / or as otherwise set out in this Deed, the Reporting Accountants shall determine only:

(i)

whether any of the arguments for an alteration to the Draft Completion Accounts put forward in the Objection Notice Written Statements submitted under paragraph 3.2(a) is correct in whole or in part (unless such matters are agreed between the Buyer and Seller); and

(ii)	if so, what alterations should be made to the Draft Completion Accounts to correct the relevant inaccuracy in it;

(f)	the Reporting Accountants will apply the accounting policies in paragraphs 5 and 6 of this Schedule 9 and the relevant definitions in Clause 1;

(g)	the Reporting Accountants will not be entitled to determine the scope of their own jurisdiction;

(h)

the Reporting Accountants will not be entitled to determine an amount that is higher than the highest value, or lower than the lowest value, in each case for any particular item in the Draft Completion Accounts or the Objection Notice, and subject thereto, in the parties’ respective Objection Notice Written Statements;

(i)

the Reporting Accountants will act as experts (and not as arbitrators) in making their determination, and their determination of any matter falling within their jurisdiction will be final and binding on the Seller and the Buyer save for manifest error (when the relevant part of their determination will be void and the matter will be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable); and

(j)

the Reporting Accountants will make their determination pursuant to paragraph 3.2(h) within 20 Business Days after the expiry of the 20-Business Day period referred to in paragraph 3.2(c) or as soon after as is reasonably possible, and such determination will be provided to the Seller and the Buyer and will (unless otherwise agreed by the Seller and the Buyer) include reasons for each relevant determination.

3.3

Any determination of the Reporting Accountants under paragraph 3.2(j) above will be deemed to be incorporated into the Draft Completion Accounts which, as adjusted by the alterations so determined by the Reporting Accountants (if any), will become the Completion Accounts and be final and binding on the Seller and the Buyer.

3.4

Nothing in this Schedule 9 will entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, but a party will not be entitled by reason of this paragraph 3.4 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.5

Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all accountants’ working papers or information and documents provided to them pursuant to this Schedule 9 confidential and shall not use them for any purpose except for disclosure or use in connection with the preparation or review of the Draft Completion Accounts, the proceedings of the Reporting Accountants or any other matter arising out of this Deed or in defending any claim or argument or alleged claim or argument relating to this Deed or its subject matter.

4.	FORM OF COMPLETION ACCOUNTS

The Completion Accounts will be presented substantially in the format set out in Schedule 10.

5.	ACCOUNTING POLICIES

The Completion Accounts will be prepared:

(a)	in accordance with the specific accounting policies, principles, practices, rules, estimation techniques and procedures set out in paragraph 6 of this Schedule 9;

(b)

subject to sub-paragraph (a) above, in accordance with the same accounting policies, principles, practices, rules, estimation techniques and procedures as were actually used in the preparation of the Pro forma Financial Information for the year ended on the Accounts Date (the “Reference Accounts”); and

(c)	subject to sub-paragraphs (a) and (b) above, in accordance with the Accounting Standards in force for accounting periods ended on the Accounts Date.

For the avoidance of doubt, paragraph 5(a) shall take precedence over paragraphs 5(b) and 5(c), and paragraph 5(b) shall take precedence over paragraph 5(c).

6.	SPECIFIC POLICIES

6.1	Unless stated to the contrary in paragraphs 6.2 to 6.15 of this Schedule 9, the Completion Accounts will be prepared:

(a)	by reference to the Group’s proportional ownership of the general ledgers of the Group Companies as at the Effective Time;

(b)

to take into account information and events after the Effective Time that provide further evidence of conditions that existed at the Effective Time (in accordance with AASB 110 “Events after the Reporting Period”) up until the time the Buyer delivers the Draft Completion Accounts to the Seller pursuant to and in accordance with paragraph 1.1 of this Schedule 9 (the “Cut-Off Time”);

(c)

on a going concern basis and to include no charge, provision, reserve, write-off, impairment or loss (whether against an asset or as a liability) to the extent arising as a consequence of the Transaction, or any change in management strategy, direction or priority or possible closure of any business (or part thereof) which results from the Transaction or which is implemented at the direction of the Buyer after the Effective Time;

(d)

such that all assets and liabilities will be stated in US dollars. Amounts which are originally denominated in a currency other than US dollars will be translated into US dollars at the Exchange Rate applicable on the Completion Date; and

(e)	such that no item will be included in the Completion Accounts more than once and no item will be excluded from (or included in) the Completion Accounts solely on the grounds of immateriality.

6.2

No liability, whether current or non-current, will be included in the Completion Accounts in respect of any Environmental Obligation or Joint Venture Liabilities, any matters which are the subject of refund obligations in Clauses 19 and 20, health and safety provisions, capital expenditure commitments, replacement costs, planning requirements, dilapidations, reappraisal of the value of fixed assets, compliance with laws and regulations, loss-making or onerous contract provisions (including any provisions for future losses or loss-making contracts or future costs, including for the avoidance of doubt in relation to the Grosvenor mine), contingent liabilities, off-balance sheet arrangements or commitments (including for these purposes, commitments in respect of land leases), general provisions, general reserves, general accruals, any liability or provision in respect of or as a result of separation from the Seller Group of the Group Companies (including but not limited to the provision of alternative arrangements to those which the Group Companies were party to as part of the Seller Group), or any liability to be settled by the Seller, or by any Seller’s Affiliate, after the Effective Time on behalf of the Group Companies at no cost to the Group Companies provided always that (other than in the case of Joint Venture Liabilities and any liability to be settled by the Seller, or by any Seller’s Affiliate, after the Effective Time on behalf of the Group Companies at no cost to the Group Companies) this paragraph 6.2 will not operate to exclude payables or accruals for goods and services already received in respect of the foregoing but not paid for, in each case as at the Effective Time.

6.3

Except as required to the contrary by paragraphs 6.2 or 6.4 to 6.15 of this Schedule 9, the provisions, reserves, liabilities and accruals to be included in the Completion Accounts will neither be increased nor created compared to the amounts included in the Reference Accounts, except insofar as required to reflect a receipt or payment, reclassification to another line item within Cash, Debt or Working Capital or such other change in factual circumstances (as opposed to judgment) between the Accounts Date and the Effective Time.

6.4

Inventory (including coal inventory) will be included in Working Capital and will be calculated in accordance with paragraph 5(b) of this Schedule 9 (including with respect to the components of inventory, the capitalisation or allocation of costs to inventory (including waste removal costs) and inventory provisioning), provided always that in the absence of damage, provision (or write-off) may be made only against spares / stores / rotables inventory and no provision against (or write-off of) inventory will be included in the Completion Accounts (or write-off made) (i) if the inventory concerned has been used or sold before the Cut-Off Time, (ii) to the extent the inventory concerned is covered by insurance or has scrap value, or (iii) if an offsetting liability is already included elsewhere in the Completion Accounts in respect of such inventory.

6.5

Receivables provisions will be calculated in accordance with paragraph 5(b) of this Schedule 9, provided always that no provision will be included (or write-off made) to the extent (i) the receivable is owed by the Seller or its Affiliates, (ii) the receivable balance has been received in cash or is the subject of an agreed payment plan by the Cut-Off Time, (iii) the receivable balance is covered by insurance, collateral or similar, (iv) an offsetting liability (such as deferred income) is included in the Completion Accounts in respect of such receivable, or (v) in respect of the sales tax element of the receivable.

6.6

The only assets and liabilities to be included in the Completion Accounts in respect of leases will be an asset in respect of prepayments and a liability in respect of accruals, in each case in Working Capital, in respect of amounts prepaid or amounts owing at the Effective Time in respect of the monthly or quarterly rental period concerned. For the avoidance of doubt, no account will be taken of AASB 16 in preparing the Completion Accounts.

6.7

The Completion Accounts will exclude any asset or liability in respect of any pension, post-retirement, superannuation or similar plans or obligations in existence at the date of this Deed (including medical arrangements, life insurance, other post-employment benefits, deferred compensation plans, arrangements or agreements) other than prepayments or accruals in respect of monthly or other periodical contributions paid in advance or payable in arrears solely in respect of defined contribution schemes.

6.8	An asset will be included in Cash of an amount of USD 17.7 million (seventeen million, seven hundred thousand USD) in respect of the future dividend stream from DBCTCo and HTM.

6.9

Australian Carbon Credit Units and “Surplus Safeguard Mechanism Credits” will be included as an asset in Cash at their mark-to-market value as at the Effective Time. For these purposes, “Surplus Safeguard Mechanism Credits” are those Safeguard Mechanism Credits earned by the Group Companies in respect of the period up to the Effective Time (irrespective of whether actually issued by then) which are in excess of those required to offset the Carbon Credit Liabilities of the Group Companies as at the Effective Time. No asset shall be included in the Completion Accounts in respect of Safeguard Mechanism Credits that are not Surplus Safeguard Mechanism Credits and no liability shall be included in the Completion Accounts in respect of Carbon Credit Liabilities. In this paragraph 6.9:

(a)

“Australian Carbon Credit Unit” means a financial instrument issued by the Clean Energy Regulator in respect of eligible projects that result in a reduction of greenhouse gas emissions. Each Australian Carbon Credit Unit represents the avoidance or removal of one tonne of carbon dioxide equivalent greenhouse gas;

(b)

“Safeguard Mechanism Credit” means a unit issued (or to be issued) by the Clean Energy Regulator to facilities that have reduced emissions below the applicable baseline set by the Clean Energy Regulator. Each credit represents one tonne of carbon dioxide equivalent reduced below such baseline, or beyond the facility’s legal obligations. The Group earns Safeguard Mechanism Credits from the Clean Energy Regulator; and

(c)

“Carbon Credit Liabilities” means, if applicable, the amount owing or liability accrued up to the Effective Time with regard to Safeguard Mechanism Credits, comprising such unpaid (at the Effective Time) liability owing to the Clean Energy Regulator (if applicable) as set out in the most recent carbon credits liability statement for periods prior to the Effective Time and an estimate of such liability accrued (but unpaid at the Effective Time) from the date of such statement up to the Effective Time.

6.10

The Completion Accounts will only include liabilities with regards to the take-or-pay supply agreements to the extent such liabilities relate to a shortfall in the goods and services taken up to the Effective Time.

6.11	No liability will be included in Cash, Debt or Working Capital in respect of receivables factored without recourse.

6.12

Royalty costs will be recognised on a straight-line basis over the quarterly period to which they relate, with the cost for the relevant quarter being based on the actual cost for that quarter (as opposed, for example, to the pro rata or estimated cost based on the previous quarter). A liability shall be included within Debt in respect of any historical underpayment of royalty costs unpaid and outstanding as at the Effective Time (calculated in accordance with the first sentence of this paragraph) to the extent such amounts have actually been demanded (and disregarding any demand initiated by the Buyer Group) by the Cut-Off Time and are actually due and payable.

6.13	No receivable or liability will be included in the Completion Accounts in respect of the [***] or in respect of the [***].

6.14

The Completion Accounts will include in Debt any liabilities (and any assets) in respect of corporation or profit-based Taxes as at the Effective Time and will include in Working Capital any other liabilities (and assets) in respect of Taxes, which will be calculated, in each case, in accordance with applicable Tax legislation and as if the Effective Time were at the end of a tax reporting period, provided always that no deferred tax assets or deferred tax liabilities will be recognised in the Completion Accounts.

6.15	No amount shall be included in the Completion Accounts in respect of Refunded Financial Provisioning.

This Deed has been entered into on the date stated at the beginning of it.

EXECUTED and delivered as a DEED by ANGLO AMERICAN NETHERLANDS B.V.

Acting by two directors:

/s/ Joanne Wilson	/s/ Kurt Burrows
Signature of director	Signature of director

Joanne Wilson	Kurt Burrows
Name of director (print)	Name of director (print)

[Signature page to SMC Share Purchase Agreement]

EXECUTED and delivered as a DEED by ANGLO AMERICAN SERVICES (UK) LTD.

Acting by a director:	In the presence of:

/s/ Joanne Wilson	/s/ Nicola Gillian Warms
Signature of director	Signature of witness

Joanne Wilson	Nicola Gillian Warms
Name of director (print)	Name of witness (print)

[***]
Occupation of witness (print)

[***]
Address of witness (print)

[Signature page to SMC Share Purchase Agreement]

EXECUTED and delivered as a DEED by PEABODY ENERGY CORPORATION

Acting by an authorised signatory:

/s/ Patrick J. Forkin III
Signature of authorised signatory

[***]
Title of authorised signatory

Patrick J. Forkin III
Name of authorised signatory (print)

[Signature page to SMC Share Purchase Agreement]

EXECUTED as a DEED by PEABODY SMC PTY LTD in accordance with section 127(1) of the Corporations Act

/s/ Sean Kendall Allen	/s/ Michael James Carter
Signature of director	Signature of director / secretary

Sean Kendall Allen	Michael James Carter
Name of director (print)	Name of director / secretary (print)

[Signature page to SMC Share Purchase Agreement]